   As Filed with the Securities and Exchange Commission on October 17, 1997

                                               Registration No. 333-____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933

                          -----------------------------

                            COMPASS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                            6712                      63-0593897
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                              15 South 20th Street
                           Birmingham, Alabama 35233
                                 (205) 933-3000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    ---------------------------------------

                            Jerry W. Powell, Esquire
                                General Counsel
                            Compass Bancshares, Inc.
                              15 South 20th Street
                           Birmingham, Alabama 35233
                                 (205) 933-3960
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


     Approximate date of commencement    As soon as practicable following the
     of proposed sale to the public:     effective date of this Registration
                                         Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]


                        CALCULATION OF REGISTRATION FEE

================================================================================
  Title of each
    class of         Amount    Proposed maximum    Proposed maximum    Amount of
  securities to      to be      offering price         aggregate       registra-
  be registered    registered      per share        offering price     tion fee
-----------------------------------------------------------------------------------
Common Stock        1,650,000         (1)           $21,084,398(2)    $6,389.21(2)
$2.00 par value
================================================================================

(1)  Not Applicable

(2) Computed in accordance with rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the book value of all outstanding shares of common stock of G.S.B. Investments, Inc. as of June 30, 1997.
================================================================================

G.S.B. INVESTMENTS, INC.                                COMPASS BANCSHARES, INC.


                              ____________________

                           PROXY STATEMENT/PROSPECTUS

     Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,650,000 shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of G.S.B. Investments, Inc., a Florida corporation ("GSB"), with and into Compass Florida Gainesville, Inc. ("Compass-Florida"), a Florida corporation and wholly owned subsidiary of Compass being formed for the purpose of effecting the Merger.

     This Proxy Statement/Prospectus constitutes the proxy statement of GSB relating to the solicitation of proxies for use at the special meeting of shareholders of GSB (the "Special Meeting") scheduled to be held on December __, 1997 at 5:00 P.M., at the principal offices of GSB located at 2814 S.W. 34th Street, Gainesville, Florida 32608, and any adjournments thereof. At the Special Meeting, the shareholders of record of GSB as of October 16, 1997 (the "Record Date") will consider and vote upon (i) a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of July 8, 1997 (the "Merger Agreement," a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and is hereby incorporated by reference), by and between Compass and GSB, and the transactions contemplated thereby, and (ii) a proposal to approve resolutions ratifying all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock, the issuance of the outstanding shares of GSB Common Stock, and all acts of GSB's Board of Directors and officers related thereto (the "Resolutions"). As more fully described herein, pursuant to the Merger Agreement, GSB will merge (the "Merger") with and into Compass-Florida, and all of the outstanding shares of GSB common stock, par value $.10 ("GSB Common Stock") will be converted into a right to receive 1,650,000 shares of Compass Common Stock, less the number of shares of Compass Common Stock necessary to cancel existing options to purchase GSB Common Stock granted under various individual stock option agreements (the "GSB Options"), all as more fully described herein. SEE "THE MERGER -- MERGER CONSIDERATION."

     A table setting forth the number of shares of Compass Common Stock to be issued to the holders of the GSB Options in cancellation thereof (the "Option Payment Shares"), the number of shares of Compass Common Stock to be issued to the holders of the GSB Common Stock in exchange therefor (the "Stock Payment Shares") and the number of shares of Compass Common Stock to be exchanged for each share of GSB Common Stock (the "Conversion Ratio"), based on a range of assumed Market Values and certain other factors, is provided elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER -- MERGER CONSIDERATION."

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,650,000.

     This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be delivered to the GSB Shareholders in the Merger. Compass Common Stock is publicly traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol "CBSS." On _________, 1997, the last reported sale price per share of Compass Common Stock was $_________.

     Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. GSB's principal executive offices are located at 2814 S.W. 34th Street, Gainesville, Florida 32608, and its telephone number is (352) 375-3400.

THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE

COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus is first being mailed or delivered to all holders of record of GSB Common Stock on or about October ____, 1997.

                             AVAILABLE INFORMATION

     Compass is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the Northeast Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically at the Commission's web site on the internet: http:/www.sec.gov. The Compass Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information concerning Compass are available for inspection at the Public Reference Section of the Nasdaq National Market at 1737 K Street, N.W., Washington, D.C. 20006.

     Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger.
This Proxy Statement/Prospectus was filed as a part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, GSB, Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to above.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF GSB COMMON STOCK WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35223 (TELEPHONE NUMBER (205) 558-5740). SUCH DOCUMENTS CONCERNING GSB (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF GSB COMMON STOCK WITHOUT CHARGE AND UPON REQUEST, FROM SHERI HIGGINBOTHAM, CHIEF FINANCIAL OFFICER OF GSB AT 2814 S.W. 34TH STREET, GAINESVILLE, FLORIDA 32608, TELEPHONE NUMBER (352)375-3400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY __________, 1997.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Compass (File No. 0-6032) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     (i) Compass' annual report on Form 10-K for the year ended December 31, 1996;

     (ii) Compass' quarterly report on Form 10-Q for the quarter ended March 31, 1997;

     (iii) Compass' quarterly report on Form 10-Q for the quarter ended June 30, 1997;

     (iv) Compass' Proxy Statement dated March 21, 1997, relating to its annual meeting of shareholders held on April 21, 1997; and

     (v) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982.

     All documents filed by Compass pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, GSB or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Proxy Statement/Prospectus, nor any distribution of securities made hereunder, shall under any circumstances create any implication that there has been no change in the affairs of Compass, GSB or their respective affiliates since the date of this Proxy Statement/Prospectus.

     All information concerning Compass and its affiliates has been furnished by Compass, and all information regarding GSB and the Bank has been furnished by GSB.

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION.............................          3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE             3
SUMMARY...........................................          6
     Parties to the Merger........................          6
     The Merger...................................          7
     Reasons for the Merger; Recommendation of
          Board of Directors......................          9
     The Special Meeting..........................          9
     Record Date..................................          9
     Shareholder Votes Required...................         10
     Dissenters' Rights...........................         10
     Conditions to Consummation and
          Regulatory Approvals;
     No Solicitation; Termination Fee.............         10
     Federal Income Tax Consequences..............         10
     Accounting Treatment.........................         11
MARKET VALUE OF SECURITIES........................         12
SELECTED FINANCIAL DATA AND COMPARATIVE PER SHARE DATA     13
RISK FACTORS......................................         15
RECENT DEVELOPMENTS...............................         15
     Merger of Compass Bank-Florida into
          Compass Bank-Alabama....................         15
     Compass Bank-Texas' Membership in
          Federal Reserve System..................         15
     Third Quarter Earnings.......................         1`6
THE SPECIAL MEETING...............................         16
     General......................................         16
     Date, Place and Time.........................         16
     Record Date..................................         16
     Shareholder Votes Required...................         16
     Voting and Revocation of Proxies.............         17
     Solicitation of Proxies......................         17
RATIFICATION OF PRIOR ISSUANCES OF GSB COMMON
     STOCK AND RELATED MATTERS....................         17
     Background...................................         17
     Proposed Resolutions.........................         18
     Shareholder Votes Required...................         18
THE MERGER........................................         19
     General......................................         19
     Merger Consideration.........................         19
     Background and Reasons for the Merger........         21
     Opinion of Financial Advisor.................         22
     Effective Time...............................         25
     Operations After the Merger..................         25
     Terms and Conditions to the Merger...........         25
     No Solicitation..............................         27
     Additional Agreements........................         27
     Government Approval..........................         28
     Business Pending Effective Time..............         28
     Amendment....................................         29
     Termination; Termination Fee.................         29
     Exchange of Shares...........................         30
     Dissenters' Rights...........................         30
     Federal Income Tax Consequences..............         31
     Accounting Treatment.........................         33
SUPERVISION AND REGULATION........................         34
     General......................................         34
     Compass, Compass Banks of Texas and
          Compass Bancorporation..................         34
     The Subsidiary Banks.........................         36
     Other........................................         37

DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK          37
     Compass Common Stock.........................         37
     Compass Preferred Stock......................         38
COMPARISON OF RIGHTS OF SHAREHOLDERS OF GSB AND
              COMPASS                                      39
     Charter and Bylaw Provisions.................         39
     Shareholder Approval of Mergers..............         39
     Dissenters' Rights...........................         39
     Shareholders Meetings and Voting.............         40
     Dividends....................................         41
     Preemptive Rights............................         42
     Liquidation Rights...........................         42
     Limitation of Liability and Indemnification..         42
     Antitakeover Legislation.....................         42
RESALE OF COMPASS STOCK...........................         44
INFORMATION ABOUT COMPASS.........................         43
     Incorporation of Certain Documents by
     Reference                                             44
     Interests of Certain Persons.................         44
INFORMATION ABOUT GSB.............................         45
     General......................................         45
     Banking Services.............................         45
     Market Area..................................         45
     Operating Strategy...........................         45
     Competition..................................         46
     Employees....................................         47
     Properties                                            47
     Market Price and Dividends...................         48
     Security Ownership of Certain Beneficial
          Owners and Management...................         48
     Interests of Certain Persons in the Merger...         48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF
     OPERATION OF GSB EXPERTS.....................         50
     Results of Operations........................         50
     Capital Resources, Liquidity, and Financial
          Condition...............................         53
     Investment Securities........................         57
     Deposits.....................................         58
     Loans........................................         59
     Nonaccrual, Past Due and Restructured
          Loans...................................         61
     Return on Equity and Assets..................         62
     Changes in and Disagreements with
          Accountants.............................         62
RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS........         62
EXPERTS...........................................         62
LEGAL OPINIONS....................................         63
INDEMNIFICATION...................................         63
OTHER MATTERS.....................................         63
INDEX TO FINANCIAL STATEMENTS OF
  G.S.B. INVESTMENTS, INC.........................        F-1

                                    SUMMARY

The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

PARTIES TO THE MERGER

     COMPASS.  Compass is a Delaware corporation which was organized in 1970.
It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily commercial banks located in Alabama, Texas and Florida. The principal executive offices of Compass are located at 15 South 20th Street, Birmingham, Alabama 35223, telephone number
(205) 558-5740.

     Compass owns Compass Bank, an Alabama state bank headquartered in Birmingham, Alabama ("Compass Bank-Alabama"), and Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama. Compass Bank-Florida, which was a party to the Merger Agreement, recently merged into Compass Bank-Alabama, which now conducts a general, full-service commercial and consumer banking business through 88 banking offices located in Alabama and 34 banking
offices in Florida.   Compass Bank-Alabama also is engaged in the investment,
trust and equipment leasing businesses, and other bank operating activities. Central Bank of the South primarily serves as a controlled disbursement facility for commercial deposit customers of Compass-Alabama.

     Compass also owns Compass Banks of Texas, Inc., a Delaware corporation ("Compass Banks of Texas"). Compass Banks of Texas and its wholly owned subsidiary, Compass Bancorporation of Texas, Inc., a Delaware corporation ("Compass Bancorporation"), are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank, a Texas state bank headquartered in Houston, Texas ("Compass Bank-Texas"); River Oaks Trust Company, a trust company located in Houston, Texas ("River Oaks Trust Company"); and Compass Texas Management, Inc., a Texas corporation ("Compass
Management").   Compass Management provides management services to affiliated banks. The wholly owned Texas commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 105 banking offices located in Texas.

     Compass actively pursues business combinations which are deemed beneficial to its shareholders. During 1996, Compass acquired Equitable Bankshares, Inc., and its bank subsidiary, Equitable Bank, located in Dallas, Texas; Peoples Bancshares, Inc. and its bank subsidiary, The Peoples National Bank, located in Belton, Texas; Post Oak Bank, located in Houston, Texas; Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas; Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas; Texas American Bank located in San Antonio, Texas; ProBank located in Woodlands, Texas; three San Antonio branches of Coastal Bank ssb; and CFB Bancorp, Inc. and its subsidiary, Community First Bank of Jacksonville, Florida. In 1997, Compass acquired Horizon Bancorp, Inc. and its subsidiary, Horizon Bank & Trust, ssb, located in Austin, Texas; Enterprise National Bank of Jacksonville, located in Jacksonville, Florida; the Crosby, Texas branch of Bank One, Texas, National Association; and Greater Brazos Valley Bancorp, Inc. and its subsidiary, Commerce National Bank, located in Bryan/College State, Texas and Central Texas Bancorp, Inc. and its subsidiary the Texas National Bank of Waco, located in Waco, Texas. On September 25, 1997 Compass announced the execution of a definitive agreement to acquire First University Corporation and its wholly owned bank subsidiary West University Bank, N.A., located in Houston, Texas.
On October 16, 1997 Compass announced the execution of a definitive agreement to acquire Fidelity Resources Company and its wholly owned bank subsidiary, Fidelity Bank, N.A., located in Dallas, Texas.

     Compass-Florida will be a Florida corporation and a wholly owned subsidiary of Compass and is being formed for the purpose of effecting the Merger.

     On June 30, 1997, Compass and its subsidiaries had consolidated assets of $12.4 billion, consolidated deposits of $9.4 billion, and total shareholders' equity of $886 million. Of Compass' $12.4 billion of consolidated assets, approximately $6.5 billion are held in Alabama, $4.9 billion are held in Texas, and $1.2 billion are held in Florida. SEE "RECENT DEVELOPMENTS -- THIRD QUARTER EARNINGS," "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     GSB. GSB is a one-bank holding company incorporated under the laws of the State of Florida in March 1982, and was registered under the BHC Act in September 1982. GSB's executive offices are located at 2814 S.W. 34th Street, Gainesville, Florida 32608, and its telephone number is (352) 375-3400. GSB's principal assets are all of the issued and outstanding shares of capital stock of Gainesville State Bank (the "Bank"). GSB's only activity and source of earnings are derived from its ownership and operation of the Bank.

     The Bank was incorporated under the laws of the State of Florida in October 1976. The Bank conducts substantially the same business operations as a typical independent commercial bank. The Bank offers a wide range of consumer and commercial banking services traditionally offered by commercial banks, such as personal and commercial checking accounts, regular negotiable order of withdrawal ("NOW") accounts, certificates of deposit, money market accounts, savings accounts, IRA accounts, credit cards, money orders, traveler's cheques, notary service, safe deposit boxes and wire transfers. These depository services are further complemented by direct deposit programs, night depository services and banking by mail. The Bank also originates a variety of loans, including, but not limited to, commercial and consumer loans, and loans secured by deposit accounts and other marketable collateral. All accounting and statement processing is handled by the Bank's internal proof and bookkeeping departments using computer systems. In addition, the Bank makes extensive use of computer terminals in its teller and lobby locations that permit efficient handling and tracking of new accounts, loans and other paper intensive services and provides every employee of the Bank a complete customer profile at all times. SEE "INFORMATION ABOUT GSB" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

THE MERGER

     The Merger Agreement provides that the Merger shall become effective on the date and time Articles of Merger are filed with the Florida Department of State (the "Effective Time"). Subject to the satisfaction of all conditions to the Merger, it is expected that the Effective Time will be as soon as practicable after December 31, 1997. SEE "THE MERGER -- TERMS AND CONDITIONS TO THE MERGER"; "THE MERGER -- GOVERNMENT APPROVAL."

     Pursuant to the Merger Agreement, the holders of GSB Common Stock as of the Effective Time (the "GSB Shareholders"), other than GSB Shareholders who perfect their dissenters' rights, shall receive aggregate merger consideration of 1,650,000 shares of Compass Common Stock (as adjusted due to the exercise of dissenters' rights), less the Option Payment Shares (as defined below).

     As of the Record Date, certain officers and employees of GSB and the Bank held GSB Options to acquire 25,990 authorized but unissued shares of GSB Common Stock. Pursuant to the Merger Agreement, the holders of GSB Options which remain unexercised as of the Effective Time will be entitled to receive the Option Payment Shares in cancellation of their GSB Options. The Option Payment Shares will be paid out of the aggregate merger consideration of 1,650,000 shares of Compass Common Stock. A more detailed discussion of the Option Payment Shares appears elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER -- MERGER CONSIDERATION."

     The number of Option Payment Shares issued to the holders of GSB Options at the Effective Time will be determined based on a formula that takes into consideration (i) the average closing sales price of the Compass

Common Stock as reported by the NASDAQ National Market for the twenty trading days immediately preceding the tenth business day prior to the closing of the transactions contemplated by the Merger Agreement (the "Market Value"), (ii) the exercise prices of the GSB Options which remain unexercised at the Effective Time and (iii) the fully diluted number of shares of GSB Common Stock which would be outstanding at the Effective Time assuming all GSB Options had been exercised. The formula is intended to compensate the holders of the GSB Options for the value of the GSB Options accrued since the date of grant by GSB and will require Compass to issue to each holder of GSB Options the number of Option Payment Shares equal to the holder's "in-the-money" profit on the GSB Option divided by the value of the Compass Common Stock (i.e., the Market Value). As the Market Value increases, the "in-the-money" profit attributable to the holders of GSB Options will also increase. The result is that the number of shares of Compass Common Stock to be allocated in the Merger to the holders of GSB Options will increase, while the number of shares of Compass Common Stock to be allocated to the holders of the GSB Common Stock will decrease.

     The GSB Board of Directors has determined that this method for allocating the shares of Compass Common Stock to be received in the Merger among the holders of the GSB Common Stock and GSB Options is a fair method for allocating such shares.

     A table setting forth the number of Option Payment Shares, the number of Stock Payment Shares, and the corresponding Conversion Ratios, is provided elsewhere in this Proxy Statement/Prospectus. Such table assumes a range of Market Values and also assumes that (i) no GSB Shareholder exercises dissenter's rights and (ii) the number of issued and outstanding shares of GSB Common Stock and the number of authorized but unissued shares of GSB Common Stock subject to issuance upon exercise of GSB Options are the same as of the Effective Time as they were on the Record Date. SEE "THE MERGER -- MERGER CONSIDERATION."

     Assuming that the Market Value will be between $30.00 and $56.00 and the other assumptions described above, the range of shares of Compass Common Stock which each GSB Shareholder will be entitled to receive in exchange for each share of GSB Common Stock held would be from 2.6179 to 2.6329 (based upon the estimated range of Market Values provided in the table appearing in "The Merger--Merger Consideration"). The actual trading price of the Compass Common Stock at the time of the Merger and thereafter may vary.

     Other than reductions due to the payment of cash for fractional shares and for shares held by dissenting shareholders, in no event will the aggregate number of shares of Compass Common Stock to be issued in the Merger be less than 1,650,000.

     GSB Shareholders shall receive for each share of GSB Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to the quotient of 1,650,000 (adjusted due to the exercise of dissenters' rights and less the number of Option Payment Shares) divided by the number of shares of GSB Common Stock issued and outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration" or the "Conversion Ratio"). Assuming no holder of GSB Common Stock exercises dissenter's rights and assuming all GSB Options are exercised prior to the Effective Time, which would result in (i) 634,471 shares of GSB Common Stock issued and outstanding immediately prior to the Effective Time and (ii) no Option Payment Shares, the Per Share Merger Consideration which each GSB Shareholder will be entitled to receive is approximately 2.6006 shares of Compass Common Stock.

     Compass-Florida will be the surviving entity in the Merger (the "Surviving Corporation"), and the officers and directors of Compass-Florida at the Effective Time will remain as the officers and directors of the Surviving Corporation. Compass and GSB presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank-Alabama, subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former branches of the Bank will become branches of Compass

Bank-Alabama. Compass intends that the Bank's personnel will remain following the Merger. SEE "THE MERGER -- GENERAL;" "INFORMATION ABOUT GSB."

     The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by GSB Shareholders in the Merger will be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment occurs prior to the Effective Time. SEE "THE MERGER -- GENERAL."


     The Merger Agreement was the result of arm's-length negotiations between representatives of GSB and Compass. GSB's Board of Directors believes that the terms of the Merger are fair to GSB shareholders. In addition, a fairness opinion has been received from Alex Sheshunoff & Co., Investment Banking with respect to the fairness, from a financial point of view, of the Merger to the GSB Shareholders. The fairness opinion is attached to this Proxy Statement/Prospectus as Appendix C. SEE "SUMMARY -- REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS;" "THE MERGER -- BACKGROUND AND REASONS FOR THE MERGER;" "THE MERGER -- OPINION OF FINANCIAL ADVISOR;" AND APPENDIX C.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

     In reaching its conclusion to approve the Merger and to recommend the approval and adoption of the Merger Agreement by the shareholders of GSB, the GSB Board of Directors considered a wide variety of factors, including: the opportunity of GSB Shareholders to continue equity participation in a larger, more diversified bank on a tax-deferred basis; the potential to provide additional services to existing GSB customers; the fairness opinion of Alex Sheshunoff & Company; the exchange ratio and historical prices for GSB Common Stock and Compass Common Stock; the terms and conditions of the Merger Agreement; the likelihood of consummation of the Merger Agreement; the financial resources and depth of the larger organization which would allow GSB to accelerate the implementation of its strategic plans; greater career opportunities for bank employees; and the benefit to shareholders of owning stock in a larger, more diversified company within an established trading market. In addition, the GSB Board of Directors considered the business, financial condition, results of operation and prospects of GSB and Compass and determined that the Merger Agreement could provide to GSB competitive strength and business opportunities not otherwise available to GSB if it remained a separate company. For additional information, SEE "THE MERGER - BACKGROUND AND REASON FOR THE MERGER."

     The Board of Directors of GSB has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interest of, GSB and its shareholders.

THE SPECIAL MEETING

     The Special Meeting will be held on December   , 1997, at 5:00 P.M., local
time, at the principal offices of GSB located at 2814 S.W. 34th Street, Gainesville, Florida 32608, for the purpose of approving, ratifying, confirming and adopting the Merger Agreement, approving the proposed Resolutions and transacting such other business as may properly come before the Special Meeting. SEE "THE SPECIAL MEETING" AND "RATIFICATION OF PRIOR ISSUANCES OF GSB COMMON STOCK AND RELATED MATTERS."

RECORD DATE

     The Record Date has been set by GSB's Board of Directors as the close of business on October 16, 1997. Only holders of GSB's Common Stock as of such date will be entitled to vote at the Special Meeting. SEE, "THE SPECIAL MEETING."

SHAREHOLDER VOTES REQUIRED

     The Merger must be approved by the affirmative vote of the holders of a majority of the shares of the GSB Common Stock issued and outstanding as of the Record Date. Directors, certain officers and certain shareholders of GSB owning 306,536 shares of GSB Common Stock, comprising 50.37% of the total shares of GSB Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger. BECAUSE SUCH OFFICERS, DIRECTORS AND SHAREHOLDERS HAVE THE POWER TO VOTE A MAJORITY OF THE SHARES OF GSB COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING, THE EFFECT OF THEIR AGREEMENT TO VOTE IN FAVOR OF THE MERGER ASSURES THAT SHAREHOLDER APPROVAL OF THE MERGER WILL BE OBTAINED AT THE SPECIAL MEETING.

     Compass-Florida is being formed for the purpose of facilitating the Merger and will be wholly owned by Compass. Subject to the satisfaction or wavier of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass-Florida, will approve the Merger Agreement in the manner prescribed by the Florida Business Corporation Act ("FBCA").

DISSENTERS' RIGHTS

     Holders of GSB Common Stock who timely object to the Merger, and who otherwise comply with the applicable provisions of the FBCA, will be entitled to
exercise dissenters' rights.   SEE "THE MERGER -- DISSENTERS' RIGHTS" AND
APPENDIX B.

CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS

     Consummation of the Merger is subject to approval of the Merger by the holders of GSB Common Stock as of the Record Date, which approval is being solicited by this Proxy Statement/Prospectus, as well as certain other conditions set forth in the Merger Agreement. SEE "THE MERGER -- TERMS AND CONDITIONS TO THE MERGER."

     Consummation of the Merger is also conditioned on the receipt of certain regulatory approvals from the Federal Reserve under the BHC Act. Compass has requested and expects to receive such approval from the Federal Reserve. SEE "THE MERGER -- GOVERNMENT APPROVAL."

NO SOLICITATION; TERMINATION FEE

     GSB has agreed in the Merger Agreement not to solicit or facilitate any inquiries or proposals from, or engage in any discussions or negotiation with, any other person concerning any proposed acquisition, merger or other business combination involving GSB (an "Acquisition Proposal"), unless GSB's Board of Directors is required to do so in the exercise of its fiduciary duties. In the event the Board of Directors of GSB solicits or facilitates an Acquisition Proposal in violation of its agreement not to do so, or if it withdraws or adversely modifies its recommendation (including without limitation, the execution of an agreement for the disposition or merger of GSB or the Bank) that GSB's shareholders vote in favor of the approval and adoption of the Merger Agreement and the Merger at the Special Meeting, then Compass may terminate the Merger Agreement. In the event GSB's Board of Directors must engage in discussions or negotiation with another person concerning an Acquisition Proposal in the exercise of its fiduciary duties, then GSB may terminate the Merger Agreement. In either event, GSB shall pay to Compass a termination fee of $2,500,000. SEE "THE MERGER -- NO SOLICITATION," "THE MERGER -- TERMINATION; TERMINATION FEE."

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Balch & Bingham LLP ("Balch & Bingham"), counsel to Compass, based upon certain representations and assumptions, the Merger, if consummated in accordance with the Merger Agreement, will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by holders of GSB Common Stock for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement. Any gain attributable to cash received by holders of GSB Common Stock in lieu of fractional shares of Compass Common Stock or upon exercise of their dissenters' rights will be taxed as ordinary income (loss) or capital gain (loss) depending upon each shareholder's situation. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws or shareholders who acquire Compass Common Stock in compensatory transactions or in cancellation of outstanding GSB Options. GSB shareholders are urged to consult their own tax advisers as to all tax consequences of the Merger affecting them. SEE "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES."

     Compass expects to receive an opinion from Balch & Bingham at the closing of the transaction contemplated by the Merger Agreement (the "Closing") that the Merger will qualify as a reorganization under Section 368(a) of the Code, in satisfaction of a condition to consummation of the Merger. SEE "THE MERGER -- TERMS AND CONDITIONS TO THE MERGER" AND "LEGAL OPINIONS."


ACCOUNTING TREATMENT

     Compass will account for the Merger under the pooling-of-interests method for financial reporting and all other purposes. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. SEE "THE MERGER -- ACCOUNTING TREATMENT."

                           MARKET VALUE OF SECURITIES

     The following table sets forth for the periods indicated the high and low sales prices for Compass Common Stock reported through the NASDAQ National Market. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar and have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid April 1, 1997 to Compass shareholders of record, as of March 17, 1997 (the "Stock Split"). SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." All share numbers, per share and pricing information in this Proxy Statement/Prospectus regarding the Compass Common Stock has been restated to reflect the Stock Split.

                                    Compass Common Stock
                                    --------------------
Period                                High        Low
------                               ------     -------
1995
----
First Quarter                        18-5/8     14-5/8
Second Quarter                       19-1/2     17
Third Quarter                        22         19
Fourth Quarter                       22-1/4     20-3/8

1996
----
First Quarter                        23-1/8     20-1/2
Second Quarter                       23-3/4     21-1/2
Third Quarter                        23         20-3/4
Fourth Quarter                       26-1/2     23

1997
----
First Quarter                        32-1/8     26
Second Quarter                       37-1/4     29-1/6
Third Quarter                        39-3/4     34-1/2
Fourth Quarter through October 15    40-3/4     38-1/4

     The following table sets forth the market value of Compass Common Stock, the market value of GSB Common Stock, and the market value of GSB Common Stock on an equivalent per share basis determined as if the Effective Time were (A) August 5, 1997, the business day immediately preceding the announcement of the execution of the Merger Agreement and (B) _______________, 1997, the last day for which such information could be calculated prior to the mailing of this Proxy Statement/Prospectus:

                               Compass            GSB         Equivalent Price
                           Common Stock(1)  Common Stock(2)  Per Share of GSB(3)
         August 5, 1997        $36-1/4          N/A                 $94.25

                 , 1997                         N/A

------------------
     (1) Determined on an historical basis with reference to the closing price as reported on the NASDAQ National Market.
     (2) There is no established public trading market for the GSB Common Stock on which a historical market value could be based.
     (3) Determined on an equivalent price per share basis, multiplying the Compass Common Stock market value by 2.6, which would be the Conversion Ratio assuming all GSB Options are exercised prior to the Effective Time and no GSB Shareholders exercise dissenters' rights.

             SELECTED FINANCIAL DATA AND COMPARATIVE PER SHARE DATA

     The following table, except for the lines designated as pro forma, summarizes certain unaudited consolidated historical financial data of Compass, and certain unaudited consolidated historical financial data of GSB. The table also summarizes, where indicated, certain pro forma financial data for Compass, giving effect to the acquisition of GSB assuming that the Merger had been effective at the beginning of 1992. The historical data of GSB as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 is derived from the audited financial statements of GSB. The historical data of Compass as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (i) is derived from the audited financial statements of Compass, (ii) has been adjusted to reflect the three-for-two Stock Split, and (iii) has not been restated to give effect to acquisitions consummated by Compass in 1997 accounted for under the pooling-of-interest method of accounting due to immateriality. The pro forma income information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1992, nor is it necessarily indicative of the results of future operations. This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                        As of and for the
                                        six months ended                     As of and for the Years Ended
                                             June 30                                   December 31,
                                         ---------------- ----------------------------------------------------------------------

                                               1997          1996          1995         1994           1993           1992
                                           ------------  ------------  ------------  -----------  --------------  -------------
                                                                                       (In thousands, except per share data)
TOTAL ASSETS
 Compass                                    $12,449,291   $11,814,212   $10,678,369   $9,639,541      $7,807,964     $7,484,662
 GSB Investments                                208,464       191,079       172,582      141,763         126,288        116,613

TOTAL DEPOSITS
 Compass                                      9,411,166     9,220,599     8,090,818    7,511,470       6,047,131      5,776,902
 GSB Investments                                185,601       170,629       154,582      127,327         111,709        102,157

LONG-TERM DEBT
 Compass                                      1,009,185       701,470       590,044      494,327         333,332        209,404
 GSB Investments                                     --            --            --           --           2,500          3,942

TOTAL SHAREHOLDERS' EQUITY
 Compass                                        886,158       803,062       737,463      637,877         584,995        538,217
 GSB Investments                                 21,084        19,405        17,291       14,048          10,908          9,048

NET INTEREST INCOME
 Compass                                        232,711       402,427       368,954      353,208         347,966        334,862
 GSB Investments                                  3,862         7,483         6,918        5,542           4,822          4,735

NET INCOME (LOSS)
 FROM CONTINUING OPERATIONS
 Compass                                         73,673       128,927       114,225      105,439          97,161         81,215
 GSB Investments                                  1,251         2,428         2,085        1,494           1,093          1,125

NET INCOME (LOSS) PER COMMON
 SHARE FROM CONTINUING
 OPERATIONS(1)
 Compass                                           1.13          2.13          1.88         1.74            1.58           1.32
   Historical                                      1.13          2.11          1.86         1.72            1.56           1.30
   Pro forma

 GSB Investments
   Historical                                      2.01          3.92          3.40         3.31            2.61           2.77
   Equivalent pro forma(2)                         2.94          5.49          4.84         4.47            4.06           3.38





                                     As of and for the
                                    six months ended               As of and for the Years Ended
                                         June 30                             December 31,
                                    ------------------  ------------------------------------------------
                                        1997              1996      1995      1994      1993      1992
                                       ------            ------    ------    ------    ------    ------
                                                        (In thousands, except per share data)
CASH DIVIDENDS PER COMMON SHARE
 Compass
   Historical                           0.473             0.853     0.747     0.613     0.507      0.445
   Pro forma                             0.46              0.81      0.68      0.55      0.44       0.36
 GSB Investments
   Historical                              --                --        --        --        --         --
   Equivalent pro forma(2)               1.20              2.11      1.78      1.42      1.15       0.93

SHAREHOLDERS' EQUITY (BOOK VALUE)
 PER COMMON SHARE:
 Compass
   Historical                           13.79             13.21     12.19     10.61      9.74       8.59
   Pro forma                            13.76             13.17     12.15     10.55      9.65       8.51

 GSB Investments
   Historical                           34.66             32.41     28.87     23.97     24.73      22.21
   Equivalent pro forma(2)              35.78             34.25     31.60     27.44     25.10      22.13

WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING:
 Compass
   Historical                          64,926            60,557    60,770    60,480    60,465     59,976
   Pro forma                           66,576            62,207    62,420    62,130    62,115     61,626

 GSB Investments
   Historical                             621               619       614       452       419        406

NUMBER OF COMMON SHARES
 OUTSTANDING AT END OF PERIOD:
 Compass
   Historical                          64,270            60,788    60,488    60,144    60,075     59,975
   Pro forma                           65,920            62,438    62,138    61,794    61,725     61,625

 GSB Investments
   Historical                             608               599       599       586       441        407


-----------------------
(1) Net income per common share from continuing operations represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).
(2) GSB's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by 2.6, which is a hypothetical Conversion Ratio assuming all GSB Options are exercised prior to the Effective Time and no GSB Shareholders exercise dissenters' rights.

                                  RISK FACTORS

          GSB Shareholders currently control GSB through their ability to elect the Board of Directors and vote on various matters affecting GSB. The Merger will transfer control of GSB from the GSB Shareholders to Compass, and the former offices of the Bank will eventually become branches of Compass Bank-Alabama. As of the Effective Time, the GSB Shareholders will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the GSB Shareholders will no longer have the ability to control or influence the management policies of GSB's operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

          Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

          In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates, and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock.

          Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and By-Laws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GSB AND COMPASS -- CHARTER AND BYLAW PROVISIONS."

          A description of the regulatory considerations relating to ownership of the Compass Common Stock appears elsewhere in this Proxy
Statement/Prospectus.  SEE "SUPERVISION AND REGULATION."


                              RECENT DEVELOPMENTS

MERGER OF COMPASS BANK-FLORIDA INTO COMPASS BANK-ALABAMA

          Compass Bank-Florida, a party to the Merger Agreement, merged with and into Compass Bank-Alabama (the "Interstate Merger") effective September 17, 1997. In connection with the Interstate Merger, Compass Bank-Alabama filed applications with the Federal Reserve and the Alabama State Banking Department (the "Department"), as permitted by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, 12 U.S.C. (S) 1831u, and other sections of 12 U.S.C., as amended, which applications were approved by both the Federal Reserve and the Department.

COMPASS BANK-TEXAS' MEMBERSHIP IN FEDERAL RESERVE SYSTEM

          Compass Bank-Texas' recent application for membership in the Federal Reserve System was approved on September 12, 1997, and the membership was effective as of October 6, 1997. The Federal Reserve will now be Compass Bank-Texas' primary regulatory agency. SEE "SUPERVISION AND REGULATION."

THIRD QUARTER EARNINGS

          In a press release dated October 15, 1997, Compass reported record net income of $39.4 million for the three months ending September 30, 1997, an increase of 46 percent over third quarter 1996 net income of $26.9 million. Earnings per share for the quarter ended September 30, 1997 increased 40 percent to $0.59 from $0.42 in the third quarter of 1996. Third quarter results for 1996 include a one-time assessment of $4.6 million net of taxes to recapitalize the Savings Association Insurance Fund. Return on average assets was 1.22 percent and return on average equity was 17.08 percent for the third quarter.

          Net income for the nine months ended September 30, 1997 increased 15 percent to $113.8 million from $98.6 million for the first nine months of 1996. Earnings per share for the same periods increased 13 percent to $1.71 from $1.51.

          Average total assets for the third quarter of 1997 increased 10 percent to $12.8 billion from $11.6 billion in the third quarter of 1996. Average earning assets for the same periods increased nine percent to $11.8 billion from $10.8 billion due to strong year over year loan growth. Specifically, average loans for the quarter ended September 30, 1997 increased 14 percent to $8.4 billion from $7.4 billion for the quarter ended September 30, 1996.


                              THE SPECIAL MEETING

GENERAL

          This Proxy Statement/Prospectus constitutes the proxy statement of GSB and is being furnished to the holders of GSB Common Stock in connection with the solicitation of proxies by the Board of Directors of GSB for use at the Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement, to approve the Resolutions and to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus mailed to the GSB Shareholders is accompanied by a Proxy Card (a "Proxy") to be used at the Special Meeting. SEE, "RATIFICATIONS OF PRIOR ISSUANCES OF GSB COMMON STOCK AND RELATED MATTERS."

DATE, PLACE AND TIME

          The Special Meeting is scheduled to be held on December   , 1997 at
5:00 P.M., at the principal offices of GSB located at 2814 S.W. 34th Street, Gainesville, Florida 32608.

RECORD DATE

          The Board of Directors of GSB has fixed October 16, 1997 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. As of such date, GSB had authorized 4,000,000 shares of GSB Common Stock, of which 608,481 shares were issued, outstanding and being held of record by 407 persons or entities. Each share of GSB Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of GSB Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

SHAREHOLDER VOTES REQUIRED

          The affirmative vote of the holders of at least a majority of the outstanding shares of GSB Common Stock is required for approval of the Merger. GSB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

          The directors and executive officers of GSB, together with certain other GSB Shareholders, control, with the power to vote, an aggregate of 306,536 shares of GSB Common Stock, comprising 50.37% of the total shares of GSB Common Stock issued and outstanding as of the Record Date. These directors, executive officers and other shareholders have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger. SUCH DIRECTORS, OFFICERS AND OTHER SHAREHOLDERS HAVE THE POWER TO VOTE A MAJORITY OF THE SHARES OF GSB COMMON STOCK ISSUED, OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING. THEIR AGREEMENT TO VOTE IN FAVOR OF THE MERGER ASSURES APPROVAL OF THE MERGER BY THE GSB SHAREHOLDERS, SUBJECT TO THE TERMINATION RIGHTS CONTAINED IN
THE MERGER AGREEMENT.   SEE "THE MERGER -- ADDITIONAL AGREEMENTS."

VOTING AND REVOCATION OF PROXIES

          A Proxy is being solicited from each holder of GSB Common Stock by GSB's Board of Directors. Any Proxy, if received in time for voting and not revoked, will be voted at the Special Meeting in accordance with the shareholder's instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS THEREON, THE PROXY WILL BE VOTED IN FAVOR OF THE MERGER. Failure to submit a Proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger. At present, GSB's Board of Directors knows of no other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named in the Proxy will vote or refrain from voting in accordance with the recommendation of GSB's Board of Directors pursuant to the discretionary authority conferred by the Proxy.

          A Proxy may be revoked at any time prior to its exercise by filing, at GSB's principal office, a duly executed Proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Special Meeting may attend the Special Meeting and vote in person by written ballot on any matter presented for a vote at such Special Meeting, whether or not such shareholder has given a proxy previously, and such action will constitute a revocation of any prior Proxy.

SOLICITATION OF PROXIES

          Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of GSB, with no special or extra compensation therefor. Such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of GSB Common Stock held of record by such persons, and GSB may reimburse such custodians, nominees and fiduciaries for reasonable out-of- pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

          Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of GSB Common Stock held of record by them, and GSB will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.


                       RATIFICATION OF PRIOR ISSUANCES OF
                      GSB COMMON STOCK AND RELATED MATTERS

BACKGROUND

          Based upon a review of GSB's corporate records, it appears that in the past GSB may have issued shares of GSB Common Stock in excess of the number of shares that GSB was authorized to issue under its Articles of Incorporation in effect at the time of such issuances. These "overissues" appear to have occurred because amendments to GSB's Articles of Incorporation increasing the number of authorized shares of GSB Common Stock were technically not filed with the Florida Department of State prior to such issuances, even though such amendments had been approved by GSB's shareholders prior to such issuances. GSB's Board of Directors believes that the failure to file these amendments to GSB's Articles of Incorporation increasing the number of authorized shares of GSB Common Stock before the issuances of such shares was inadvertent, and the Board has taken action to ratify such issuances. As of the date of the Record Date, GSB was authorized to issue 4,000,000 shares of GSB Common Stock, of which 608,481 shares were issued and outstanding.

          Counsel for GSB has advised GSB's Board of Directors that any defects caused by the failure to comply with the statutory formalities for increasing the authorized number of shares of GSB Common Stock should be cured by ratification of these issuances by the Board of Directors of GSB, followed by the GSB Shareholders ratifying (i) all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock and
(ii) the issuance of all of the outstanding shares of GSB Common Stock.
Further, the Merger Agreement provides that the obligations of Compass and Compass Florida to effect the Merger are subject to, among other things, the GSB Shareholders ratifying (x) all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock, (y) the issuance of the outstanding shares of GSB Common Stock, and (z) all acts of GSB's Board of Directors and officers related thereto.

PROPOSED RESOLUTIONS

          The following resolutions approving all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock and the issuance of all of the outstanding shares of GSB Common Stock will be offered at the Special Meeting for approval by the GSB Shareholders:

     RESOLVED, that all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock on or prior to the date of the Special Meeting are hereby ratified and approved; and

     RESOLVED FURTHER, that all issuances of shares of GSB Common Stock issued and outstanding on the date of the Special Meeting are hereby ratified and approved; and

     RESOLVED FURTHER, that the officers and directors of GSB, acting alone or together, are hereby authorized and directed to take all such actions as they deem necessary and appropriate in order to implement the foregoing resolutions and carry forth the purposes set forth therein, and to the extent any such action has already been taken, such action is hereby ratified and approved.

SHAREHOLDER VOTES REQUIRED

     The affirmative vote of at least a majority of the outstanding shares of GSB Common Stock is required for approval of the foregoing resolutions. GSB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FOREGOING RESOLUTIONS.

                                   THE MERGER

     THE FOLLOWING INFORMATION RELATING TO THE MERGER IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN OR INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS INCLUDED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

     The Merger Agreement provides for the Merger of GSB with and into Compass-Florida in accordance with the terms and conditions of the Merger Agreement. Compass-Florida will be the surviving entity in the Merger and the separate existence of GSB will cease. It is also anticipated that either simultaneously with or following the Merger, the Bank will merge into Compass Bank-Alabama and the former Bank locations will become branches of Compass Bank-Alabama.

MERGER CONSIDERATION

     The Merger Agreement provides for the holders of GSB Common Stock at the Effective Time, other than dissenting shareholders, to receive Merger Consideration of 1,650,000 shares of Compass Common Stock (as adjusted for stock splits and other stock adjustments) less the Option Payment Shares (the "Stock Payment Shares"). Holders of GSB Common Stock shall receive for each share of GSB Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to (i) the quotient of 1,650,000 shares of Compass Common Stock less such number of shares of Compass Common Stock issued to the holders of GSB Options, (ii) divided by the number of shares of GSB Common Stock outstanding immediately prior to the Effective Time.

     Pursuant to certain Agreements Regarding Convertible Securities executed in connection with the Merger Agreement, the holders of GSB Options which remain unexercised at the Effective Time will receive a number of Option Payment Shares in exchange for such GSB Options equal to the difference of the "selling price per share" of GSB Common Stock minus the exercise price per share of GSB Options divided by the Market Value and multiplying that number by the number of the holder's GSB Options. The "selling price per share" is a number equal to the sum of (i) the exercise price per share times all the GSB Options which remain unexercised as of the Effective Time, plus (ii) the "aggregate dollar value," and dividing that sum by the fully diluted number of shares of GSB Common Stock which would be outstanding assuming all GSB Options had been exercised. The "aggregate dollar value" is a number equal to the aggregate number of shares of Compass Common Stock issuable to the GSB Shareholders (inclusive of GSB Options) times the Market Value. The formula described above is intended to compensate the holders of the GSB Options for the value accrued since the date of grant by GSB and will require Compass to issue to each holder of a GSB option directly in exchange for their GSB Options the number of Option Payment Shares equal to the holder's "in-the-money" profit on the GSB Options divided by the value of the Compass Common Stock (i.e., the Market Value). The holders of GSB Options will not be required to exercise their GSB Options or to make any cash payment for the shares of Compass Common Stock they will receive. As the Market Value increases, the "in-the-money" profit attributable to the holders of the GSB Options will also increase. The result is that the number of shares of Compass Common Stock to be allocated in the Merger to the holders of the GSB Options will increase, while the number of shares of Compass Common Stock to be allocated to the holders of the GSB Common Stock will decrease.

     As of the Record Date, there were 608,481 shares of GSB Common Stock issued and outstanding, and outstanding GSB Options to acquire an additional 25,990 authorized but unissued shares of GSB Common Stock. All of the GSB Options are held by present officers or employees of GSB or the Bank.

     Examples. Assuming no GSB Shareholder exercises dissenters' rights and assuming that the issued and outstanding shares of GSB Common Stock and number of shares of GSB Common Stock subject to issuance upon exercise of the GSB Options are the same as of the Effective Time as they were on the Record Date, the following table sets forth the following information based on a range of assumed Market Values: (i) the total number of shares of Compass Common Stock which would be delivered pursuant to the Merger Agreement (the "aggregate merger consideration"); (ii) the "aggregate dollar value" of the Compass Common Stock delivered pursuant to the Merger; (iii) the resulting "selling price per share" of GSB Common Stock; (iv) the aggregate number of shares of Compass Common Stock which would be delivered to the holders of GSB Options under the Agreements Regarding Convertible Securities; (v) the aggregate number of shares of Compass Common Stock which would be delivered to the GSB Shareholders; and (vi) the number of shares of Compass Common Stock which each share of GSB Common Stock would represent the right to receive (i.e., the Conversion Ratio). The average exercise price per share for the outstanding GSB Options on the Record Date was $23.63 per share:

              Aggregate     Aggregate     Selling       Option
  Market       Merger        Dollar      Price Per     Payment    Stock Payment  Conversion
 Value(1)   Consideration    Value      GSB Share(2)  Shares (3)     Shares        Ratio
----------  -------------  -----------  ------------  ----------  -------------  ----------
  $30.00      1,650,000    $49,500,000  $ 78.9856       47,956       1,602,044      2.6329

  32.00       1,650,000     52,800,000    84.1868       49,183       1,600,817      2.6308

  34.00       1,650,000     56,100,000    89.3880       50,266       1,599,734      2.6291

  36.00       1,650,000     59,400,000    94.5891       51,229       1,598,771      2.6275

  38.00       1,650,000     62,700,000    99.7903       52,090       1,597,910      2.6261

  40.00       1,650,000     66,000,000   104.9915       52,865       1,597,135      2.6248

  42.00       1,650,000     69,300,000   110.1927       53,566       1,596,434      2.6236

  44.00       1,650,000     72,600,000   115.3939       54,203       1,595,797      2.6226

  46.00       1,650,000     75,900,000   120.5951       54,785       1,595,275      2.6216

  48.00       1,650,000     79,200,000   125.7962       55,319       1,594,681      2.6208

  50.00       1,650,000     82,500,000   130.9974       55,810       1,594,190      2.6200

  52.00       1,650,000     85,800,000   136.1986       56,263       1,593,737      2.6192

  54.00       1,650,000     89,100,000   141.3998       56,682       1,593,318      2.6185

  56.00       1,650,000     92,400,000   146.6010       57,072       1,592,928      2.6179

---------------------
(1) The range of Market Values presented are for illustration only and is not indicative of historical or future Market Values for Compass Common Stock. The table is intended to show the effect of possible increases or decreases in the Market Value of Compass Common Stock on the Conversion Ratio. SEE "MARKET VALUE OF SECURITIES."
(2)  Rounded to the nearest whole cent.
(3)  Rounded to the nearest whole cent.

     Assuming no GSB Shareholder exercises dissenters' rights and assuming all of the GSB Options are exercised prior to the Effective Time, which would result in (i) 634,471 shares of GSB Common Stock issued and outstanding immediately prior to the Effective Time and (ii) no Option Payment Shares to be deducted from the aggregate merger consideration, each GSB Shareholder will be entitled to receive 2.6006 shares of Compass Common Stock for each share of GSB Common Stock held at the Effective Time.

     Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Per Share Merger Consideration.

     The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by GSB Shareholders in the Merger will be adjusted to give effect to any stock dividends or splits, reclassifications, recapitalizations or conversions with respect to Compass Common Stock when the record date or payment occurs prior to the Effective Time.

BACKGROUND AND REASONS FOR THE MERGER

     Compass has considered further expansion opportunities in Florida in order to enlarge their Florida operations to a more economical size and to expand into additional market areas. Acquiring GSB will result in economies of scale and increase the market served by Compass' affiliates in the Florida market. It will also assist Compass' Florida affiliates in providing the management and organizational flexibility needed to expand elsewhere in Florida by branching and other acquisitions.

     Over the past several years, a number of banks have, from time to time, approached GSB with respect to the possible acquisition of GSB. GSB had not pursued any of those informal expressions of interest because the potential acquiror(s) did not meet the criteria that GSB had formulated should it decide to pursue any such acquisition or merger offers. These criteria included factors such as (i) the acquiring entity's ability to provide additional financial services to the Bank's customers, (ii) the size of the acquiring entity's network of bank branches that would provide added convenience to the Bank's existing customers, (iii) the name and reputation of the acquiring entity, (iv) the acquiring entity's ability to add something positive to the Gainesville community, (v) the acquiring entity's reputation for maintaining continuity of quality personnel in acquired banks, (vi) the marketability and liquidity of the acquiring entity's securities and (vii) the ability of the offer to enhance shareholder value. During 1996, representatives of Compass from time to time inquired of one of the directors of the Bank as to how the Bank was doing. In early February 1997, an officer of Compass approached this GSB director with respect to the possible merger of GSB into Compass. The director brought this expression of interest to the attention of the full Board of Directors of GSB at a duly convened meeting of the Board of Directors in mid-February 1997. The Board voted to pursue negotiations and, in late February 1997, contemplated its first formal offer from Compass which based on the value of Compass stock at the time was approximately $43,000,000. The Board rejected this offer but authorized the Chairman to respond. The Chairman of the Board then responded to Compass in writing, noting that the Board might entertain an offer around three times tangible book value if the terms and other conditions could be worked out. In March, the Board appointed a special committee, consisting of Directors Mike Warren and Fred Henderson, and Roy Lambert, a major shareholder and former director, and charged this committee with the responsibility to conduct discussions with Compass. Compass submitted new offers in March and in April with values based on the Compass stock trading price of approximately $45,000,000 and $47,000,000, respectively. Each of these offers was in turn rejected by the Board of GSB because they did not meet the Board's criteria. A final letter of intent was presented to the GSB Board in May 1997, for 1,650,000 shares of Compass stock, which was accepted by the Board subject to negotiation of an acceptable definitive agreement. Thereafter, representatives of the Special Committee and special legal counsel negotiated with Compass and its counsel the terms of a definitive merger agreement, which was executed and deposited into escrow pursuant to an Escrow Agreement dated July 8, 1997 ("Escrow Agreement"), subject to Compass' completion of certain due diligence investigations and Compass' and GSB's agreement regarding certain loan loss reserve matters. After satisfaction of each of these conditions, the Merger Agreement was released from escrow and delivered to all parties on August 6, 1997.

     After receipt of a preliminary fairness opinion from Alex Sheshunoff & Co., Investment Banking, the Board of GSB entered into the Merger Agreement because it believed the exchange ratio represented in the definitive agreement was fair to the stockholders of GSB, would enhance shareholder values, and represented an opportunity for GSB shareholders to gain liquidity in their investments in GSB. The Board also noted that Compass provides a number of additional financial services that would benefit the Bank's current customers and would be a valuable contribution to the Gainesville community. In addition, the Board noted that Compass has a reputation for maintaining continuity of personnel at acquired entities.

OPINION OF FINANCIAL ADVISOR

The following discussion was provided by Alex Sheshunoff & Co. Investment
Banking.

General

     GSB retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") based upon its qualifications, expertise and reputation to provide its opinion of fairness of the Merger Consideration to be received by GSB's shareholders act as its financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation. At the June 26, 1997 meeting of the GSB Board, Sheshunoff rendered its written opinion to the Board that, as of such date, the consideration to be received in the Merger Agreement was fair from a financial point of view to the holders of GSB's common stock.

     The full text of Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus. GSB's stockholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to GSB's Board and does not constitute a recommendation to any stockholder of GSB as to how such stockholder should vote at the GSB meeting.

     In connection with rendering its written opinion dated as of the date of this Proxy Statement/Prospectus, Sheshunoff, among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning GSB prepared by the management of GSB; (ii) analyzed certain publicly available financial statements, both audited and unaudited, and other information of GSB including those included in its annual reports for the three years ended December 31, 1996, quarterly reports for the periods ended March 31, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, and other information of Compass including those included in its annual reports for the three years ended December 31, 1996 and its quarterly reports for the periods ended March 31, 1997; (iv) analyzed certain financial projections of GSB prepared by the management of GSB; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of GSB with certain members of its management; (vi) reviewed reported market prices and historical trading activity of GSB's and Compass' common stock; (vii) compared the financial performance of Compass and the prices and trading activity of Compass' common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed and compared certain security analysis reports of Compass' common stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed the Merger Agreement; and (xi) performed such other analyses as Sheshunoff have deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Sheshunoff assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of GSB. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff has not made any independent evaluation or appraisal of the assets or liabilities of GSB, nor has Sheshunoff been furnished with any such appraisals, and we have not examined any individual loan files of GSB.

     With respect to Compass, Sheshunoff relied solely upon publicly available data regarding Compass' financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of
Compass.   Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Compass, Sheshunoff was not furnished with any evaluations or appraisals, and Sheshunoff did not review any individual credit files of Compass. Sheshunoff is not expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Compass, and was not furnished with any evaluations or appraisals, and we did not review any individual credit files. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in
the aggregate, adequate to cover such losses.   Sheshunoff's opinion is
necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, the date of the opinion.

     In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of GSB is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of GSB.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of GSB. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of GSB's Board's or GSB's Management's opinion with respect to the value of GSB.

     The following is a summary of the analyses performed by Sheshunoff in connection with its opinion delivered to the GSB's Board of Directors on June 26, 1997:

     Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations nationwide and in Florida, with comparable characteristics to the GSB and Compass transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions were comprised to reflect the capital structure profitability, asset size and regional location of GSB. The guideline transactions specifically consisted of 7 mergers and acquisitions of bank organizations nationwide from January 1, 1996 to June 23, 1997 with seller's total assets between $100 million and $300 million and seller's return on average equity between 12.0% and 15.0%. This analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 2.06 times to 3.01 times with an average of 2.38 times and a median of 2.39 times (compared with GSB's deal of 2.9658 times March 31, 1997 book value); (ii) last 12 months earnings ranging from 16.3 times to 22.1 times with an average of 19.6 times and a median of 20.2 times (compared with GSB's deal of 23.460.45 times last 12 months earnings as of March 31,

1997); and (iii) total assets ranging between 16.5% and 24.9% with an average of 20.5% and a median of 21.3% (compared with GSB's deal of 28.728% of March 31, 1997 total assets).

     The second set of comparable transactions were comprised to reflect the specific pricing of bank mergers in Florida in which the deal consideration was stock. The guideline transactions specifically consisted of 21 mergers and acquisitions of banking organizations in Florida from January 1, 1996 to June 23, 1997 with seller's total assets below $500 million. This analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.60 times to 3.01 times with an average of 2.19 times and a median of 2.18 times (compared with GSB's deal of 2.9658 times March 31, 1997 book value); (ii) last 12 months earnings ranging from 12.7 times to 57.8 times with an average of 20.7 times and a median of 17.7 times (compared with GSB's deal of 23.4 60.45 times last 12 months earnings as of March 31, 1997); and (iii) total assets ranging between 12.9% and 27.3% with an average of 18.9% and a median of 18.7% (compared with GSB's deal of 28.728% of March 31, 1997 total assets).

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that GSB could produce through the year 2001, under various circumstances, assuming that GSB performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for GSB at the end of the period by applying multiples of earnings ranging from 17 times to 20 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12.0% to 15.0% chosen to reflect different assumptions regarding the required rates of return of GSB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $74.399.94 per share to $94.328.69 per share. This compares favorably to the GSB deal value of $96.97 per share.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for GSB at the end of the period by applying multiples of book value ranging from 2.5 times to 2.8 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12.0% to 15.0% chosen to reflect different assumptions regarding the required rates of return of GSB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $59.71 per share to $72.02 per share. This compares favorably to the GSB deal value of $96.97 per share.

     Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended March 31, 1997 and market data as of June 23, 1996 for Compass to a group of selected southeastern bank holding companies which Sheshunoff deemed to be relevant, including AmSouth Bancorp, Central Fidelity Banks Inc., First American Corp., First Commerce Corp., First Security Corp., First Tennessee National Corp., First Virginia Banks Inc., Regions Financial Corp., Signet Banking Corp., Synovus Financial Corp., and Union Planters Corp, all being bank holding companies with assets between $8 billion and $20 billion located in the Southeast, (collectively, the "Comparable Composite"). This comparison, among other things, showed that: (i) Compass' equity to asset percentage was 7.0%, compared to an average of 8.3% and a median of 7.9% for the Comparable Composite; (ii) for the last twelve months ended March 31, 1997, Compass' return on average assets was 1.13%, compared to an average of 1.29% and a median of 1.33% for the Comparable Composite; (iii) for the last twelve month ended March 31, 1997, Compass' return on average equity was 16.4%, compared to an average of 15.5% and a median of 14.8% for the Comparable Composite; (iv) as of March 31, 1997, Compass' nonperforming loans to gross loans ratio was 0.36%, compared to an average of 0.56% and a median of 0.61% for the Comparable Composite; (v) as of June 23, 1997, Compass' price per share to book value per share as of March 31, 1997 was 2.52 times, compared to an average of 2.72 times and median of 2.38 times for the Comparable Composite; and (vi) as of June 23, 1997, Compass' price per share to last twelve months earnings per share as of March 31, 1997 was 16.2 times, compared to an average of 17.8 times and median of 16.2 times for the Comparable Composite.

     Sheshunoff also compared selected stock market results of Compass to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL's index of all publicly traded banks and the S&P 500. Results from indexing the S&P 500, SNL's index of all publicly traded banks, the Comparable Composite, and Compass' stock from February 1, 1995 to May 31, 1997, revealed similar relationships in price movements.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to GSB or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of GSB and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. GSB's Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

     Pursuant to an engagement letter dated April 4, 1997, between GSB and Sheshunoff, GSB agreed to pay Sheshunoff $20,000 for merger and acquisition advisory services and a $25,000 fairness opinion fee. GSB has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

EFFECTIVE TIME

     The Merger will be effective as of the close of business on the day of the Closing, or such other time within two days thereafter as may be specified in the Articles of Merger filed with the Florida Department of State. It is anticipated that the Closing will occur, and such Articles of Merger be filed, as soon as practicable after December 31, 1997. At the Effective Time, by operation of law, GSB Shareholders will become owners of Compass Common Stock and will no longer be owners of GSB Common Stock. After the Effective Time, all certificates for GSB Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date.

OPERATIONS AFTER THE MERGER

     Compass and GSB presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank-Alabama, subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former offices of the Bank will become branches of Compass Bank. Compass intends that most of GSB's personnel at the former offices of the Bank will remain following the Merger.

TERMS AND CONDITIONS TO THE MERGER

     The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied prior to the Closing, including, but not limited to, the following:

     (a) the receipt of required regulatory approvals and the expiration of any applicable waiting period with respect thereto;

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) the approval of the Merger by a majority of the GSB's shareholders entitled to vote at the Special Meeting;

     (d) a registration statement and any required state securities law filings covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities;

     (e) all representations and warranties of Compass and GSB shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (f) Compass and GSB shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in the Merger Agreement to be performed or complied with by it prior to the Effective Time;

     (g) there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement) with respect to the GSB or the Bank;

     (h) the directors of GSB and the Bank shall have delivered to Compass an instrument in the form of Exhibit J attached thereto dated the Effective Time releasing GSB and the Bank from any and all claims of such directors (except as to their deposits, accounts and contractual liabilities) and shall have delivered to Compass their resignations as directors of GSB and the Bank;

     (i) Compass and GSB shall have received certain opinions of counsel acceptable to them as to certain matters;

     (j) the holders of no more than 5% of GSB's outstanding stock shall have demanded payment of the fair value of their shares as dissenting shareholders;

     (k) Compass shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement;

     (l) GSB shall have no Company Indebtedness (as defined in the Merger Agreement) other than Federal Funds borrowing;

     (m) Compass shall have received from GSB Shareholders receiving at least 45% of the total Merger consideration a representation that, as of the date thereof, they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

     (n) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (o) Compass shall have received duly executed Agreements Regarding Convertible Securities and the transactions contemplated by the Agreements Regarding Convertible Securities shall have been, or shall simultaneously with Closing be, consummated;

     (p) Carl Walls shall have entered into the Noncompetition and Employment Agreement in the form of Exhibit H-1 attached thereto, which shall be in full force and effect at the Effective Time;

     (q) there shall be no reasonable basis for any Proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on the Company or any of its Subsidiaries of, any liability relating to Polluting Substances or arising pursuant to Environmental Laws, which, when considered individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole;

     (r) certain persons shall have entered into the Pooling Transfer Restrictions Agreements, which shall be in full force and effect at the Effective Time;

     (s) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would be so burdensome as to render inadvisable the consummation of the Merger;

     (t) the GSB Shareholders shall have ratified certain matters described in subsection 1.7(d)(iii) of the Merger Agreement;

     (u) GSB and the Exchange Agent shall have executed and delivered the Exchange Agent Agreement; provided that Compass shall be permitted to substitute a successor Exchange Agent selected by Compass which shall also be Compass' transfer agent;

     (v) the executed copies of the Voting Agreement and Irrevocable Proxy shall be in full force and effect for purposes of voting at the Shareholders Meeting;

     (w) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of GSB and by the Chairman of the Board of the Bank, and the Secretary or Cashier of GSB and the Bank, respectively, certifying certain matters in such reasonable detail as Compass may reasonably request.

NO SOLICITATION

     GSB and the Bank have agreed not to, and shall use their best efforts to cause their respective directors, officers and agents not to, directly or indirectly, solicit or take any other action to facilitate any inquiries or proposals with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any Subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). However, to the extent its Board of Directors determines it is required to do so in the exercise of its fiduciary duties to GSB's shareholders under applicable law as so advised in writing by independent counsel, GSB and the Bank, and their respective directors, officers and agents, may engage and participate in negotiations concerning, provide nonpublic information or data to and have discussions with any person or their affiliates relating to a written Acquisition Proposal. If GSB, the Bank or their respective directors, officers or agents breach this agreement, the Merger Agreement may be terminated, in which case GSB shall pay a termination fee of $2,500,000. SEE "THE MERGER--TERMINATION; TERMINATION FEE."

ADDITIONAL AGREEMENTS

     Voting Agreement and Irrevocable Proxy. The directors and certain other shareholders of GSB with the power to vote an aggregate of 306,536 shares of GSB Common Stock, comprising 50.37% of the total shares of GSB Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger.
As a result, because such directors and other shareholders have the power to vote a majority of the shares of GSB Common Stock issued and outstanding and entitled to vote at the Special Meeting, their agreement to vote in favor of the Merger assures approval of the Merger by the GSB Shareholders, subject to the termination rights contained in the Merger Agreement.

     Agreement Regarding Convertible Securities. Seventeen (17) officers and employees of GSB and the Bank hold GSB Options to purchase authorized but unissued shares of GSB Common Stock. Each of these persons has executed an Agreement Regarding Convertible Securities whereby they have agreed to accept the Option Payment Shares in cancellation of any GSB Options which have not been exercised as of the Effective Time. SEE "THE MERGER -- MERGER CONSIDERATION."

     Pooling Transfer Restrictions Agreements. The directors, executive officers and certain principal shareholders of GSB have entered into Pooling Transfer Restrictions Agreements with Compass and GSB pursuant to which they have agreed, among other things (i) not to transfer any of their respective shares of GSB Common Stock within 30 days prior to the Effective Time, (ii) not to transfer any shares of Compass Common Stock acquired by them in the Merger until the publication of financial results covering at least 30 days of post-Merger combined operations of GSB and Compass, except for shareholder pledges to secure loans, provided the lender agrees to be bound by the terms of the Pooling Transfer Restrictions Agreement, and (iii) not otherwise to transfer such Compass Common Stock except in compliance with the applicable provisions of the Securities Act and the Exchange Act and the respective rules and regulations thereunder.

GOVERNMENT APPROVAL

     The Merger. The Merger is conditioned upon either approval of a formal application under the BHC Act by the Federal Reserve, or confirmation by the Federal Reserve that a formal application under the BHC Act is not required. Compass filed a formal application under the BHC Act with the Federal Reserve on September 3, 1997, which application was approved on October 10, 1997. The Merger may not be consummated until the expiration of a 15 day "waiting period" following such approval, during which time the Justice Department could object to the Merger on antitrust grounds, which action would stay the consummation of the Merger unless otherwise ordered by an appropriate judicial authority.

     The Bank Merger. Compass and GSB also plan to merge the Bank and Compass Bank-Alabama, with Compass Bank-Alabama being the survivor (the "Bank Merger"). The Bank Merger will require the prior approval of the Federal Reserve and the Department, although governmental approval of the Bank Merger is not a condition to the consummation of the Merger. Applications for the approval of the Bank Merger were submitted to the Federal Reserve and the Department on September 3, 1997. The Department approved the Bank Merger on September 22, 1997, and approval of the Bank Merger application is expected from the Federal Reserve. The Bank Merger may not be consummated until the expiration of the 15 day "waiting period" following the approval by the Federal Reserve, during which time the Justice Department could object to the Bank Merger on antitrust grounds.

BUSINESS PENDING EFFECTIVE TIME

     The Merger Agreement imposes certain limitations on the conduct of GSB's business pending consummation of the Merger. In general, GSB must conduct its businesses only in the ordinary course, consistent with prudent banking practices. SEE APPENDIX A.

AMENDMENT

     The Merger Agreement may be amended or supplemented at any time, before or after the Special Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of the GSB Shareholders can be made after the Special Meeting without the required approval of the GSB Shareholders.

TERMINATION; TERMINATION FEE

     The Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by GSB shareholders, at any time before the Effective
Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of Compass and GSB;

     (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of GSB contained in the Merger Agreement which constitutes a Material Adverse Effect (as defined therein), (ii) if GSB breaches its covenant with respect to Acquisition Proposals, SEE "THE MERGER -- NO SOLICITATION" or (iii) if any of the conditions to its obligations to close are not satisfied or waived in writing by Compass on or prior to April 8, 1998;

     (c) by GSB if any of the conditions to its obligations to close are not satisfied or waived in writing by GSB on or prior to April 8, 1998;

     (d) by Compass or GSB if the Effective Time shall not have occurred on or before April 8, 1998 (the "Termination Date") or such later date agreed to in writing by Compass and the Company;

     (e) by Compass or GSB if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

     (f) by Compass if (i) the Board of Directors of GSB shall have withdrawn or modified in any manner its approval or recommendation of the Merger Agreement or the Merger, or shall have resolved to do the same or (ii) following the receipt of an Acquisition Proposal, GSB or any of its officers, directors or agents shall (A) fail to provide information regarding GSB or execute any documents which are necessary to file the Registration Statement or any regulatory applications necessary to obtain the requisite approvals of the Merger or the Bank Merger or (B) postpone, adjourn or delay the Special Meeting; or

     (g) by GSB if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of GSB shall have received a written opinion from independent legal counsel to the effect that, and the Board of Directors shall have determined in good faith in the exercise of its fiduciary duties that, GSB is required to pursue such Acquisition Proposal.


     In the event the Merger Agreement is terminated as a result of the circumstances described in (b)(ii), (f) or (g) above, then GSB shall pay to Compass a fee of $2,500,000 in cash at the time of any such termination.

     Upon termination of the Merger Agreement, the Merger Agreement shall be void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the parties are not relieved of liability for any breach of the Merger Agreement. SEE APPENDIX A.

EXCHANGE OF SHARES

     Promptly after the Effective Time, Continental Stock Transfer & Trust Company (the "Exchange Agent"), pursuant to an exchange agreement in the form attached as Exhibit B to the Merger Agreement (the "Exchange Agent Agreement"), will furnish each GSB Shareholder with transmittal materials for use in exchanging certificates representing GSB Common Stock for certificates representing Compass Common Stock. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The certificates for Compass Common Stock will be delivered to the persons entitled thereto within a reasonable time after delivery of GSB Common Stock certificates accompanied by the appropriate transmittal materials.

     Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of GSB Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be based on the Per Share Merger Consideration. SEE "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES" AND APPENDIX A.

     GSB Shareholders who are entitled to receive Compass Common Stock pursuant to the Merger will not be entitled to vote such Compass Common Stock or to receive any dividends thereon until they have properly surrendered their GSB Common Stock certificates in exchange for Compass Common Stock, at which time such GSB Shareholders will be entitled to all previously withheld dividends and distributions, without interest. Prior to the Effective Time, Compass shall deposit or cause to be deposited in trust with the Exchange Agent cash in an aggregate amount estimated to be sufficient to make cash payments to GSB shareholders in lieu of fractional shares of Compass Common Stock.

     Upon the Effective Time of the Merger, GSB Shareholders will cease to have any rights as shareholders of GSB, and the GSB Shareholders shall have only the right to receive the merger consideration specified in the Merger Agreement or, in the case of dissenting shareholders, to exercise their rights under Florida law. SEE "THE MERGER--DISSENTERS' RIGHTS."

DISSENTERS' RIGHTS

     Under the FBCA, shareholders of a corporation generally have the right to dissent from certain corporate actions, including the consummation of a plan of merger, and obtain payment of the fair value of the shares. A shareholder of GSB may dissent from the Merger and receive in cash the fair value, as of the day prior to the Special Meeting, of the shares of GSB Common Stock held by such shareholder pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Statutes (the "Florida Dissent Provisions"). Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The appraisal value of the GSB Common Stock may differ from the consideration that a shareholder of GSB is entitled to receive in the Merger. The following is a summary of the Florida Dissent Provisions, the full text of which is set forth as Appendix B to this Proxy Statement/Prospectus.

     Under the Florida Dissent Provisions, a shareholder of GSB may dissent from the Merger by following the following procedures: (i) the dissenting shareholder must deliver to GSB, prior to the Special Meetings, written notice of his intent to demand payment for his shares; (ii) the dissenting shareholder must refrain from voting in favor of the Merger; (iii) within ten (10) days after the date of the Special Meetings, GSB shall give written notice of authorization of the Merger by the shareholders to such dissenting shareholder; and (iv) within twenty (20) days after the giving of notice to the dissenting shareholder, the dissenting shareholder shall file with GSB a notice of election and a demand for payment of the fair value of his shares. Any dissenting shareholder filing an election to dissent shall deposit his certificates for certificated shares with GSB simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of GSB Common Stock held by him, and in such event, he is treated as two separate shareholders. Once GSB offers to pay the dissenting shareholder for his shares, the notice of election cannot be withdrawn except with the consent of GSB. However, the right of a dissenting shareholder to be paid the fair value of his shares shall cease if (i) the demand is withdrawn, (ii) the proposed Merger is abandoned, (iii) no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law or (iv) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Florida Dissent Provisions.

     Within ten (10) days after the later of the expiration of the period in which the dissenting shareholder may file his notice of election to dissent or the Effective Time of the Merger, the corporation is required to make a written offer to each dissenting shareholder to purchase the shares of GSB Common Stock at a price deemed by the surviving corporation to be the fair value of such shares. If, within thirty (30) days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within ninety (90) days after the later of the date such offer was made or the consummation of the Merger. However, if, within such thirty (30) day period, the surviving corporation and the dissenting shareholder are unable to agree with respect to a price, then the surviving corporation, within thirty (30) days after receipt of written demand from such dissenting shareholder given within sixty (60) days after the Effective Time of the Merger, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which GSB maintained its registered office requesting that the fair value of the shares of GSB Common Stock be determined. If GSB or the surviving corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of GSB. All dissenting shareholders, except for those that have agreed upon a value with the corporation, are deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation shall pay each dissenting shareholder the amount found to be due within ten (10) days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of GSB Common Stock.

     Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against the surviving corporation, but all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the surviving corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for, and reasonable expenses of any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of GSB Common Stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the shareholder in the proceeding.

     The foregoing is only a summary of the Florida Dissent Provisions. The full text of such provisions is set forth as Appendix B to this Proxy Statement/Prospectus and each GSB shareholder is urged to read these provisions carefully.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain Federal income tax consequences of the Merger to the GSB Shareholders. This discussion does not address other Federal income tax considerations that may be relevant to particular GSB Shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their GSB Common Stock as capital assets, foreign persons, persons who acquired their shares in compensatory transactions or the cancellation of outstanding options granted under any stock option plan of GSB.

     In addition, the following discussion reflects and is supported by an opinion of Balch & Bingham (the "Exhibit Opinion"). The Exhibit Opinion, which is attached as Exhibit 8 to the Registration Statement of which this Prospectus/Proxy Statement is a part, is based on and subject to certain qualifications and assumptions as noted therein.

     The following federal income tax consequences should result from the Merger, if consummated in accordance with the Merger Agreement:

     1. The Merger of GSB with and into Compass-Florida will qualify as a "reorganization" within the meaning of Code Section 368(a);

     2. No gain or loss will be recognized by GSB Shareholders upon the exchange of GSB Common Stock for Compass Common Stock;

     3. The tax basis of the Compass Common Stock received by each GSB Shareholder will be the same as the tax basis of GSB Common Stock surrendered in exchange therefor;

     4. The holding period of each share of Compass Common Stock received by each GSB Shareholder will include the period during which such shareholder held his or her GSB Common Stock surrendered in exchange therefor; provided that such GSB Common Stock is held as a capital asset at the Merger's Effective Time; and

     5. Cash received by a GSB Shareholder in lieu of a fractional share of Compass Common Stock will be treated as if a fractional share of Compass Common Stock had been issued in the Merger and then redeemed by Compass. A GSB Shareholder receiving such cash will recognize gain or loss upon such payment equal to the difference (if any) between such Shareholder's tax basis in the fractional share (which will be a pro rata portion of the Shareholder's tax basis in the Compass Common Stock received in the Merger) and the amount of cash received.

     As a condition to the Merger, Compass will receive an opinion from Balch & Bingham dated as of the closing date of the Merger (the "Closing Opinion") to effect that the Merger will constitute a reorganization as defined in Section 368(a) of the Code. Such opinion will also be based on certain assumptions and subject to certain qualifications similar to those contained in the Exhibit Opinion. GSB Shareholders should be aware that neither the Exhibit Opinion nor the Closing Opinion binds the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders of GSB under any state, local or foreign tax laws or shareholders of GSB who acquire Compass Common Stock in compensatory transactions or in cancellation of GSB Options.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION DESCRIBED ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE DISCUSSION DESCRIBED ABOVE IS NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES AND UNCERTAINTIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH GSB SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Compass expects to account for the Merger using the "pooling-of-interests" method of accounting. Compass has received a letter from KPMG Peat Marwick LLP, which will be updated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the Effective Time, GSB assets and liabilities will be added at their recorded book values to those of Compass, and its shareholders' equity will be added to Compass' consolidated balance sheet. Income and other financial statements of Compass issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of GSB and Compass as if the Merger had taken place prior to the periods covered by such financial statements. SEE "SUMMARY -- ACCOUNTING TREATMENT"; "SELECTED FINANCIAL DATA AND COMPARATIVE PER SHARE DATA"; AND "THE MERGER -- TERMS AND CONDITIONS TO THE MERGER."

                           SUPERVISION AND REGULATION

GENERAL

     Bank holding companies and banks are regulated extensively under both federal and state law. Compass is subject to regulation by the Federal Reserve and its respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve, the FDIC and/or the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank-Alabama is a member of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and its Subsidiary banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

COMPASS, COMPASS BANKS OF TEXAS AND COMPASS BANCORPORATION

     Compass, Compass Banks of Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass Banks of Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of these holding companies and each of their subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years), and certain other restrictions).

     The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks and their affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or the furnishing of services.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation, and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized," as defined by regulations recently adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     At June 30, 1997, the Subsidiary Banks were "well capitalized," and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass Bank-Alabama.

     FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

     The Deposit Insurance Funds Act of 1996 (the "Fund Act"), which became effective October 8, 1996, required the FDIC to impose a special assessment on institutions holding deposits subject to assessment by the Savings Association Insurance Fund ("SAIF"). Although the Subsidiary Banks are members of BIF, they hold deposits subject to assessment by SAIF as a result of acquisitions of SAIF deposits or SAIF-insured institutions. Compass' deposit liability under the Fund Act was $7.1 million based upon $1.1 billion of SAIF deposits, after certain discounts and exemptions.

THE SUBSIDIARY BANKS

     In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     Compass Bank-Alabama and Central Bank of the South are both organized under the laws of the State of Alabama and are supervised, regulated and regularly examined by the Department. Compass Bank-Alabama is also a member of the Federal Reserve System and is regulated and examined by the Federal Reserve. Compass Bank-Texas is organized under the laws of the State of Texas and as of October 6, 1997 is a member of the Federal Reserve System. Compass Bank-Texas is supervised, regulated and regularly examined by the Texas Department of
Banking and the Federal Reserve.   SEE "RECENT DEVELOPMENTS."  All of the
Subsidiary Banks, as participants in the BIF and the Savings Association Insurance Fund of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

     The Alabama banks are governed by Alabama laws restricting the declaration and payment of dividends to ninety percent (90%) of annual net income until its surplus funds equal at least twenty percent (20%) of capital stock. Compass Bank-Alabama's surplus exceeds this amount. As members of the Federal Reserve System, Compass Bank-Alabama and Compass Bank-Texas are also subject to dividend limitations imposed by the Federal Reserve Board which generally provide that a state member bank may not pay dividends on its common or preferred stock in an amount greater than the bank's net profits after deductions for losses and bad debts. Compass Bank-Texas is also governed by the laws of Texas restricting the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution.

     Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

     The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. Compass Bank-Alabama's last CRA examination by the Federal Reserve was in May of 1997 and the results were Satisfactory. Compass Bank-Texas' last CRA by the FDIC was May of 1997 and rating was Satisfactory.

OTHER

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions are being considered by the executive branch of the federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

     The Correspondent and Investment Services Division of Compass Bank-Alabama is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly owned subsidiary of Compass Bank-Alabama, is a discount brokerage service registered with the Commission and the National Association of Securities Dealers, Inc. and various state securities commissions. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly owned subsidiary of Compass Bank-Alabama, is a licensed insurance agent or broker for various insurance companies. The insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

     References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes.


               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

     The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

COMPASS COMMON STOCK

     Compass is incorporated under the General Corporation Law of the State of Delaware ("DGCL"). Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 65,870,396 shares were issued and outstanding on October 16, 1997, after giving effect to the Stock Split. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

     Dividends. Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks, principally Compass-Alabama, are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant.

     Compass' principal assets and sources of income consist of investments in its Subsidiary Banks, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its Subsidiary Banks require minimum levels of capital which limit the amounts available for distribution as dividends. SEE "SUPERVISION AND REGULATION -- THE SUBSIDIARY BANKS."

     Preemptive Rights. The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former GSB Shareholders' proportionate interest in Compass.

     Voting Rights. The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders.

     Liquidation. Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass preferred stock have been paid in full any sums to which they may be entitled.

COMPASS PREFERRED STOCK

     Compass has authorized 25,000,000 shares of $.10 par value preferred stock (the "Compass Preferred Stock"). The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date of this Proxy Statement/Prospectus. The ability to issue preferred stock without shareholder approval could have the effect of deterring certain corporate transactions, including tender or exchange offers for Compass Common Stock.

                            COMPARISON OF RIGHTS OF
                        SHAREHOLDERS OF GSB AND COMPASS

CHARTER AND BYLAW PROVISIONS

     Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors and shareholders. Such provisions include, among other things, (a) the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions involving "Related Persons" (defined generally as any person who is the beneficial owner of 5% of the voting shares of Compass), (b) a minimum price provision, (c) several special procedural rules, (d) a staggered Board of Directors, and (e) the limitation that shareholder action without a meeting may only be taken by unanimous written shareholder consent. GSB's Articles of Incorporation do not contain any provisions designed to have a similar effect.

     The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation, as amended, and Bylaws of GSB, which are available upon request from GSB. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

     In addition to the foregoing differences between GSB's and Compass' Articles and Bylaws, as a result of the Merger, GSB Shareholders, whose rights are governed by the Florida Business Corporations Act ("FBCA"), will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the DGCL. Certain provisions of the DGCL and the FBCA, as well as a description of the corresponding provisions contained in Compass' and GSB's respective charter and Bylaws, as such provisions may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the FBCA and the DGCL.

SHAREHOLDER APPROVAL OF MERGERS

     Both the FBCA and the DGCL permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

     Where shareholder approval is required under either the FBCA or the DGCL, a merger can generally be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. If the proposed merger or other business combination were to involve an "Interested Person" or "Affiliated Transaction," however, both the FBCA and the DGCL impose supermajority approval requirements with certain qualifications. In addition, the Compass Certificate imposes similar and more restrictive supermajority approval requirements, as described elsewhere in this Proxy Statement/Prospectus. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GSB AND COMPASS -- ANTITAKEOVER LEGISLATION."

DISSENTERS' RIGHTS

     Under the FBCA, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things, (a) consummation of a plan of merger to which the corporation is a party, if either
(i) shareholder approval is required and the shareholder is entitled to vote on the merger or (ii) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (d) an amendment to the

Articles of Incorporation that materially and adversely affects the rights in respect of the dissenter's shares in specified ways; (e) in the event of a control share acquisition as discussed in Section 607.0902 of the FBCA; or (f) any corporate action taken pursuant to a shareholder vote to the extent that the
Articles of Incorporation provide that dissenters' rights shall apply.    SEE
"THE MERGER - DISSENTERS' RIGHTS."

     Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in certain other events regarding which
appraisal rights are not otherwise available.   No such provision is included in
Compass' Certificate.

     Under the DGCL, appraisal rights will not be available to shareholders of a corporation (unless the certificate of incorporation provides otherwise, which the Compass Certificate does not) if the shares are listed on a national securities exchange (as is Compass Common Stock) or quoted on the NASDAQ National Market or held of record by more than 2,000 shareholders (as is Compass Common Stock) and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation; (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or
(d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GSB AND COMPASS -- SHAREHOLDER APPROVAL OF MERGERS."

SHAREHOLDERS MEETINGS AND VOTING

     Special Meetings. Under the FBCA, a special meeting of shareholders of a Florida corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the articles of incorporation. GSB's Bylaws provide that special meetings of shareholders may be called only by the President, Board of Directors or at the request of holders of not less than 10% of its outstanding stock.

     Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or bylaws. Compass' Certificate prohibits shareholders from calling special meetings.

     Actions Without a Meeting. Under the FBCA and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. GSB's Bylaws expressly provide that shareholder action may not be effected by any consent except where such action is taken unanimously. Compass' Certificate similarly prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS."

     Election and Removal of Directors. Under the FBCA and the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Cumulative voting means that a shareholder may multiply the number of votes he or she is entitled to cast (i.e., the number of shares he or she owns) by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Neither GSB's articles of incorporation nor Compass' Certificate provide for cumulative voting. GSB's Articles of

/Incorporation provide that the Board of Directors, by majority vote, may elect up to two (2) additional directors during the year but may not increase the number of directors beyond two (2) without a resolution from the shareholders. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK -- COMPASS COMMON STOCK."

     Under the FBCA, and if cumulative voting is not authorized, as in the case of GSB, once a director has been elected, he or she may be removed if the number of votes cast to remove him is greater than the number of votes cast not to remove him, unless the articles of incorporation provide that directors may be removed only for cause. GSB's Articles of Incorporation do not contain such a provision. Under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered (as is Compass'), shareholders may effect a removal of a director only for cause. Compass' Certificate provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

     Voting on Other Matters. Under the FBCA and the DGCL, an amendment to the articles or certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise specified in the articles of incorporation.
GSB's Articles of Incorporation do not increase this voting requirement. Compass' Certificate, however, requires a supermajority vote to amend certain provisions thereof, including provisions relating to: (a) the percentage of voting power necessary to call a special meeting of shareholders; (b) limitations on "Affiliated Transactions" and minimum price provisions relating thereto; (c) the composition and election of the "staggered" board of directors; and (d) indemnification of employees.

     Under both the FBCA and the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the articles of incorporation require a greater vote. Neither GSB's Articles of Incorporation nor the Compass Certificate require a greater vote.

     Under both the FBCA and the DGCL, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the articles or certificate of incorporation requires the vote of a larger portion of the outstanding stock. Neither GSB's Articles of Incorporation nor the Compass Certificate require a greater vote.

DIVIDENDS

     The FBCA provides that a corporation may declare and pay a dividend to its shareholders to the extent the corporation's total assets exceed the sum of its total liabilities plus the amount that would be needed, in the case of dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend (a surplus), unless the corporation would not be able to pay its debts as they become due in the usual course of business. In addition to these limitations, there are various statutory limitations on the ability of the Bank to pay dividends to GSB, which is the primary source of funds from which GSB may declare dividends to the GSB Shareholders.

     The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by Compass are derived from its Subsidiary Banks, and there are various statutory limitations on the ability of Compass' Subsidiary Banks to pay dividends to Compass. SEE "SUPERVISION AND REGULATION."

     Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

PREEMPTIVE RIGHTS

     Under both the FBCA and the DGCL, shareholders do not possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's articles of incorporation provide otherwise. Neither GSB's Articles of Incorporation nor the Compass Certificate provide for preemptive rights.

LIQUIDATION RIGHTS

     Generally under both the FBCA and the DGCL, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. Compass Preferred Stock has a liquidation value of $100.00 per share, plus accrued and unpaid dividends. GSB has no preferred stock authorized and, therefore, upon the liquidation, dissolution or winding up of the affairs of GSB, the shareholders of GSB are presently entitled to receive their pro rata portion of the assets of GSB available for distribution.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     GSB. The GSB Articles do not provide for any indemnification to GSB officers, directors or employees, as permitted by the FBCA. It is mandatory, however, for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

     Compass. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the Compass Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for (a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit.

     The Compass Certificate authorizes the indemnification of Compass' directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

ANTITAKEOVER LEGISLATION

     Affiliated Transactions and Certain Business Combinations. The FBCA requires that any "affiliated transaction," which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation's disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years; (d) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The GSB Articles of Incorporation do not contain such a provision.

     The DGCL similarly prohibits a corporation from entering into certain "business combinations" between the corporation and an "interested stockholder" (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation's Board of Directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder's beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder's beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business combination with an interested stockholder if: (a) the business combination is approved by the corporation's Board of Directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder; or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Compass Certificate contains such a provision which imposes supermajority voting requirements in the event of such a business combination which are more stringent than those imposed by the statute.

     Control Share Regulation. Unless the Articles of Incorporation provide otherwise (which the GSB Articles of Incorporation do not), the FBCA restricts the voting rights of a person who acquires "control shares" in an "issuing public corporation." "Control shares" are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An "issuing public corporation" is a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than 10% of its shareholders reside in Florida,
(ii) more than 10% of its shares owned by Florida residents, or (iii) 1,000 shareholders reside in Florida. As Compass will acquire 100% of the GSB Common Stock pursuant to the Merger Agreement, Florida's "control share" anti-takeover statute would not apply to the transaction contemplated thereby, and the effect of this statute is discussed below only to illustrate the differences between Delaware and Florida law.

     If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares (other than those held by the acquiror and the corporation's officers and employee-directors) grant voting rights to those shares by resolution. Any person who proposes to make or has made a control share acquisition (an "Acquiror") may, at his or her election, deliver an acquiring person statement to the issuing public corporation setting forth certain information concerning the Acquiror and the acquisition of his shares, together with a request for a shareholders meeting to determine his voting rights, which meeting must be held within 50 days of the date of the request. The Acquiror must pay the expenses of the shareholders meeting.

     If an Acquiror acquires a majority of the outstanding shares of the corporation and is granted full voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters' rights to require the corporation to purchase their shares for a "fair value." The term "fair value" is defined as a value not less than the highest price paid per share by the acquiror in the control share acquisition.

     The DGCL does not contain a similar "control share" provision.

     Although certain of the specific differences between the voting and other rights of GSB Shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Florida and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and GSB. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the FBCA and the DGCL and the specific provisions of Compass' Certificate and Bylaws and GSB's Articles of Incorporation and Bylaws.


                            RESALE OF COMPASS STOCK

     The Compass Common Stock to be issued to the GSB Shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of GSB within the meaning of Rule 145 under the Securities Act. The directors and executive officers of GSB, the beneficial owners of 10% or more of GSB Common Stock and certain of their related interests may be deemed to be affiliates of GSB. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder. Such affiliates have delivered to Compass a written agreement in substantially the form of Exhibit A to the Merger Agreement providing, among other things, that each such affiliate will not transfer any Compass Common Stock except in compliance with Rule 145 promulgated by the Commission under the Securities Act.

     Pursuant to the Merger Agreement, GSB Shareholders that will be entitled to receive at least 45% of the total consideration to be issued in the Merger have represented to Compass that they have no present intention to sell or otherwise dispose of the shares of Compass Common Stock received in the Merger. As a condition to consummation of the Merger, the representation from GSB shareholders receiving at least 45% of the aggregate Merger Consideration that they have no current plan or present intention to sell or otherwise dispose of the shares of Compass Common Stock received pursuant to the Merger must remain true as of the Effective Time. SEE "THE MERGER -- TERMS AND CONDITIONS TO THE MERGER."


                           INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, are incorporated herein by reference. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

INTERESTS OF CERTAIN PERSONS

     No director or executive officer of Compass has any material direct or indirect financial interest in GSB or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.

                                 INFORMATION ABOUT GSB


                                    BUSINESS

GENERAL

          GSB is a one-bank holding company incorporated under the laws of the State of Florida in March 1982, and was registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), in September 1982. GSB's principal assets are all of the issued and outstanding shares of capital stock of the Bank. GSB's only activity and source of earnings are derived from its ownership and operation of the Bank.

          The Bank was incorporated under the laws of the State of Florida in October 1976. From December 22, 1986 until January 19, 1993, GSB also owned all of the outstanding stock of Keystone State Bank, a Florida banking corporation, which was merged into the Bank on such date. The Bank owns all of the outstanding stock of Lazarus Investments, Inc. a wholly owned subsidiary. As of December 31, 1996, this subsidiary was closed but not formally liquidated.

          The principal executive offices of GSB and the Bank are located at 2814 S.W. 34th Street, Gainesville, Florida 32608, and the telephone number is
(352) 375-3400. In addition to the principal office, the Bank operates seven branch banks, including five branch banking offices in Alachua County, Florida, and two branch banking offices in Clay County, Florida, one of which was the principal office of Keystone State Bank prior to the merger described above.

BANKING SERVICES

          The Bank conducts substantially the same business operations as a typical independent commercial bank. The Bank offers a wide range of consumer and commercial banking services traditionally offered by commercial banks, such as personal and commercial checking accounts, regular negotiable order of withdrawal ("NOW") accounts, certificates of deposit, money market accounts, savings accounts, IRA accounts, credit cards, money orders, traveler's cheques, notary service, safe deposit boxes and wire transfers. These depository services are further complemented by direct deposit programs, night depository services and banking by mail. The Bank also originates a variety of loans, including, but not limited to, commercial and consumer loans, and loans secured by deposit accounts and other marketable collateral. All accounting and statement processing is handled by the Bank's internal proof and bookkeeping departments using computer systems. In addition, the Bank makes extensive use of computer terminals in its teller and lobby locations that permit efficient handling and tracking of new accounts, loans and other paper intensive services and provides every employee of the Bank a complete customer profile at all times.

MARKET AREA

          Gainesville, Florida is located in Alachua County, Florida, which is located in the north central part of the State of Florida. At August, 1997, Gainesville, Florida and Alachua County, Florida had a residential population of approximately 97,500 and 198,700, respectively. The Bank has four offices that are located in Gainesville, Florida, one office in Keystone Heights, Florida and one office in Melrose, Florida. The Bank estimates that substantially all of its business comes from customers whose businesses or residences are located in an area within a radius of approximately 25 miles of the Bank's offices.

OPERATING STRATEGY

          The principal business of the Bank is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds provide for the operations of the Bank through proceeds from the sale of investments and loans, from amortization and repayment of outstanding loans, and from borrowings. Earnings of the Bank depend primarily upon the difference between
(1) the interest and fees received by the Bank from loans, the securities held in its investment portfolio and other investments and (2) expenses incurred by the Bank in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

          To the extent market conditions permit, the Bank follows a strategy intended to insulate the Bank's interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of its interest-earning assets and interest-bearing liabilities. It is the Bank's intention that its interest-earning assets have a high degree of sensitivity to interest rate changes. SEE "--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The Bank's ability to reduce interest rate risk in its loan and investment portfolios will depend upon a number of factors, many of which are beyond the Bank's control, including, among others, competition for loans and deposits in its market area and conditions prevailing in the secondary market. SEE "--COMPETITION."

          The primary sources of the Bank's funds for lending and for other general business purposes are the Bank's capital, deposits, loan repayments and borrowings. The Bank expects that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money market and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

          The Bank's customers are primarily individuals, professionals, and small- and medium-size businesses located in proximity to its offices. The Bank continually seeks to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, the Bank utilizes traditional local advertising media as well as direct mailings, telephone contacts, and brochures to promote the Bank and develop loans and deposits. In addition, the Bank's directors all have worked and/or lived in or near the Bank's market area for a number of years. The Bank believes that this factor, coupled with the past and continued involvement of the directors, officers and employees in various local community activities will further promote its image as a financial institution.

COMPETITION

          The banking industry in general, and the Bank's market area in particular, is characterized by significant competition for both deposits and lending opportunities. In its market area, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other nonbank competitors. Competition for deposits may have the effect of increasing the rates of interest the Bank will pay on deposits, which would increase the Bank's cost of money and possibly reduce its net income. Competition for loans may have the effect of lowering the rate of interest the Bank will receive on its loans, which would lower the Bank's return on invested assets and possibly reduce its net income. Many of the Bank's competitors have been in existence for a significantly longer period of time than the Bank, and are larger and have greater financial and other resources and lending limits than the Bank and may offer certain services, such as trust services, that the Bank does not provide at this time. The profitability of the Bank depends upon its ability to compete in its market area. At the present time, the Bank is unable to predict the extent to which competition may adversely affect its financial condition and operating results.

          In order to compete with major financial institutions and others in the Bank's market area, the Bank emphasizes specialized services, local promotional activity and personal contacts by the Bank's officers, directors and employees. The Bank believes that its local ownership and community-oriented operating philosophy and personalized banking services are competitive factors in which it has strength.

EMPLOYEES

          As of June 30, 1997, the Bank employed 119 full-time equivalent employees, of which 4 were executive officers, and 26 part-time employees. The Bank does not anticipate any material increase in its work force in the near future. The Bank's employees are not represented by a collective bargaining group, and the Bank considers its relations with its employees to be excellent. The Bank provides employees certain benefits customary in the banking industry, which include major medical insurance, group term life insurance and normal vacation and sick leave.

PROPERTIES

          The main office of the Bank and GSB is located at 2814 S.W. 34th Street in Gainesville Florida. It is a two story, modern glass and concrete building situated on a busy intersection near the University of Florida, Shands Teaching Hospital and the United States Veterans Administration Hospital. The office has five drive-in lanes, five lobby teller stations, safe deposit boxes and the most advanced computerized ATM machine available today. As of June 30, 1997, deposits totalled $75,080,000. The market is largely small businesses and professionals due to the constantly expanding area located near the university and hospitals.

          The Main Street Branch Office is located at 1140 North Main Street in Gainesville. This free-standing branch is located in the parking lot of a busy strip shopping center and is equipped with an ATM, 4 drive-in lanes, and four lobby teller stations. The deposit base for this office as of June 30, 1997 was $19,524,000.

          The Millhopper Branch Office is located within the parking area of a large strip shopping center at 2201 NW 43rd Street in Gainesville. The office's deposits totalled $26,154,000 as of June 30, 1997, and its depositors consist mainly of the businesses nearby and retirees who reside in the area. Along with an ATM, the Millhopper branch has 3 drive-in lanes as well as 3 lobby teller stations.

          The Oaks Office at 5901 West Newberry Road in Gainesville is the newest office of the Bank. The branch was opened May 8, 1992, and has developed a deposit base of $22,071,000 as of June 30, 1997. Equipped with safe deposit boxes, an ATM, three drive-in lanes and three lobby teller stations, this office is highly visible and accessible on one of the busiest streets in Gainesville.

          The Keystone Heights Offices are located at 200 South Lawrence Boulevard, Keystone Heights, Clay County, Florida. The branch was formerly the main office of Keystone State Bank prior to the merger with the Bank in January 1993. With deposits totalling $26,426,000 as of June 30, 1997, this office has a large number of the business and personal accounts in Keystone Heights. Four drive-in lanes and six lobby teller stations as well as safe deposit boxes are available. The Data Processing Center is located in a separate building across the street from this office.

          The Melrose Office is located at State Road 21 and Grove Street, Melrose, Clay County, Florida. This branch office is situated in a strip mall shopping center which is owned by the Bank. It has one drive-in lane and 3 lobby teller stations. Safe deposit boxes are available. The deposit base of this office as of June 30, 1997 was $9,119,000, the majority of which comes from individuals who live in this area.

          The Alachua Office is located at the corner of Martin Luther King Boulevard and Main Street in Alachua, Florida. Total deposits at June 30, 1997 were $4,383,000.

          The Micanopy office is situated in historic Micanopy, Florida on Highway 441. Total deposits as of June 30, 1997 were $3,119,000.

MARKET PRICE AND DIVIDENDS

          There is no established public trading market for the GSB Common Stock. As of August 2, 1997, GSB Common Stock was held by 407 holders of record. GSB has never paid dividends on its common stock. SEE "SUMMARY -- MARKET PRICES."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of September 1, 1997, (i) the names and addresses of each beneficial owner of more than 5% of GSB Common Stock known to the Board of Directors of GSB, showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of GSB and the number of shares of GSB Common Stock owned beneficially by each of them, and (iii) the number of shares of GSB Common Stock owned beneficially by all directors and executive officers as a group.

          Ownership of GSB Common Stock by its directors and certain executive officers is as follows:

                                                       Number       Percentage
Name                           Position              of Shares     Outstanding
----                           --------              ---------     -----------

Clark S. Butler                Chairman, Director     105,126          17.2
Carl Walls                     President, Director      7,192           1.2
E. Hill Brannon, Jr.           Director                 3,726             *
Michael L. Hanks               Director                 3,558             *
T. J. Hawes                    Director                72,204          11.9
Fred L. Henderson              Director                 8,501           1.4
Ernest L. Higbee, Jr.          Director                22,397           3.7
George T. Singleton, M.D.      Director                20,954           3.4
Michael E. Warren              Director                21,969           3.6
John Januszewski               Secretary                  520             *
Sheri Higginbotham,            Chief Financial Officer,   230             *
                               Treasurer
Patricia Stark                 Chief Operating Officer    250             *
All directors and executive
  officers as a group                                 266,627          43.8

--------------------------

     *    Indicates less than 1%.


     The persons listed above will receive the same Per Share Merger Consideration as the other GSB Shareholders for each share of GSB Common Stock held at the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Compass, Compass Bank-Alabama and Carl Walls ("Walls") have executed a Noncompetition and Employment Agreement (the "Employment Agreement") that provides for the employment of Walls as City President-Gainesville of Compass Bank-Alabama from the Effective Date until November 30, 1998, unless such employment is sooner terminated. Under the Employment Agreement, Walls shall receive a base salary plus bonuses. Other benefits include stock incentive plan participation, life, health and disability insurance and standard vacation benefits. Compass shall also continue Mr. Walls' social club memberships and automobile allowance.

     The Employment Agreement also provides that from the Effective Time until November 30, 1998, Walls shall not compete for or solicit banking business in certain counties on behalf of a bank other than Compass Bank-Alabama.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION
                                     OF GSB


     The following discussion provides certain information regarding the financial condition and results of operations of GSB. The discussion should be read in conjunction with GSB's Financial Statements and Notes To Financial Statements presented elsewhere in this Proxy Statement/Prospectus. SEE "INDEX TO GSB FINANCIAL STATEMENTS."

RESULTS OF OPERATIONS

     GENERAL

     GSB was formed in 1982 for the purpose of becoming a bank holding company, immediately acquiring a majority of the outstanding stock of the Bank. GSB's only activity and source of earnings is its ownership and operation of the Bank. The Bank's profitability is largely dependent upon its net interest income, which is the difference between its interest income from interest-earning assets and its interest expense on interest-bearing liabilities. Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in the market rates.

     The Bank's income is also affected by service charges and fees it receives from other banking services, its provision for loan losses, and the level of its operating expenses. All aspects of the Bank's operations are affected by population growth, deposit growth, national and local economic conditions, federal and state regulatory changes, housing demands, and interest rate fluctuations.

     Net income for the six month period ending June 30, 1997 was $1,251,172 compared to $1,240,776 for the same period in 1996, an increase of $10,396. Pretax income was $1,701,442 for the period ended June 30, 1997, a $72,058 decrease from the $1,773,500 earned during the period ended June 30, 1996. Net income for the twelve month period ending December 31, 1996 was $2,427,551 compared to $2,085,340 for the same period in 1995, a $342,211 increase. Pretax income was $3,410,060 for the year ended December 31, 1996, a $388,011 increase from the $3,022,049 earned during the year ended December 31, 1995. Changes occurring in the major components of the Bank's income statement for such periods are discussed below.

     NET INTEREST INCOME

     Net interest income is the primary source of income for the Bank and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to depositors on interest-bearing accounts. Net interest income after provision for loan losses for the period ended June 30, 1997 was $3,542,162 compared to $3,657,053 for the same period last year, a (3.1%) or $114,891 decrease.

     Net interest income for the year ended December 31, 1996 was $7,483,104 compared to $6,918,403 for the same period last year, an 8.2% or $564,701 increase. Average rates earned on interest-bearing assets decreased from 7.56% as of December 31, 1995 to 7.30% as of December 31, 1996. Average interest-bearing assets increased 17.5% from December 31, 1995 to December 31, 1996, while average interest-bearing liabilities increased 18.8% over the same periods.

     Changes in net interest income from period to period result from increases or decreases in the average balance (or volume) of interest-earning assets and interest-bearing liabilities, increases or decreases in the average yield earned on such assets and the average rate paid on such liabilities, the Bank's ability to manage its interest-earning asset portfolio, and the availability of particular sources of funds. The Bank's interest rate spread is impacted by interest rates, deposit flows and loan demands.

     The following table sets forth for the periods indicated an analysis of net interest income by each category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period. The average yields on all interest-earning assets and the average rate paid on all interest-bearing liabilities are also summarized.

                                                                           (Dollars in Thousands)

                                                                           Year Ended December 31,
                                                          ----------------------------------------------------------
                                                                       1996                           1995
                                                          ---------------------------    ---------------------------
                                                          Average    Interest  Yield/    Average    Interest  Yield/
                                                          Balance    Inc/Exp    Rate     Balance    Inc/Exp    Rate
                                                         ---------   --------  ------   ---------   --------  ------
ASSETS

Interest-earning assets:
Loans (1)                                                 $ 67,211    $ 6,206    9.23%   $ 58,775    $ 5,663    9.64%
Securities:
  Available-for-sale                                        58,993      3,491    5.92      35,101      2,120    6.04
  Held-to-maturity                                          32,448      1,964    6.05      34,922      2,120    6.07
FHLB stock                                                     511         31    6.07           -          -       -
Federal funds sold                                           3,740        202    5.40       9,839        576    5.85
                                                          --------    -------    ----    --------    -------    ----
Total interest-earning assets/ interest
 income/ average yield                                     162,903     11,894    7.30     138,637     10,479    7.56

Non-interest earning assets:
Cash and due from banks                                      8,283                          7,234
Other assets                                                10,297                          8,875
Allowance for loan losses                                     (933)                        (1,021)
                                                          --------                       --------

Total                                                     $180,550                       $153,725
                                                          ========                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
NOW, money market and savings                             $ 69,994    $ 1,815    2.59%   $ 59,681    $ 1,392    2.33%

Certificates of deposit                                     48,559      2,502    5.15      41,463      2,169    5.23
Federal funds purchased                                      1,631         94    5.76           -          -       -
                                                          --------    -------    ----    --------    -------    ----
Total interest bearing liabilities/ interest
 expense/ rate                                             120,184      4,411    3.67     101,144      3,561    3.52


Noninterest bearing demand deposits                         39,586                         35,783
Other liabilities                                            2,600                            851
                                                          --------                       --------

Total Liabilities                                          162,370                        137,778

Stockholders' equity                                        18,180                         15,947
                                                          --------                       --------

Total                                                     $180,550                       $153,725
                                                          ========                       ========
Net interest income                                                   $ 7,483                        $ 6,918
                                                                      =======                        =======
Net yield on interest earning assets                                             4.59%                          4.99%
                                                                                 ====                           ====
-------------------

(1) Includes Nonaccrual loans. See notes to Consolidated Financial Statements of GSB.

     Changes in interest income and interest expense can result from variances in both volume and rate. The Bank has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins and to provide adequate liquidity for anticipated needs.

     The following table sets forth for the periods indicated a summary of changes in interest earned and interest paid resulting from changes in volume and rate.

                                                          (Dollars in Thousands)
                                                Year Ended                             Year Ended
                                             December 31, 1996                      December 31, 1995
                             Change                                   Change
                              1996            Attributed to            1995           Attributed to
                               to      --------------------------       to      --------------------------
                              1995     Volume      Rate       Mix      1994     Volume    Rate      Mix
                             ------    ------     -----      ----     ------    ------   ------    ------
Interest income:
 Loans                       $  543   $   813     $(236)     $(34)    $1,310    $  610   $  614    $   86
 Investment securities:
   Available-for-sale         1,371     1,443       (43)      (29)       481       192      259        30
   Held-to-maturity           (156)      (150)       (6)       -         481       194      257        30
 FHLB stock                      31        31         -        -          -         -        -         -
 Fed funds and resale          (374)     (357)      (45)       28        258        92      129        37
  agreements                 ------    ------     -----      ----     ------    ------   ------    ------
   Increase in interest      $1,415    $1,780     $(330)     $(35)    $2,530    $1,088   $1,259    $  183
    income                   ======    ======     =====      ====     ======    ======   ======    ======

Interest expense:
 Savings and transaction
    accounts                 $  423    $  241     $ 156      $ 27     $  197    $   60   $  130    $    7
 Certificates of deposit        333       371       (33)       (6)       949       324      494       131
 Federal funds purchased         94        94        -         -         (37)      (37)      -         -
                             ------    ------     -----      ----     ------    ------   ------    ------
   Increase in interest      $  850    $  706     $ 123      $ 21     $1,109    $  347   $  624    $  138
    expense                  ======    ======     =====      ====     ======    ======   ======    ======


          PROVISION FOR LOAN LOSSES

          The Bank's allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal balance on such loan is unlikely. The allowance is the amount that management of the Bank believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectability of loans, which takes into consideration any prior loan loss experience on loans and commitments to extend credit.

          A $320,000 provision for loan losses was recorded for the period ended June 30, 1997, as compared to the same period last year where no provision was recorded. The increase in the provision for loan losses from June 30, 1996 to June 30, 1997 primarily relates to an increase in the allowance for loan losses for two problem loans.

          A $35,000 provision for loan losses was recorded for the year ended December 31, 1996, as compared to a $9,000 provision for the same period last year. The allowance for loan losses expressed as a percentage of outstanding loans net of unearned for December 31, 1996 and 1995 was 1.27% and 1.62%, respectively. The decrease in the percentage from 1995 to 1996 is the result of improved credit quality of the loan portfolio.

          Non-accrual loans totaled $1,517,000 for the period ended June 30, 1997, as compared to $1,729,000 for the period ended June 30, 1996.

          Non-accrual loans increased by $127,000 for the year ended December 31, 1996 as compared to 1995. This increase was primarily due to a loan placed on non-accrual which originated at the Keystone Heights branch, prior to the acquisition of Keystone State Bank.

The amount of accruing loans past due 90 days or more decreased $570,000 from the year ended December 31, 1996 compared to 1995.

          NON-INTEREST INCOME

          Non-interest income is comprised primarily of service charges on deposit accounts, NSF charges and safe deposit box rental fees. Non-interest income for the period ended June 30, 1997 was $1,491,999, an increase of $353,827, or 31.1% over the period ended June 30, 1996. Non-interest income increased 7.0% from $2,162,229 for the year ended December 31, 1995 to $2,314,207 for the year ended December 31, 1996. A $143,665 increase in service charges on deposit accounts makes up the majority of the increase.

          NON-INTEREST EXPENSES

          Non-interest expenses include expenses which the Bank incurs in the normal course of operations, such as employee compensation and benefits, occupancy expense, data processing charges, communications expense, merchant processing expense, professional fees, analysis fees, and depreciation on fixed assets. For the period ended June 30, 1997, non-interest expense was $3,332,719, as compared to $3,021,725 for the same period last year. For the year ended December 31, 1996, non-interest expense was $6,352,251 as compared to $6,049,583 for the same period last year. This 5.0% increase is primarily due to the addition of new branches and enhancements to operating equipment.

          FEDERAL INCOME TAX

          GSB and the Bank, under a tax-sharing agreement, file a consolidated income tax return. The Bank provides for its income taxes in its consolidated financial statements based on its separately computed taxable income. Deferred tax assets and liabilities are recognized for the temporary differences between the financial reporting basis and the tax basis of the assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

          The provision for income taxes for the six month period ending June 30, 1997 was $450,270 compared to $532,724 for the six month period ended June 30, 1996.

          Income tax attributable to income from continuing operations for the years ended December 31, 1996 and 1995, was $982,509 and $936,709, respectively. At December 31, 1996, GSB had no net operating loss carryforwards nor investment and minimum tax credit carryovers for federal income tax purposes. The net deferred tax assets as of December 31, 1996 was $103,839.

CAPITAL RESOURCES, LIQUIDITY, AND FINANCIAL CONDITION

          CAPITAL RESOURCES

          The Bank is subject to various regulatory capital requirements administered by the federal banking authorities. The Federal Reserve regulations apply to GSB while the FDIC regulations apply to the Bank. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios to total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 1996, the Bank met all capital adequacy requirements and was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10.0%, 6.0%, and 5.0%, respectively.

          The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk-weighted assets (the denominator).

          The risk-based capital ratio focuses primarily on broad categories of credit risk and, effective January 1997, market risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

          A financial institution's qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier I capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purposes of calculating the risk-based capital ratio.

          Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk-weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.

          Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

          LIQUIDITY

          The Bank's primary source of liquidity is its federal funds sold with temporary investments providing secondary liquidity. As of December 31, 1996 and 1995, the Bank had federal funds sold of $5,502,000 and $8,700,000, respectively. The Bank is not dependent on volatile liabilities and maintains a core deposit base that represents 41% of total assets. The Bank's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. This is accomplished through management of the maturities of interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. The Bank believes its present position is adequate to meet current and future liquidity needs.

          The liquidity of the Bank is maintained in the form of readily marketable securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirements for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, the Bank's management monitors liquidity requirements as warranted by interest rate trends, change in the economy, and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated fundings. In addition to the liquidity provided by the foregoing, the Bank has correspondent relationships with other institutions with available unsecured lines of credit to purchase overnight funds totaling $5,000,000 should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of the Bank and the lender's ability to facilitate the credit.

          Effective December 31, 1993, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting For Certain Investments In Debt and Equity Securities." The opening balance of shareholders' equity was increased by $250,542 to reflect the net unrealized holding gains, net of tax on securities classified as available-for-sale which were previously carried at amortized cost. As of December 31, 1996, the Bank's available-for-sale portfolio totaled $68,945,840 out of a total security portfolio of $95,370,527.

          Average non-interest bearing demand deposits were $40,357,000 for the period ended June 30, 1997, compared to $38,754,000 as of June 30, 1996, an increase of $1,603,000. Net cash provided by operating activities was $1,011,958 and $1,035,981 for the six months ended June 30, 1997 and 1996, respectively. Proceeds from principal paydowns were $58,829 and $76,006 for the same periods, respectively, and maturities of investments were $12,896,234 and $16,275,432 for the same periods, respectively. Sales fixed assets were immaterial for 1996 and 1995. Sale of SBA loans for the period ended June 30, 1997 were $93,851.

          Average non-interest bearing demand deposits were $39,586,000 for the year ended December 31, 1996, compared to $35,783,000 as of December 31, 1995, an increase of $3,803,000. Net cash provided by operating activities was $2,495,303 and $2,339,233 for the years ended December 31, 1996 and 1995, respectively. Proceeds from principal paydowns were $178,017 and $227,654 for the same periods, respectively, and maturities of investment securities were $37,476,758, and $21,460,000 for the same periods, respectively. Sales of loans and fixed assets were immaterial for 1996 and 1995. The Bank utilized these funds to originate loans and purchase investment securities. Investments purchased for December 31, 1996 and 1995 totaled $50,107,733 and $40,640,795, respectively. Loans originated, net of principal collected, were $8,876,640 and $9,750,669 for the same period. Total assets purchased as of December 31, 1996 and 1995 were $1,118,344 and $811,694, respectively.

          INTEREST RATE SENSITIVITY

          Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. An asset or liability is considered to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. Interest rate risk arises when earning assets mature or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap," by maintaining a similar interest rate sensitivity position of the assets and liabilities within a particular time frame.

          Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with adverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income. The greater the correlation achieved between the rate sensitivity of the Bank's assets and liabilities, the greater the ability of the Bank to maintain a satisfactory differential between its interest income and interest expense, regardless of the general level and movement of interest rates.

The following table shows interest sensitivity gaps for these different intervals as of December 31, 1996.

                    ESTIMATED PERIOD OF POTENTIAL REPRICING
                             (Dollars in Thousands)

                                          One day to        Over            Over
                                             Three      Three to six     Six Months     Over One
                                            Months         Months       to One Year       Year        Total
                                          -----------   -------------   ------------   ----------   ---------
Interest Sensitive Assets ("ISA")
 Loans
   (Fixed rate)                             $  2,360       $  1,787       $  6,256      $ 20,710     $ 31,113
   (Floating rate)                            38,325              -              -             -       38,325
 Investment securities (fixed rate)                -          1,803          6,557        85,571       93,931
 Investment securities (floating rate)             -              -              -         1,000        1,000
 Fed funds sold                                5,502              -              -             -        5,502
 FHLB stock                                      511              -              -             -          511
                                            --------       --------       --------      --------     --------
TOTAL interest sensitive assets             $ 46,698       $  3,590       $ 12,813      $107,281     $170,382
                                            ========       ========       ========      ========     ========

Interest bearing deposits
 Savings accounts                           $ 13,691       $      -       $      -      $      -     $ 13,691
 Money market checking                        64,326              -              -             -       64,326
 Certificates of deposit                      17,755          8,464         16,992        11,585       54,796
 FHLB advances                                     -              -              -           377          377
                                            --------       --------       --------      --------     --------
TOTAL interest sensitive liabilities        $ 95,772       $  8,464       $ 16,992      $ 11,962     $133,190
                                            ========       ========       ========      ========     ========

Periodic Gap                                $(49,074)      $ (4,874)      $ (4,179)     $ 95,319     $ 37,192

Cumulative Gap                               (49,074)       (53,948)       (58,127)       37,192

Periodic Gap to Total Earning Assets          -30.12%         -2.99%         -2.57%        58.51%


          Varying interest rate environments may create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on GSB's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of GSB's exposure to changes in interest rates.

INVESTMENT SECURITIES

      Set forth below is a distribution of GSB's investment securities by contractual maturity dates at December 31, 1996.

                                                                       (Dollars in Thousands)
                                                                             Maturing
                              -------------------------------------------------------------------------------------------------
                                                 After One but           After Five but
                               Within               Within                  Within                  After
                              One Year   Yield    Five Years     Yield     Ten Years      Yield   Ten Years   Yield    Total
                              --------   -----   -------------   -----   --------------   -----   ---------   -----   ---------
Securities held to maturity:
U.S. Treasuries                $    -        -     $     -          -        $     -         -        $ -         -     $     -

Government Agencies             4,703     6.20%     14,606       6.24%             -         -          -         -      19,309

Mortgage-backed                     -        -           -          -              -         -          -         -           -

Municipals                          -        -       2,638       5.15%         4,478      5.08%         -         -       7,116

Equity securities                   -        -           -          -              -         -          -         -           -
                               ------     ----     -------       ----        -------      ----        ---      ----     -------
Total held to maturity          4,703     6.20%     17,244       5.59%         4,478      5.08%         -         -      26,425
                               ------     ----     -------       ----        -------      ----        ---      ----     -------

Securities available for
  sale:
U.S. Treasuries                     -        -       7,944       4.63%             -         -          -         -       7,944

Government Agencies                 -        -      42,082       6.24%         4,342      6.20%         -         -      46,424

Mortgage-backed                     -        -         461       8.26%             -         -         11      6.16%        472

Municipals(1)                     495     4.76%      4,908       4.86%         8,172      4.80%         -         -      13,575

Equity securities                 531     7.00%          -          -              -         -          -         -         531
                               ------     ----     -------       ----        -------      ----        ---      ----     -------
Total available for sale        1,026     5.79%     55,395       6.01%        12,514      5.10%        11      6.16%     68,946
                               ------     ----     -------       ----        -------      ----        ---      ----     -------

Total Securities               $5,729     6.15%    $72,639       5.80%       $16,992      5.10%       $11      6.16%    $95,371
                               ======     ====     =======       ====        =======      ====        ===      ====     =======

---------------------
(1)  Yields are not presented on a tax-equivalent basis.

DEPOSITS

     The daily average balances and average rates paid by category of deposit at the dates shown below are as follows:

                         (Dollars in Thousands)

                           As of December 31,
                ---------------------------------------
                      1996                   1995
                ----------------       ----------------
                 Amount     Rate        Amount     Rate
                --------    ----       --------    ----
Demand          $ 39,140       -       $ 37,429       -
NOW accounts      23,626    1.47         25,010    1.93
Money market      40,700    3.64         31,529    2.96
Savings           13,691    2.00         12,486    2.02
Time              53,472    5.10         48,128    5.20
                --------    ----       --------    ----
Total           $170,629    2.76%      $154,582    2.59%
                ========    ====       ========    ====


     The scheduled maturities of certificates of deposit in denominations of $100,000 or more at December 31, 1996, including public funds, are shown below:

                                            (Dollars in Thousands)

                                              December 31, 1996
                                              -----------------
Due in three months or less                        $ 7,819
Due in over three to six months                      2,263
Due in over six to twelve months                     3,726
Due in over twelve months                            2,673
                                                   -------
Total                                              $16,481
                                                   =======

LOANS

     The following table classifies GSB's loans according to type as of the dates shown:


                                              (Dollars in Thousands)

                                                   December  31,
                                         --------------------------------
                                           1996                     1995
                                         -------                  -------

Real estate development                  $ 5,316                  $ 3,924
Real estate one-to-four family
 residential mortgages                     8,878                    7,519

Real estate commercial                    22,183                   24,907
Real estate other                          1,054                    1,439
                                         -------                  -------
  Total                                   37,431                   37,789
                                         -------                  -------

Installment                               12,064                   10,333
Commercial                                19,481                   12,773
Other Loans                                2,644                    1,668
Less unearned discounts                     (400)                    (293)
                                         -------                  -------
  Total                                  $71,220                  $62,270
                                         =======                  =======


Total loans net of unearned income and allowance for loan losses was $76,719,385 as of June 30, 1997. Total loans net of unearned income and allowance for loan losses increased 14.8% in 1996 from 1995 levels. The increase was primarily attributed to increases in commercial real estate development loans as well as GSB's indirect loans.

          Of fixed rate loans aggregating $35,755,000 as of June 30, 1997, loans totaling $7,821,000 mature within one year, while loans totaling $19,228,000 mature within one to five years. Floating rate loans as of June 30, 1997 totaled $39,023,000. Commercial and real estate loans with a fixed rate and maturing within one year as of June 30, 1997 totaled $7,328,000, while those with a fixed rate and maturing within one to five years as of June 30, 1997 totaled $13,993,000. There were no real estate construction loans with a fixed rate and maturing within one year as of June 30, 1997, while those loans with a fixed rate and maturing within one to five years totaled $139,000 as of June 30, 1997.

          Of fixed rate loans aggregating $31,113,000 as of December 31, 1996, loans totaling $10,403,000 mature within one year, while loans totaling $17,164,000 mature within one to five years. Floating rate loans as of December 31, 1996 totaled $38,325,000. Commercial and real estate loans with a fixed rate and maturing within one year as of December 31, 1996 totaled $8,291,000, while those with a fixed rate and maturing within one to five years as of December 31, 1996 totaled $14,184,000. Real estate construction loans with a fixed rate and maturing within one year as of December 31, 1996 totaled $4,019,000, while those loans with a fixed rate and maturing within one to five years totaled $176,000 as of December 31, 1996.

          ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

          The provision for loan losses represents a determination by the Bank's management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. Evaluations of the collectability of loans takes into consideration factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. Also considered is the Bank's loan loss experience and the amount of past due and non-performing loans. The allowance for loan losses reflects an analysis of the risk associated with each class of loan.

          In assessing the adequacy of the allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate.

          The allowance for loan losses as of December 31, 1996 was $901,031, compared to $1,009,381 as of December 31, 1995. The allowance for loan losses as of June 30, 1997 was $1,203,525, compared to $911,210 as of June 30, 1996.

                                                        As of and for the
                                                           Years Ended
                                                          December  31,
                                                      ---------------------
Transactions in allowance for possible loan losses     1996           1995
--------------------------------------------------    ------         ------
Balance at Beginning of period                        $1,009         $1,008

Charge-offs
   Commercial                                             51             24
   Real estate-mortgage                                   65             10
   Real estate-construction                                -             -
   Installment loans                                      33             35
   Credit card and related plans                          43             12
                                                      ------         ------
   Total charge-offs                                     192             81

Recoveries
   Commercial                                             16             14
   Real estate-mortgage                                    5             47
   Real estate-construction                                -             -
   Installment loans                                      11             12
   Credit card and related plans                          17              0
                                                      ------         ------
   Total recoveries                                       49             73

   Net charge-offs (recoveries)                          143              8
   Provision charge to expense                            35              9
   Balance at the end of period                       $  901         $1,009
                                                      ======         ======

     Net charge-offs (recoveries) as a percentage
      of average loans                                  0.21%          0.01%


NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     The following is an analysis of non-performing assets as of the dates shown:

                                                      (Dollars in Thousands)

                                                           December  31,
                                                         ----------------
                                                           1996     1995
                                                         -------  -------
Loans accounted for on a nonaccrual basis                 $1,155   $1,028
Accruing loans which are contractually past due 90
 days or more as to principal or interest payments           251      821

Troubled debt restructuring                                    -       -
                                                          ------   ------
   Total                                                  $1,406   $1,849
                                                          ======   ======

Interest income included in net income for the period         57      147
Foregone interest on non-accrual loans                        96      111

          Delinquent and problem loans are a normal part of any lending business. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when, in the opinion of management (based upon such criteria as default in payment, decline in cash flow, bankruptcy and other financial conditions which could result in default), reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

          As of December 31, 1996, loans totaling $1,155,000, or 1.62% of total net loans outstanding, were on a non-accrual basis, and therefore, no income was being recognized.

          Placing a loan on non-accrual status has a two-fold impact on net interest income. First, it generally causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. The bank applies payments received on impaired loans first to interest due and any excess is then applied to the principal balance.

          Non-accrual loans increased by $127,000 from $1,028,000 at December 31, 1995 to $1,155,000 at December 31, 1996. The increase was primarily due to one loan which had originated at the Keystone Office before the merger into the Bank. Non-accrued loans decreased by $212,000 from $1,729,000 at June 30, 1996 to $1,517,000 at June 30, 1997.

          The anticipated amounts of net charge-offs by category during the next full year of operations are as follows:

                           Commercial                22,000
                           Real-estate mortgage     110,000
                           Installment               41,000
                           Overdrafts                 7,400
                                                   --------
                           Total                   $180,400
                                                   ========

RETURN ON EQUITY AND ASSETS

        The return on equity and return on assets for the periods shown below are as follows:

                                       (Dollars in Thousands)

                                            December  31,
                                          ----------------
                                           1996      1995
                                          ------    ------

Return on Average Assets                   1.34%     1.36%
Return on Average Equity                  13.35%    13.08%
Average Equity to Average Assets Ratio    10.07%    10.37%
Dividend Payout Ratio                         -         -

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

          During the fiscal years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, GSB has not had any disagreements with its accountants on accounting and financial disclosure, and no independent accountant engaged by GSB as the principal accountant to audit GSB's financial statements has resigned (or indicated it would decline to stand for re-election) or been dismissed.


                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

          Compass' Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for Compass for the year ending December 31, 1996. KPMG Peat Marwick LLP has served as Compass' independent auditors continuously since 1971.

          GSB's Board of Directors appointed KPMG Peat Marwick LLP as independent auditors for GSB for the year ending December 31, 1996. KPMG Peat Marwick LLP has served as GSB's and the Bank's independent auditors continuously since 1992.

          Compass and GSB have been advised by KPMG Peat Marwick LLP that KPMG Peat Marwick LLP does not have any direct financial interest or any material indirect financial interest in Compass, GSB or their affiliates other than arising from that firm's employment as auditors for Compass and GSB, respectively.


                                    EXPERTS

          The consolidated financial statements of Compass as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of GSB as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL OPINIONS

          Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. At December 31, 1996, Mr. Powell was the beneficial owner of an aggregate of approximately 56,504 shares of Compass Common Stock, and since such date Mr. Powell has acquired additional shares of Compass Common Stock pursuant to employee compensatory stock programs. Balch & Bingham is expected to issue its opinion to Compass at Closing that, among other things, the qualification of the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. and Balch & Bingham are also expected to render legal opinions in connection with the closing of the Merger as to certain matters acceptable to GSB and Compass, respectively.

                                INDEMNIFICATION

          Compass' Bylaws contain provisions similar to those of Section 145 of the DGCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GSB AND COMPASS -- LIMITATION OF LIABILITY AND INDEMNIFICATION."

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                 OTHER MATTERS

          GSB's Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth above. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed Proxy will be voted in accordance with the recommendations of GSB's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the Proxy.

                         INDEX TO FINANCIAL STATEMENTS
                                       of
                    G.S.B. INVESTMENTS, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

 1. Independent Auditors' Reports regarding the December 31, 1996,
    1995 and 1994 Consolidated Financial Statements                         F-2

 2. Consolidated Balance Sheets as of December 31, 1996 and 1995            F-3

 3. Consolidated Statements of Income for the years ended
    December 31, 1996, 1995 and 1994                                        F-4

 4. Consolidated Statements of Shareholders' Equity for the years
    ended December 31, 1996, 1995, and 1994                                 F-5

 5. Consolidated Statements of Cash Flows for the years ended
    December 31, 1996, 1995 and 1994                                        F-6

 6. Notes to Consolidated Financial Statements                              F-8

 7. Consolidated Balance Sheets as of June 30, 1997 (Unaudited)             F-31

 8. Consolidated Statements of Income for the Periods Ended
    June 30, 1997 and 1996 (Unaudited)                                      F-32

 9. Consolidated Statement of Cash Flows for the periods ended
    June 30, 1997 and 1996 (unaudited)                                      F-33

10. Notes to Unaudited Financial Statements                                 F-35

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors
GSB Investments, Inc.:

We have audited the accompanying consolidated balance sheets of GSB Investments, Inc. and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSB Investments, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



February 28, 1997
Jacksonville, Florida

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 1996 and 1995

                          Assets                                                  1996          1995
                          ------                                              ------------  ------------
Cash and due from banks (including reserve requirements
  of $2,443,000 and $2,491,000 at December 31, 1996
  and 1995, respectively)                                                     $ 10,810,460    10,974,797
Federal funds sold                                                               5,502,000     8,700,000
Investment securities available for sale, aggregate market value of
  $68,945,840 and $41,601,603 at 1996 and 1995, respectively                    68,945,840    41,601,603
Investment securities held to maturity, aggregate market value of
  $26,592,917 and $42,075,022 at 1996 and 1995, respectively                    26,424,687    41,845,519

Loans                                                                           71,220,022    62,269,783
  Allowance for loan losses                                                       (901,031)   (1,009,381)
                                                                              ------------   -----------
       Net loans                                                                70,318,991    61,260,402
                                                                              ------------   -----------

Property and equipment, net                                                      4,083,274     3,393,033
Other real estate                                                                  183,051       496,489
Accrued interest income                                                          1,903,869     1,629,862
Other assets                                                                       526,750       220,572
Intangible assets, less accumulated amortization
  of $807,554 in 1996 and $728,208 in 1995                                       2,380,364     2,459,710
                                                                              ------------   -----------
       Total assets                                                           $191,079,286   172,581,987
                                                                              ============   ===========

            Liabilities and Shareholders' Equity
            ------------------------------------
Non-interest bearing deposits                                                 $ 39,139,673    37,428,874
Interest bearing deposits                                                      131,489,548   117,152,770
                                                                              ------------   -----------
       Total deposits                                                          170,629,221   154,581,644

Accrued expenses and other liabilities                                             668,255       709,199
Note payable                                                                       376,737             -
                                                                              ------------   -----------
       Total liabilities                                                       171,674,213   155,290,843
                                                                              ------------   -----------

Shareholders' equity:
  Common stock, $.10 par value: Authorized 900,000 shares;
     issued and outstanding 598,771 shares (note 14)                                59,877        59,877
  Additional paid in capital                                                    10,371,053    10,371,053
  Retained earnings                                                              9,020,132     6,592,581
  Net unrealized (losses) gains on investment securities
     available for sale                                                            (56,854)      195,456
  Net unrealized gains on investment securities held to maturity                    10,865        72,177
                                                                              ------------   -----------
       Total shareholders' equity                                               19,405,073    17,291,144
                                                                              ------------   -----------

Commitments and contingencies

       Total liabilities and shareholders' equity                             $191,079,286   172,581,987
                                                                              ============   ===========

See accompanying notes to consolidated financial statements.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

                  Years ended December 31, 1996, 1995 and 1994


                                                                   1996       1995        1994
                                                               ----------  ----------  ---------

Interest income:
 Loans, including fees                                         $6,206,315   5,663,131  4,353,424
 Federal funds sold                                               202,442     576,178    317,950
 Taxable investment securities                                  4,622,490   3,546,749  2,570,714
 Tax exempt securities                                            863,185     693,302    706,613
                                                               ----------  ----------  ---------
  Total interest income                                        11,894,432  10,479,360  7,948,701
                                                               ----------  ----------  ---------

Interest expense:
 Deposits                                                       4,316,839   3,560,957  2,414,923
 Other                                                             94,489           -     37,123
                                                               ----------  ----------  ---------
  Total interest expense                                        4,411,328   3,560,957  2,452,046
                                                               ----------  ----------  ---------

  Net interest income                                           7,483,104   6,918,403  5,496,655

Provision for loan losses                                          35,000       9,000     55,000
                                                               ----------  ----------  ---------
  Net interest income after provision
   for loan losses                                              7,448,104   6,909,403  5,441,655
                                                               ----------  ----------  ---------

Other income:
 Service charges on deposit accounts                            1,592,829   1,449,164  1,371,391
 Other operating                                                  721,378     713,065    535,937
                                                               ----------  ----------  ---------
                                                                2,314,207   2,162,229  1,907,328
                                                               ----------  ----------  ---------

Other expense:
 Salaries and employee benefits                                 2,964,366   2,751,841  2,401,184
 Occupancy expense                                                556,728     478,337    505,743
 Equipment expense                                                494,175     401,596    317,271
 Other operating                                                2,336,982   2,417,809  2,092,937
                                                               ----------  ----------  ---------
                                                                6,352,251   6,049,583  5,317,135
                                                               ----------  ----------  ---------

  Income before income taxes                                    3,410,060   3,022,049  2,031,848

Income tax expense                                                982,509     936,709    537,870
                                                               ----------  ----------  ---------

  Net income                                                   $2,427,551   2,085,340  1,493,978
                                                               ==========  ==========  =========

Earnings per common and common equivalent share                $     3.92        3.40       3.31
                                                               ==========  ==========  =========

Weighted average number of shares outstanding                     619,335     613,833    451,542
                                                               ==========  ==========  =========

See accompanying notes to consolidated financial statements.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                  Years ended December 31, 1996, 1995 and 1994


                                                                                          Net
                                                                                       unrealized     Total
                                                              Additional               investment    share-
                                                    Common      paid in     Retained      gains      holders'
                                                     stock      capital     earnings    (losses)      equity
                                                  ----------  ----------   ---------   --------   ----------

Balance at December 31, 1993                         $44,077   7,609,303   3,013,263    241,021   10,907,664

Issuance of common stock                              14,535   2,573,265           -          -    2,587,800

Net unrealized losses on
  investment securities
  available for sale                                       -           -           -   (941,101)    (941,101)

Net income                                                 -           -   1,493,978          -    1,493,978
                                                  ----------  ----------   ---------   --------   ----------

Balance at December 31, 1994                          58,612  10,182,568   4,507,241   (700,080)  14,048,341

Issuance of common stock                               1,265     188,485           -          -      189,750

Change in net unrealized gains on
  investment securities available
  for sale                                                 -           -           -    895,536      895,536

Change in net unrealized gains on
  investment securities held to
  maturity                                                 -           -           -     72,177       72,177

Net income                                                 -           -   2,085,340          -    2,085,340
                                                  ----------  ----------   ---------   --------   ----------

Balance at December 31, 1995                          59,877  10,371,053   6,592,581    267,633   17,291,144

Change in net unrealized losses on                         -           -           -          -            -
  investment securities available
  for sale                                                 -           -           -   (252,310)    (252,310)

Change in net unrealized gains on
  investment securities held to
  maturity                                                 -           -           -    (61,312)     (61,312)

Net income                                                 -           -   2,427,551          -    2,427,551
                                                  ----------  ----------   ---------   --------   ----------

Balance at December 31, 1996                      $   59,877  10,371,053   9,020,132    (45,989)  19,405,073
                                                  ==========  ==========   =========   ========   ==========

See accompanying notes to consolidated financial statements.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994

                                                                          1996          1995           1994
                                                                       ----------     ---------     ---------
Cash flows from operating activities:
  Net income                                                          $ 2,427,551     2,085,340     1,493,978
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                                        507,449       401,317       380,974
     Deferred income tax expense                                           41,138        29,883      (131,915)
     Provision for loan losses                                             35,000         9,000        55,000
     Net amortization and accretion on investment securities               26,270       118,603       317,599
     Net (gain) loss on sale of other real estate                         (36,801)        1,330       (23,070)
     Changes in assets and liabilities:
       Increase in accrued interest income and other assets              (431,662)     (451,221)       30,357
       (Decrease) increase in accrued expenses
        and other liabilities                                             (73,642)      144,981       240,100
                                                                      -----------   -----------   -----------
          Net cash provided by operating activities                     2,495,303     2,339,233     2,363,023
                                                                      -----------   -----------   -----------

Cash flows from investing activities:
  Proceeds from maturity of investment securities
     available for sale                                                18,725,000     6,200,000     7,705,000
  Proceeds from maturity of investment securities
     held to maturity                                                  18,751,758    15,260,000     9,560,000
  Purchase of investment securities available for sale                (46,750,853)  (31,468,436)   (4,974,219)
  Purchase of investment securities held to maturity                   (3,356,880)   (9,172,359)  (18,619,479)
  Proceeds from principal paydowns on mortgage
     backed securities available for sale                                 172,271       218,795       385,401
  Proceeds from principal paydowns on mortgage
     backed securities held to maturity                                     5,746         8,859        43,570
  Net increase in loans                                                (8,876,640)   (9,750,669)     (980,521)
  Purchases of property and equipment                                  (1,118,344)     (811,694)     (181,118)
  Proceeds from sale of other real estate                                 165,988        14,132       272,264
                                                                      -----------   -----------   -----------
          Net cash used in investing activities                       (22,281,954)  (29,501,372)   (6,789,102)
                                                                      -----------   -----------   -----------

Cash flows from financing activities:
  Net increase in non-interest bearing deposits                         1,710,799     4,398,618    10,871,499
  Net increase in interest bearing deposits                            14,336,778    22,856,274     4,746,725
  Proceeds from issuance of note payable                                  400,000             -             -
  Principal payments on note payable                                      (23,263)            -    (2,500,000)
  Issuance of common stock                                                      -       189,750     2,587,800
                                                                      -----------   -----------   -----------
          Net cash provided by financing activities                    16,424,314    27,444,642    15,706,024
                                                                      -----------   -----------   -----------

          Net (decrease) increase in cash
            and cash equivalents                                       (3,362,337)      282,503    11,279,945

Cash and cash equivalents at beginning of year                         19,674,797    19,392,294     8,112,349
                                                                      -----------   -----------   -----------

Cash and cash equivalents at end of year                              $16,312,460    19,674,797    19,392,294
                                                                      ===========   ===========   ===========
(Continued)

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                  Years ended December 31, 1996, 1995 and 1994




                                                            1996         1995         1994
                                                        ----------    ---------    ---------

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                           $4,395,598    3,413,132    2,386,967
                                                        ==========   ==========    =========
     Income taxes                                       $  976,000      777,000      476,000
                                                        ==========   ==========    =========

Supplemental disclosure of non-cash transactions:
  Real estate acquired through foreclosure              $  183,051            -      367,302
                                                        ==========   ==========    =========

  Loans to facilitate the sale of other real estate     $  400,000       89,250       36,000
                                                        ==========   ==========    =========

  Change in unrealized (losses) gains on
     investment securities available for sale
     and held to maturity, net                          $(503,283)    1,551,567   (1,524,164)
                                                        =========    ==========   ==========

  Transfer from investment securities held to maturity
     to available for sale                              $       -    17,769,275           -
                                                        =========    ==========  ==========

  Transfer from investment securities available for
     sale to held to maturity                           $       -    28,090,757           -
                                                        =========    ==========  ==========




See accompanying notes to consolidated financial statements.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994



(1) Summary of Significant Accounting Policies
    ------------------------------------------

   GSB Investments, Inc. and subsidiary (the Company) provide a wide range of banking services, primarily in Alachua County and Clay County, Florida, to individual and corporate customers through its subsidiary bank. The subsidiary bank is subject to competition from other financial institutions and is also subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

   The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practice within the banking industry. The following is a description of the more significant of these policies.

   (a)  Basis of Presentation
        ---------------------

       The consolidated financial statements include the accounts of GSB Investments, Inc. (the Parent) and its wholly owned subsidiary, Gainesville State Bank (the Bank). All significant intercompany accounts have been eliminated in consolidation.

   (b)  Investment Securities
        ---------------------

       Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses are included in shareholders' equity, net of the effect of income taxes.

       Investment securities that management has the intent, and the Company has the ability at the time of purchase to hold until maturity, are classified as investment securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. A decline in fair value that is other than temporary will be charged to income, resulting in the establishment of a new cost basis for the security.

       On November 15, 1995, the Financial Accounting Standards Board (FASB) issued Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Special Report). Pursuant to the Special Report, the Company was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held to maturity category made in conjunction with that reassessment would not call into question the Company's intent to hold other debt securities to maturity in the future (note 2). The Company applied the provisions of the Special Report during 1995. However, no reclassifications among its held to maturity or available for sale portfolios have been made since that time.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(1) Summary of Significant Accounting Policies, continued
    -----------------------------------------------------

   (c)  Loans
        -----

       Loans are reported at principal amount outstanding, net of unearned income and the allowance for loan losses. Interest on loans is accrued and credited to income based on the principal amount outstanding. Loans are generally placed on nonaccrual status when the full timely collection of interest and principal becomes uncertain or they become contractually in default in excess of 90 days as to either principal or interest, unless they are both well secured and in the process of collection.

       Additions to the allowance for loan losses are based on management's evaluation of the loan portfolio, under current economic conditions, past loan loss experience, value of underlying collateral, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when, in the opinion of management, such loans are deemed uncollectible. Recognized losses are charged to the allowance for loan losses, and subsequent recoveries are added to the allowance.

       Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and other real estate, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

       The Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, which requires that impairment of larger balance, non-homogeneous loans be measured by comparing the net carrying amount of the loan to the present value of the expected future cash flows discounted at the loan's original effective rate, the observable market price of the impaired loan, or the fair value of the collateral for collateral dependent loans. Smaller balance, homogeneous loans are collectively evaluated for impairment. A valuation allowance equal to the measured impairment is established if necessary within the overall allowance for loan losses.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, continued
    -----------------------------------------------------

   (d)  Property and Equipment
        ----------------------

       Property and equipment is stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the respective assets which range from 3 to 30 years.

   (e)  Other Real Estate
        -----------------

       Other real estate, consisting of properties obtained through foreclosure, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, or other estimates of value, adjusted for estimated disposal costs. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged to the allowance for loan losses. Gains or losses on sales and any subsequent permanent declines in fair value are recorded in the consolidated statement of income.

   (f)  Intangible Assets
        -----------------

       Intangible assets represent the unamortized portion of the excess of the acquisition cost over the fair value of assets purchased. The Company is amortizing the assets based upon the straight-line method over forty years. Management periodically assesses the recoverability of goodwill based on future undiscounted cash flows from operations of the acquired entity.

   (g)  Income Taxes
        ------------

       Under a tax-sharing agreement, the Company and the Bank file a consolidated income tax return. The Bank provides for income taxes in its consolidated financial statements based on its separately computed taxable income.

       Deferred tax assets and liabilities are recognized for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets and liabilities are adjusted for the effect of changes in tax rates in the period of change.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(1) Summary of Significant Accounting Policies, continued
    -----------------------------------------------------

   (h)  Cash and Cash Equivalents
        -------------------------

       For the purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of ninety days or less to be cash equivalents. Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds sold are purchased and sold for one day periods.

   (i)  Use of Estimates
        ----------------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimate made by management relates to the adequacy of the allowance for loan losses.

   (j)  Stock Option Plan
        -----------------

       Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in 1995 and future years, as if fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

   (k)  Earnings Per Share
        ------------------

       Earnings per share are based on the weighted average of common and common equivalent shares outstanding during the period.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(1) Summary of Significant Accounting Policies, continued
    -----------------------------------------------------

    (l)  Reclassifications
         -----------------

       Certain reclassifications have been made to the 1995 accounts to conform to classifications adopted in 1996.


(2) Investment Securities
    ---------------------

   Investment securities available for sale consist of the following at December 31, 1996 and 1995:

                                                       December 31, 1996
                              ----------------------------------------------------------------
                                                     Gross           Gross        Estimated
                               Amortized          unrealized      unrealized        market
                                 cost                gains          losses          value
                              -----------         -----------    ------------    -----------
U.S. Treasury securities      $ 8,056,965                 -       (113,245)        7,943,720
U.S. Government agency
 obligations                   46,575,923             77,888      (229,199)       46,424,612
Obligations of state and
 municipals                    13,409,320            200,294       (34,742)       13,574,872
Mortgage backed securities        457,233             14,815          (412)          471,636
Equity securities                 531,000                 -             -            531,000
                              -----------            -------      --------        ----------
                              $69,030,441            292,997      (377,598)       68,945,840
                              ===========            =======      ========        ==========

                                                       December 31, 1995
                              ----------------------------------------------------------------
                                                     Gross           Gross        Estimated
                               Amortized          unrealized      unrealized        market
                                 cost                gains          losses          value
                              -----------         -----------    ------------    -----------
U.S. Treasury securities      $25,644,186            186,859      (137,693)       25,693,352
U.S. Government agency
 obligations                    3,751,313             48,115            -          3,799,428
Obligations of state and
 municipals                    11,243,448            215,500       (19,763)       11,439,185
Mortgage backed securities        629,275             20,650          (287)          649,638
Equity securities                  20,000                 -             -             20,000
                              -----------            -------      --------        ----------
                              $41,288,222            471,124      (157,743)       41,601,603
                              ===========            =======      ========        ==========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(2) Investment Securities, continued
    --------------------------------

    Investment securities held to maturity consist of the following at December 31, 1996 and 1995:

                                                       December 31, 1996
                              ----------------------------------------------------------------
                                                     Gross           Gross        Estimated
                               Amortized          unrealized      unrealized        market
                                 cost                gains          losses          value
                              -----------         -----------    ------------    -----------
U.S. Government agency
 obligations                  $19,309,175            22,567         (18,181)     19,313,561
Obligations of state and
 municipals                     7,115,512           182,847         (19,003)      7,279,356
                              -----------           -------         -------      ----------
                              $26,424,687           205,414         (37,184)     26,592,917
                              ===========           =======         =======      ==========

                                                       December 31, 1995
                              ----------------------------------------------------------------
                                                     Gross           Gross        Estimated
                               Amortized          unrealized      unrealized        market
                                 cost                gains          losses          value
                              -----------         -----------    ------------    -----------
U.S. Government agency
 obligations                  $36,037,826            80,715         (55,380)     36,063,161
Obligations of state and
 municipals                     5,450,207           216,025         (13,898)      5,652,334
Mortgage backed securities        357,486             2,041              -          359,527
                              -----------           -------         -------      ----------
                              $41,845,519           298,781         (69,278)     42,075,022
                              ===========           =======         =======      ==========


   The Company made a reassessment of its investment portfolio in accordance with the Special Report and effective December 14, 1995, reclassified investment securities held to maturity with a carrying value of $17,769,275 and a fair value of $18,116,480 to investment securities available for sale.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(2) Investment Securities, continued
    --------------------------------

   Also, effective December 14, 1995, the Company reclassified investment securities available for sale with a carrying value and fair value of $28,090,757, to investment securities held to maturity. Unrealized holding gains of $72,177, net of tax effects of $43,547, were recorded on this transaction are being amortized as an adjustment to yield over the remaining term to maturity. The amortized portion of these holding gains included in the accompanying consolidated statement of income was $98,303 for the year ended December 31, 1996.

   There were no sales of investment securities during the years ended December 31, 1996, 1995 or 1994.

   The amortized cost and estimated market value of investment securities at December 31, 1996, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                       Available for Sale                   Held to Maturity
                                --------------------------------       ---------------------------
                                                    Estimated                           Estimated
                                   Amortized         market             Amortized         market
                                      cost           value                 cost           value
                                --------------   --------------        -----------      ----------
Amount due:
 Within one year                 $ 4,557,702        4,553,152            4,702,676       4,694,309
 After one year through
  five years                      51,096,727       50,876,972           17,244,137      17,324,594
 After five years through
  ten years                       12,387,779       12,513,080            4,477,874       4,574,014
 Mortgage backed securities          457,233          471,636                   -               -
 Equity securities                   531,000          531,000                   -               -
                                 -----------       ----------           ----------      ----------
                                 $69,030,441       68,945,840           26,424,687      26,592,917
                                 ===========       ==========           ==========      ==========


   Investment securities with a carrying value of approximately $6,028,000 and $4,381,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(3) Loans
    -----

   Loans outstanding, by category, at December 31, 1996 and 1995 are summarized as follows:

                                                    1996        1995
                                                 ----------  -----------

       Commercial, financial and agricultural   $15,162,898   12,893,494
       Real estate - construction                 4,301,672    1,623,942
       Real estate - mortgage                    46,550,919   43,285,386
       Installment                                5,072,237    4,695,696
       Deposit account overdrafts                   532,019       82,676
                                                -----------   ----------
                                                $71,619,745   62,581,194
       Less unearned income                        (399,723)    (311,411)
                                                -----------   ----------

                                                $71,220,022   62,269,783
                                                ===========   ==========


   In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the consolidated balance sheet. The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on an individual basis. At December 31, 1996 and 1995 the Bank had commitments to fund $13,724,000 and $13,752,000, respectively, in lines of credit available to customers.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 1996 and 1995, the Bank had outstanding $813,000 and $716,000, respectively, in standby letters of credit.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(3)  Loans, continued
     ----------------

   All impaired loans have been evaluated for collectibility under the provisions of these statements.

                                                 1996              1995              1994
                                          ----------------    --------------    --------------

Recorded investment in impaired loans         $1,155,000        1,028,000         1,116,000
                                              ==========        =========         =========
Specific allowance for loan losses
 related to impaired loans                    $  121,000           83,000           107,000
                                              ==========        =========         =========


                                              Interest            Average          Interest
                                             income not          recorded           income
                                            recognized on      investment in     recognized on
                                          nonaccrual loans    impaired loans    impaired loans
                                          ----------------    --------------    --------------
  1996                                        $   96,000        1,092,000            57,000
                                              ==========        =========         =========

  1995                                           111,000        1,072,000           147,000
                                              ==========        =========         =========

  1994                                        $   61,000        1,052,000            17,586
                                              ==========        =========         =========


   The Bank has made loans in the normal course of business to directors and executive officers for various purposes. The following sets forth information regarding loans receivable from directors and executive officers:

       Balance at December 31, 1994      $6,103,015
          Repayments                       (698,231)
          New borrowings                  1,993,749
                                         ----------
       Balance at December 31, 1995       7,398,533
          Repayments                       (419,857)
          New borrowings                  2,185,255
                                         ----------
       Balance at December 31, 1996      $9,163,931
                                         ==========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(3) Loans, continued
    ----------------

   The following is an analysis of the changes in the allowance for loan losses:

                                            1996         1995       1994
                                         ----------   ---------   ---------
       Balance at beginning of year      $1,009,381   1,008,049   1,171,276
          Loans charged off                (191,572)    (81,028)   (278,978)
          Recoveries                         48,222      73,360      60,751
          Provision for loan losses          35,000       9,000      55,000
                                         ----------   ---------   ---------
       Balance at end of year            $  901,031   1,009,381   1,008,049
                                         ==========   =========   =========

   At December 31, 1996, 1995 and 1994, nonaccrual loans were approximately $1,155,000, $1,028,000 and $1,116,000, respectively. If interest due on all nonaccrual loans had been accrued at the original contract rates, interest income would have been increased by approximately $96,000, $17,500 and $17,500 in 1996, 1995 and 1994, respectively.


(4) Property and Equipment
    ----------------------

   A summary of property and equipment at December 31, 1996 and 1995 is as follows:

                                                     1996         1995
                                                  ----------    ---------
       Land                                       $  764,597      764,597
       Bank premises and leasehold improvements    3,343,172    2,870,668
       Furniture and equipment                     2,788,669    2,029,463
       Construction in process                        87,781      265,394
                                                 -----------   ----------
                                                   6,984,219    5,930,122
       Less accumulated depreciation             $(2,900,945)  (2,537,089)
                                                 -----------   ----------

            Net book value                       $ 4,083,274    3,393,033
                                                 ===========   ==========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(4) Property and Equipment, continued
    ---------------------------------

   The Company leases various office space and equipment under operating leases. Rental expense for these operating leases included in occupancy and equipment expense in the accompanying consolidated statements of income was $81,025, $78,001 and $68,267 for the years ended December 31, 1996, 1995 and 1994, respectively. Future minimum rental payments under noncancellable leases are:

                       Year ending December 31,  Amount
                       ------------------------  ------
                              1997             $ 82,676
                              1998               60,334
                              1999               44,739
                              2000               44,689
                              2001               38,089
                             Thereafter         355,500
                                               --------
                                               $626,027
                                               ========

(5)  Deposits
     --------

   Interest bearing deposits included in the accompanying consolidated financial statements are comprised of the following:


                                                  1996         1995
                                              ------------  -----------

       NOW and Money Market Accounts          $ 64,325,168   56,538,218
       Savings                                  13,690,564   12,486,265
       Other Time Deposits                      53,473,816   48,128,287
                                              ------------  -----------
                                              $131,489,548  117,152,770
                                              ============  ===========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(5)  Deposits, continued
     -------------------

   Other time deposits in excess of $100,000 were $16,480,644, $11,686,163 and $8,509,036 at December 31, 1996, 1995 and 1994, respectively. Such deposits generated interest expense of $718,827, $619,962 and $218,857 for the years ended December 31, 1996, 1995 and 1994, respectively. Additionally, expected maturities of other time deposits as of December 31, 1996 for the next five years are as follows:

                 Year ending December 31,             Amount
                 ------------------------          -----------
                           1997                    $41,889,440
                           1998                      8,786,491
                           1999                      1,729,073
                           2000                        602,385
                           2001                        421,658
                        Thereafter                      44,769
                                                   -----------
                                                   $53,473,816
                                                   ===========

   The aggregate amount of deposits that have been reclassified as loans (i.e. overdrafts) as of December 31, 1996 and 1995 were $532,019 and $82,676, respectively.


(6)  Note Payable
     ------------

   The Bank has an unsecured note payable to a financial institution with an outstanding balance of $376,737 as of December 31, 1996. The note payable is due in monthly principal payments of $3,333 plus interest at 7.02%. The loan matures May 2006.

   The required minimum principal payments on the note payable for each of the next five years is as follows:


                 Year ending December 31,             Amount
                 ------------------------           --------
                           1997                     $ 39,996
                           1998                       39,996
                           1999                       39,996
                           2000                       39,996
                           2001                       39,996
                         Thereafter                  176,757
                                                    --------
                                                    $376,737
                                                    ========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(7)  Employee Benefit Plans
     ----------------------

     The Company sponsors a 401(k) defined contribution plan which covers substantially all of its employees over age twenty-one who have completed one year of service. Participants may contribute up to 15% of their pre-tax salary to the plan. The Company matches $.25 for each $1.00 contributed, with matched contributions limited to the first 6% of pre-tax salary. The Company made contributions to the plan of $19,891, $12,079 and $8,443 for the years ended December 31, 1996, 1995 and 1994, respectively.


(8)  Income Taxes
     ------------

     The components of income tax expense are as follows:

                               1996       1995        1994
                             --------    -------    --------
          Current:
            Federal          $829,810    787,169     589,730
            State             111,561    119,657      80,055
                             --------    -------    --------
                              941,371    906,826     669,785
                             --------    -------    --------
          Deferred:
            Federal            39,081     25,940    (123,226)
            State               2,057      3,943      (8,689)
                             --------    -------    --------
                               41,138     29,883    (131,915)
                             --------    -------    --------
                             $982,509    936,709     537,870
                             ========    =======    ========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(8)  Income Taxes, continued
     -----------------------

     Income tax expense attributable to income from continuing operations, differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before taxes as follows:

                                           1996          1995        1994
                                        ----------    ---------    --------
Computed "expected" tax expense         $1,159,420    1,027,497     690,828
Increase (decrease) in income taxes
 resulting from:
  State income taxes, net of Federal
   income tax benefit                       74,988       81,576      47,102
  Amortization of goodwill                  26,977       26,978      26,978
  Tax-exempt interest                     (294,156)    (235,723)   (240,248)
  Other, net                                15,280       36,381      13,210
                                         ---------    ---------    --------
                                        $  982,509      936,709     537,870
                                        ==========    =========    ========

     The effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1996 and 1995 are presented below:

                                                          1996         1995
                                                        --------     -------

       Deferred tax assets:
          Allowance for loan losses                     $202,148     202,207
          Other real estate                                6,678      28,853
          Unrealized losses on investment
            securities available for sale                 27,747           -
                                                        --------     -------
              Total deferred tax assets                  236,573     231,060
                                                        --------     -------

       Deferred tax liabilities:
          Unrealized gains on investment
            securities available for sale                      -     161,472
          Depreciation                                   132,734     113,830
                                                        --------     -------
              Total deferred tax liabilities             132,734     275,302
                                                        --------     -------

              Net deferred tax assets (liabilities)     $103,839     (44,242)
                                                        ========     =======

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(8)  Income Taxes, continued
     -----------------------

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the schedule of reversal of deferred tax assets, projected future taxable income, and tax planning strategies in making the assessment. The Company has paid sufficient taxes in prior years which are available for recovery of deferred tax assets and no valuation allowance is required.


(9) Fair Value of Financial Instruments
    -----------------------------------

   Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

   (a) Cash and Due from Banks and Federal Funds Sold
       ----------------------------------------------

       The carrying amount of these instruments approximates fair value because of the short-term maturities of these instruments.

   (b) Investment Securities
       ---------------------

       The fair value of investment securities is estimated based on published bid prices or bid quotations received from the Company's investment advisor.

   (c) Loans
       -----

       Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayment for each loan classification, modified, as required, by an estimate of the current economic and lending conditions. At December 31, 1996, the estimated fair value of loans was $71,882,332 and the carrying value was $71,220,022.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(9) Fair Value of Financial Instruments, continued
    ----------------------------------------------

    (d)  Deposits
         --------

       The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts and money market accounts, is equal to the amount payable on demand as of December 31, 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The following table presents information regarding the fair value of deposits:

                                                          December 31, 1996
                                                    --------------------------
                                                      Carrying      Estimated
                                                       amount      fair value
                                                    ------------  ------------

            Non-interest bearing deposits           $ 39,139,673    39,139,673
            Interest bearing deposits                131,489,548   131,595,066
                                                    ------------  ------------

                                                    $170,629,221   170,734,739
                                                    ============  ============


       The fair value estimates do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the credit markets.

   (e) Commitments
       -----------

       The fair value of commitments to extend credit to fund commercial, installment, credit card, real estate construction, and real estate-mortgage loans is equal to their cost at December 31, 1996. This is based on the fact that the Company generally does not offer lending commitments to its customers for long periods and, therefore, the underlying rates of the commitments approximate market rates.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(9)  Fair Value of Financial Instruments, continued
     ----------------------------------------------

     (f)  Limitations
          -----------

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from the offering for sale, at one time, the Company's financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on- and off- balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial instruments include deferred income tax assets, property and equipment, and intangible assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant affect on fair value estimates and have not been considered in any of the estimates.


(10) Regulatory Matters
     ------------------

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(10) Regulatory Matters, continued
     -----------------------------

     As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table presented. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table below. Totals of $2,334,000 and $2,728,000 were deducted from capital for interest-rate risk in 1996 and 1995, respectively.

                                                                                To Be Well
                                                                                Capitalized
                                                          For Capital          Under Prompt
                                                            Adequacy         Corrective Action
                                        Actual              Purposes             Provisions
                                 ------------------     ----------------     -----------------
                                    Amount    Ratio        Amount   Ratio      Amount    Ratio
                                             (all amounts and ratios shown below are
                                         "greater than or equal to" the amount presented)
As of December 31, 1996:
 Total Capital
  (to Risk Weighted Assets)      $17,972,000  18.43%    $7,801,000  8.00%    $9,751,000  10.00%
 Tier I Capital
  (to Risk Weighted Assets)       17,071,000  17.51%     3,900,000  4.00%     5,851,000   6.00%
 Tier I Capital
  (to Average Assets)             17,071,000   9.13%     7,479,000  4.00%     9,349,000   5.00%

As of December 31, 1995:
 Total Capital
  (to Risk Weighted Assets)       15,572,000  18.01%     6,917,000  8.00%     8,646,000  10.00%
 Tier I Capital
  (to Risk Weighted Assets)       14,563,000  16.85%     3,459,000  4.00%     5,188,000   6.00%
 Tier I Capital
  (to Average Assets)             14,563,000   8.93%     6,523,180  4.00%     8,154,000   5.00%


     Under the framework, the Bank's capital levels do not allow the Bank to accept brokered deposits without prior approval from regulators.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(10) Regulatory Matters, continued
     -----------------------------

     The payment of dividends is subject to certain regulatory restrictions. No dividends were paid by the Bank to the Company during 1996 or 1995.


(11) Condensed Financial Information of GSB Investments, Inc. (Parent Only)
     ----------------------------------------------------------------------


                            Condensed Balance Sheets
                           December 31, 1996 and 1995


     Assets                                           1996         1995
     ------                                       -----------   -----------

     Cash                                         $   515,785       526,360
     Investment in Gainesville State Bank          16,526,291    14,315,933
     Intangible assets                              2,380,364     2,459,710
     Other assets                                          -          4,217
                                                  -----------   -----------

                                                  $19,422,440    17,306,220
                                                  ===========   ===========

     Liabilities and Shareholders' Equity
     ------------------------------------

     Accrued expenses and other liabilities       $    17,367        15,076
                                                  -----------   -----------
     Shareholders' equity:

       Common stock                                    59,877        59,877
       Additional paid in capital                  10,371,053    10,371,053
       Retained earnings                            9,020,132     6,592,581
       Net unrealized investment (losses) gains       (45,989)      267,633
                                                  -----------   -----------
            Total shareholders' equity             19,405,073    17,291,144
                                                  -----------   -----------

                                                  $19,422,440    17,306,220
                                                  ===========   ===========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(11) Condensed Financial Information of GSB Investments, Inc. (Parent Only),
     -----------------------------------------------------------------------
     continued
     ---------

                         Condensed Statements of Income
                  Years ended December 31, 1996, 1995 and 1994

                                                             1996         1995         1994
                                                          ----------    ---------    ---------
     Income:
       Equity in undistributed income of subsidiary       $2,523,980    2,172,199    1,525,509
       Dividends from subsidiary                                   -            -      100,000
                                                          ----------    ---------    ---------
            Total income                                   2,523,980    2,172,199    1,625,509
                                                          ----------    ---------    ---------

     Expenses:
       Interest                                                    -            -       37,123
       Other                                                 106,737      103,035      139,283
                                                          ----------    ---------    ---------
            Total expenses                                   106,737      103,035      176,406
                                                          ----------    ---------    ---------
            Income before income taxes                     2,417,243    2,069,164    1,449,103

       Income tax benefit allocated from
          consolidated tax returns                            10,308       16,176       44,875
                                                          ----------    ---------    ---------
            Net income                                    $2,427,551    2,085,340    1,493,978
                                                          ==========    =========    =========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(11) Condensed Financial Information of GSB Investments, Inc. (Parent Only),
     -----------------------------------------------------------------------
     continued
     ---------


                       Condensed Statements of Cash Flows
                  Years ended December 31, 1996, 1995 and 1994


                                                                   1996          1995         1994
                                                              -----------    ----------   -----------

     Cash flows from operating activities:
       Net income                                             $ 2,427,551     2,085,340     1,493,978
       Adjustments to reconcile net income to net cash
        (used in) provided by operating activities:
         Equity in undistributed income of subsidiary          (2,523,980)   (2,172,199)   (1,525,509)
         Amortization                                              79,346        79,345        79,346
         Decrease (increase) in other assets                        4,217       158,474       (44,878)
         Increase in accrued expenses and other liabilities         2,291        15,076            -
                                                              -----------   -----------   -----------
          Net cash (used in) provided by
            operating activities                                  (10,575)      166,036         2,937
                                                              -----------   -----------   -----------

       Cash flows from financing activities:
         Issuance of common stock                                      -        189,750     2,587,800
         Principal payment on note payable                             -             -     (2,500,000)
                                                              -----------   -----------   -----------
          Net cash provided by financing activities                    -        189,750        87,800
                                                              -----------   -----------   -----------

          Net (decrease) increase in cash                         (10,575)      355,786        90,737

       Cash at beginning of year                                  526,360       170,574        79,837
                                                              -----------   -----------   -----------
       Cash at end of year                                    $   515,785       526,360       170,574
                                                              ===========   ===========   ===========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(12)  Stock Option Plans
      ------------------

      At December 31, 1996, the Company has a stock-based compensation plan, whereby options are issued to certain officers to purchase stock of the Company. The holder vests in 20% of the options per year from the date of grant.

      The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. At the date of grant, the current book value of the underlying stock was equal to the exercise price. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123, the Company's net income as reported in the accompanying consolidated statements of income as of December 31, 1996 would have been reduced to the pro forma amount of $2,421,219.

      Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

      The fair value of each option granted is estimated on the date of grant using an acceptable option-pricing model with the following weighted-average assumptions used for grants in 1996; dividend yield of -0-percent; expected volatility of -0- percent; risk-free interest rate of 6.38% and expected life of 5 years.

      A summary of the status of the Company's stock option plan as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                                     1996                       1995
                                             ----------------------     ----------------------
                                                          Weighted-                  Weighted-
                                                           Average                    Average
                                              Shares      Exercise       Shares      Exercise
                                              (000)        Price         (000)        Price
                                             -------      --------      -------      ---------

     Outstanding at beginning of year         20,000         $15         32,650          $15
     Granted                                   7,850          29              -            -
     Exercised                                     -           -        (12,650)          15
                                             -------                    -------
     Outstanding at end of year               27,850         $19         20,000          $15
                                             =======                    =======

     Options exercisable at year-end           8,000         $15          4,000          $15
     Weighted-average fair value of
       options granted during the year       $    21                          -            -

                      GSB INVESTMENTS, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(12) Stock Option Plans, continued
     -----------------------------

     The following table summarizes information about options at December 31, 1996:

                                       All Options Outstanding              Options Exercisable
                           -----------------------------------------    ------------------------
                                            Weighted-
                                             Average       Weighted-      Number       Weighted-
         Range of            Number         Remaining       Average        of           Average
         Exercise              of          Contractual     Exercise      options       Exercise
          Price             Options           Life           Price      Exercisable      Price
         --------          --------        -----------     ---------    -----------    ---------
           $15              20,000             3 years        $15          8,000          $15
            29               7,850          4.25 years         29             -            -
                           --------                                     -----------
                            27,850          3.33 years         19          8,000           15
                           ========                                     ===========

(13) Commitments and Contingencies
     -----------------------------

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Company.

(14) Common Stock
     ------------

     In the past, the Company may have issued shares of common stock in excess of shares authorized under the Company's Articles of Incorporation in effect at the time of such issuances. These overissues appear to have occurred because amendments to the Company's Articles of Incorporation to increase the number of authorized shares were not filed with the Florida Department of State prior to such issuances, even though such amendments had been approved by the Company's shareholders prior to the issuances. The Company's Board of Directors believes that the failure to file these amendments before the issuances was inadvertant, and appropriate action has been taken to ratify such issuances.

                      GSB INVESTMENTS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997

                             ASSETS
--------------------------------------------------------------
Cash and due from banks                                            $ 11,036,687
Federal funds sold                                                    6,937,000
Investment securities available for sale,
 aggregate market value of $81,863,528                               81,863,528
Investment securities held to maturity,
 aggregate market value of $21,802,125                               21,552,854

Loans                                                                77,922,910
  Allowance for loan losses                                          (1,203,525)
                                                                   ------------
    Net loans                                                        76,719,385
                                                                   ------------

Property and equipment, net                                           4,142,778
Other real estate                                                             0
Accrued interest income                                               1,999,035
Other assets                                                          1,872,072
Intangible assets                                                     2,340,691
                                                                   ------------
    Total assets                                                   $208,464,030
                                                                   ============

           LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------
Non-interest bearing deposits                                      $ 42,222,532
Interest bearing deposits                                           143,378,720
                                                                   ------------
    Total deposits                                                  185,601,252

Accrued expenses and other liabilities                                1,162,576
Note payable                                                            615,804
                                                                   ------------
    Total liabilities                                               187,379,632
                                                                   ------------
Shareholders' equity:
  Common stock, $.10 par value: Authorized
   4,000,000 shares; issued and outstanding 608,281                      60,828
  Additional paid in capital                                         10,534,638
  Retained earnings                                                  10,269,093
  Net unrealized (losses) gains on investment securities
   available for sale                                                   216,641
  Net unrealized gains on investment securities held to maturity          3,198
                                                                   ------------
      Total shareholders' equity                                     21,084,398
                                                                   ------------
Commitments and contingencies

    Total liabilities and shareholders' equity                     $208,464,030
                                                                   ============

See accompanying notes to consolidated financial statements

                      GSB INVESTMENTS, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE PERIODS ENDED JUNE 30, 1997 AND 1996

                                                      1997           1996
                                                   -----------    -----------
Interest income:
  Loans, including fees                             $3,382,846     $2,985,340
  Federal funds sold                                   174,890         71,390
  Taxable investment securities                      2,389,433      2,309,813
  Tax exempt securities                                614,393        419,542
                                                    ----------     ----------
    Total interest income                            6,561,562      5,786,085
                                                    ----------     ----------
Interest expense:
  Deposits                                           2,678,504      2,073,163
  Other                                                 20,896         55,869
                                                    ----------     ----------
    Total interest expense                           2,699,400      2,129,032
                                                    ----------     ----------

    Net interest income                              3,862,162      3,657,053

Provision for loan losses                              320,000              0
                                                    ----------     ----------
    Net interest income after provision
     for loan losses                                 3,542,162      3,657,053
                                                    ----------     ----------
Other income:
  Service charges on deposit accounts                1,008,274        774,197
  Other operating                                      483,725        363,975
                                                    ----------     ----------
                                                     1,491,999      1,138,172
                                                    ----------     ----------
Other expense:
  Salaries and employee benefits                     1,582,395      1,407,224
  Occupancy expense                                    308,140        275,892
  Equipment expense                                    300,113        216,430
  Other operating                                    1,142,071      1,122,179
                                                    ----------     ----------
                                                     3,332,719      3,021,725
                                                    ----------     ----------
    Income before income taxes                       1,701,442      1,773,500

Income tax expense                                     450,270        532,724
                                                    ----------     ----------

    Net income                                      $1,251,172     $1,240,776
                                                    ==========     ==========

Earnings per common and common equivalent share           2.01           2.01
                                                    ==========     ==========
Weighted average number of shares outstanding          620,910        618,708
                                                    ==========     ==========

                      GSB INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE PERIODS ENDED JUNE 30, 1997 AND 1996

                                                                           1997              1996
                                                                       ------------      ------------
Cash flows from operating activities:
  Net income                                                           $  1,251,172      $  1,240,776
  Adjustments to reconcile net income to cash provided by
   operating activities:
       Depreciation and amortization                                        291,544           332,594
       Deferred income tax expense                                               --            20,569
       Provision for loan losses                                            320,000                --
       Net amortization and accretion on investment securities                5,351            27,279
       Net (gain) loss on sale of other real estate                         (32,086)           (4,721)
       Changes in assets and liabilities:
         Increase in accrued interest income and other assets            (1,318,344)         (763,449)
         (Decrease) increase in accrued expenses and other
          liabilities                                                       494,321           182,933
                                                                       ------------      ------------
          Net cash provided by operating activities                       1,011,958         1,035,981
                                                                       ------------      ------------
Cash flows from investing activities:
  Proceeds from maturity of investment securities available for
   sale                                                                   1,100,000         5,523,389
  Proceeds from maturity of investment securities held to
   maturity                                                              11,796,234        10,752,043
  Purchase of investment securities available for sale                  (14,139,770)      (24,874,775)
  Purchase of investment securities held to maturity                     (6,725,026)               --
  Proceeds from principal paydowns on mortgage backed
   securities available for sale                                             58,829            70,260
  Proceeds from principal paydowns on mortgage backed
   securities held to maturity                                                   --             5,746
  Net increase in loans                                                  (6,720,394)       (6,985,548)
  Purchase of property and equipment                                       (311,375)         (787,669)
  Proceeds from sale of other real estate                                   215,137             8,988
                                                                       ------------      ------------
          Net cash provided by investing activities                     (14,726,365)      (16,287,566)
                                                                       ------------      ------------
Cash flows from financing activities:
  Net increase in non-interest bearing deposits                           3,082,859         1,710,574
  Net increase in interest bearing deposits                              11,889,172        (3,975,254)
  Proceeds from issuance of notes payable                                   268,000         6,525,000
  Principal payments on notes payable                                       (28,933)           (3,333)
  Issuance of common stock                                                  164,536                --
                                                                       ------------      ------------
          Net cash provided by financing activities                      15,375,634         4,256,987
                                                                       ------------      ------------
          Net (decrease) increase in cash and cash
           equivalents                                                    1,661,227       (10,994,598)

Cash and cash equivalents at beginning of year                           16,312,460        19,674,797
                                                                       ------------      ------------

Cash and cash equivalents at June 30, 1997 and 1996                    $ 17,973,687      $  8,680,199
                                                                       ============      ============
 Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                           $  2,562,548      $  2,128,951
                                                                       ============      ============

    Income taxes                                                       $    515,000      $    556,000
                                                                       ============      ============

Supplemental disclosures of non-cash transactions:
  Real estate acquired through foreclosure                             $         --      $     22,466
                                                                       ============      ============

  Change in unrealized (losses) gains on investment securities
   available for sale and held by maturity, net                        $     49,285      $ (1,810,124)
                                                                       ============      ============

                      GSB INVESTMENTS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 1

General: The consolidated financial statements in this report have not been audited. In the opinion of management, all adjustments necessary to present fairly the financial position and the results of operations for the interim periods have been made. All such adjustments are of a normal recurring nature. The results of operations are not necessarily indicative of the results of operations for the full year or any other interim periods.

Note 2

Recent Accounting Pronouncements:

          IMPACT OF ACCOUNTING REQUIREMENTS

          In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, de-recognizes financial assets when control has been surrendered, and de-recognizes liabilities when extinguished. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. In December 1996, the FASB amended SFAS 125 to delay the effective date of certain provisions of the standard to transfers occurring after December 31, 1997. GSB adopted SFAS 125 as amended on January 1, 1997. Adoption of this statement will not impact GSB's operations or financial position.

          In February 1997, the FASB issued Statement of Accounting Standards No. 128, "Earnings Per Share" ("EPS"). SFAS 128 establishes new standards for computing and presenting earnings per share. In effect, this statement simplifies the standards for computing EPS previously addressed in APB Opinion No. 15, by making them comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and it also requires dual presentation of basic and diluted EPS on the face of the income statement for all public entities with complex capital structures. In addition, the statement requires a reconciliation of the numerator and denominator used to compute basic EPS. SFAS 128 supersedes APB Opinion No. 15 and the AICPA Interpretations thereon and is effective for financial statements issued for periods ending after December 15, 1997. The standard also requires the restatement of all prior-period EPS data presented in the financial statements. GSB adopted SFAS 128 as of January 1, 1997, and, therefore, did not incorporate the disclosure requirements of this standard in its December 31, 1996 consolidated financial statements. GSB does not anticipate a material impact on its operations or financial position from its implementation during the fiscal year ending December 31, 1997.

          In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The statement is required for fiscal years beginning after December 15, 1997. The adoption of this standard will require GSB to disclose as a component of comprehensive income the activity in its unrealized gain or loss on investment securities available for sale.

          In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement is required for fiscal years beginning after December 15, 1997. GSB does not anticipate adoption of this standard will have a significant impact on its consolidated financial statements.

Note 3

Loans:

                                                         (Dollars in Thousands)
                                                                 June 30,
                                                         1997               1996
                                                       -------            -------
     Real estate development                           $ 5,516            $ 5,550
     Real estate one-to-four family residential                             9,851
      mortgages                                          9,861

     Real estate commercial                             21,200             25,336
     Real estate other                                     951              1,747
                                                       -------            -------
        Total                                           37,528             42,484
                                                       -------            -------

     Installment                                        13,018             10,616
     Commercial                                         25,694             15,075
     Other Loans                                         2,070                564
     Less unearned discounts                              (387)              (396)
                                                       -------            -------
        Total                                           77,923             68,343
                                                       =======            =======

In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the consolidated balance sheet. The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on an individual basis. At June 30, 1997 and 1996, the Bank had commitments to fund $20,509,000 and $13,939,000, respectively, in lines of credit available to customers.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At June 30, 1997 and 1996, the Bank had outstanding $914,000 and $1,284,000, respectively, in standby letters of credit.

All impaired loans have been evaluated for collectibility under the provisions of these statements.

                                                    June 30,      June 30,      June 30,
                                                      1997          1996          1995
                                                  ----------     ----------   ----------
     Recorded investment in impaired loans        $1,933,000     $1,729,000   $  807,000
                                                  ==========     ==========   ==========

     Specific allowance for loan losses
      related to impaired loans                   $   61,000     $   50,000   $   50,000
                                                  ==========     ==========   ==========



                                    Interest         Average         Interest
                                   income not        recorded         income
                                 recognized on    investment in   recognized on
                                nonaccrual loans  impaired loans  impaired loans
                                ----------------  --------------  --------------
     June 30, 1997                $   72,000        $1,831,000       $ 62,000
                                  ==========        ==========       ========

     June 30, 1996                $   93,000        $1,268,000       $ 30,000
                                  ==========        ==========       ========

     June 30, 1995                $   53,000        $  853,000       $ 73,000
                                  ==========        ==========       ========




The following is an analysis of the changes in the allowance for loan losses:

                                       June 30,      June 30,      June 30,
                                         1997          1996          1995
                                     ------------  ------------  ------------

     Balance at beginning of year     $  901,031    $1,009,381    $1,008,049
        Loans charged off                (33,364)     (116,427)      (42,086)
        Recoveries                        15,858        18,456        60,432
        Provision for loan losses        320,000             0         9,000
                                      ----------    ----------    ----------
     Balance at end of year           $1,203,525    $  911,410    $1,035,395
                                      ==========    ==========    ==========

At June 30, 1997 and 1996, nonaccrual loans were approximately $1,517,000, $1,729,000, and $807,000, respectively. If interest due on all nonaccrual loans had been accrued at the original contract rates, interest income would have been increased by approximately $64,000, $51,000 and $50,000 at June 30, 1997, 1996
and 1995, respectively.

Note 4

Agreement and Plan of Merger

On July 8, 1997, GSB Investments, Inc. entered into an Agreement and Plan of
Merger with Compass Bancshares, Inc.   There can be no assurance that this
transaction will ultimately close.

                                                                      APPENDIX A

================================================================================




                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                            COMPASS BANCSHARES, INC.


                                      AND


                            G.S.B. INVESTMENTS, INC.


                            Dated as of July 8, 1997




================================================================================

                               TABLE OF CONTENTS

                                                                         PAGE

ARTICLE I..............................................................   A-1
     THE MERGER                                                           A-1
          SECTION 1.1  The Merger......................................   A-1
                       ----------
          SECTION 1.2  Effective Time..................................   A-1
                       --------------
          SECTION 1.3  Certain Effects of the Merger...................   A-1
                       -----------------------------
          SECTION 1.4  Certificate of Incorporation and By-Laws........   A-1
                       ----------------------------------------
          SECTION 1.5  Directors and Officers..........................   A-1
                       ----------------------
          SECTION 1.6  Conversion of Shares............................   A-1
                       --------------------
          SECTION 1.7  Shareholders' Meeting...........................   A-2
                       ---------------------
          SECTION 1.8  Registration of the Compass Common Stock........   A-3
                       ----------------------------------------
          SECTION 1.9  Closing.........................................   A-3
                       -------

ARTICLE II.............................................................   A-3
     DISSENTING SHARES; EXCHANGE OF SHARES.............................   A-3
          SECTION 2.1  Dissenting Shares...............................   A-3
                       -----------------
          SECTION 2.2  Exchange of Shares..............................   A-3
                       ------------------

ARTICLE III............................................................   A-4
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................   A-4
          SECTION 3.1  Organization and Qualification..................   A-4
                       ------------------------------
          SECTION 3.2  Company Capitalization..........................   A-5
                       ----------------------
          SECTION 3.3  Subsidiary Capitalization; Other Securities.....   A-5
                       -------------------------------------------
          SECTION 3.4  Authority Relative to the Agreement.............   A-5
                       -----------------------------------
          SECTION 3.5  No Violation....................................   A-5
                       ------------
          SECTION 3.6  Consents and Approvals..........................   A-6
                       ----------------------
          SECTION 3.7  Regulatory Reports..............................   A-6
                       ------------------
          SECTION 3.8  SEC Status; Securities Issuances................   A-6
                       --------------------------------
          SECTION 3.9  Financial Statements............................   A-6
                       --------------------
          SECTION 3.10 Absence of Certain Changes......................   A-7
                       --------------------------
          SECTION 3.11 Company Indebtedness............................   A-8
                       --------------------
          SECTION 3.12 Litigation......................................   A-8
                       ----------
          SECTION 3.13 Tax Matters.....................................   A-9
                       -----------
          SECTION 3.14 Employee Benefit Plans..........................   A-9
                       ----------------------
          SECTION 3.15 Employment Matters..............................  A-11
                       ------------------
          SECTION 3.16 Leases, Contracts and Agreements................  A-11
                       --------------------------------
          SECTION 3.17 Related Company Transactions....................  A-12
                       ----------------------------
          SECTION 3.18 Compliance with Laws............................  A-12
                       --------------------
          SECTION 3.19 Insurance.......................................  A-12
                       ---------
          SECTION 3.20 Loans...........................................  A-12
                       -----
          SECTION 3.21 Fiduciary Responsibilities......................  A-12
                       --------------------------
          SECTION 3.22 Patents, Trademarks and Copyrights..............  A-12
                       ----------------------------------
          SECTION 3.23 Environmental Compliance........................  A-13
                       ------------------------
          SECTION 3.24 Regulatory Actions..............................  A-14
                       ------------------
          SECTION 3.25 Title to Properties; Encumbrances...............  A-14
                       ---------------------------------
          SECTION 3.26 Shareholder List................................  A-14
                       ----------------
          SECTION 3.27 Proxy Statement.................................  A-15
                       ---------------
          SECTION 3.28 Dissenting Shareholders.........................  A-15
                       -----------------------
          SECTION 3.29 Section 368 Representations.....................  A-15
                       ---------------------------

          SECTION 3.30 Employee Stock Options..........................  A-16
                       ----------------------
          SECTION 3.31 Accounting Matters..............................  A-16
                       ------------------
          SECTION 3.32 Representations Not Misleading..................  A-16
                       ------------------------------

ARTICLE IV.............................................................  A-16
     REPRESENTATIONS AND WARRANTIES OF COMPASS.........................  A-16
          SECTION 4.1  Organization and Authority......................  A-16
                       --------------------------
          SECTION 4.2  Authority Relative to Agreement.................  A-17
                       -------------------------------
          SECTION 4.3  Financial Reports...............................  A-18
                       -----------------
          SECTION 4.4  Capitalization..................................  A-18
                       --------------
          SECTION 4.5  Consents and Approvals..........................  A-19
                       ----------------------
          SECTION 4.6  Proxy Statement.................................  A-19
                       ---------------
          SECTION 4.7  Availability of Compass Common Stock............  A-19
                       ------------------------------------
          SECTION 4.8  Representations Not Misleading..................  A-19
                       ------------------------------

ARTICLE V..............................................................  A-19
     COVENANTS OF THE COMPANY..........................................  A-19
          SECTION 5.1  Affirmative Covenants of the Company............  A-19
                       ------------------------------------
          SECTION 5.2  Negative Covenants of the Company...............  A-21
                       ---------------------------------

ARTICLE VI.............................................................  A-23
     ADDITIONAL AGREEMENTS.............................................  A-23
          SECTION 6.1  Access To, and Information Concerning,
                       Properties and Records..........................  A-23
                       ----------------------
          SECTION 6.2  Filing of Regulatory Approvals..................  A-23
                       ------------------------------
          SECTION 6.3  Miscellaneous Agreements and Consents...........  A-23
                       -------------------------------------
          SECTION 6.4  Company Indebtedness............................  A-23
                       --------------------
          SECTION 6.5  Best Good Faith Efforts.........................  A-23
                       -----------------------
          SECTION 6.6  Acquisition Proposals...........................  A-23
                       ---------------------
          SECTION 6.7  Public Announcement.............................  A-24
                       -------------------
          SECTION 6.8  Employee Benefit Plans..........................  A-24
                       ----------------------
          SECTION 6.9  Merger of Bank..................................  A-25
                       --------------
          SECTION 6.10 Environmental Investigation.....................  A-25
                       ---------------------------
          SECTION 6.11 Proxies.........................................  A-26
                       -------
          SECTION 6.12 Exchange Agreement..............................  A-26
                       ------------------
          SECTION 6.13 Exercise of Convertible Securities..............  A-26
                       ----------------------------------
          SECTION 6.14 Releases of Officers............................  A-26
                       --------------------
          SECTION 6.15 Indemnification and D&O Insurance...............  A-26
                       ---------------------------------

ARTICLE VII............................................................  A-27
     CONDITIONS TO CONSUMMATION OF THE MERGER..........................  A-27
          SECTION 7.1  Conditions to Each Party's Obligation to Effect
                       the Merger......................................  A-27
                       ----------
          SECTION 7.2  Conditions to the Obligations of Compass and
                       Compass Florida to Effect the Merger............  A-27
                       ------------------------------------
          SECTION 7.3  Conditions to the Obligations of the Company
                       to Effect the Merger............................  A-29
                       --------------------

ARTICLE VIII...........................................................  A-30
     TERMINATION; AMENDMENT; WAIVER....................................  A-30
          SECTION 8.1  Termination.....................................  A-30
                       -----------
          SECTION 8.2  Effect of Termination...........................  A-30
                       ---------------------
          SECTION 8.3  Amendment.......................................  A-31
                       ---------
          SECTION 8.4  Extension; Waiver...............................  A-31
                       -----------------

          SECTION 8.5  Termination Fee.................................  A-31
                       ---------------

ARTICLE IX.............................................................  A-31
     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.........  A-31

ARTICLE X..............................................................  A-31
     MISCELLANEOUS.....................................................  A-31
          SECTION 10.1  Expenses.......................................  A-31
                        --------
          SECTION 10.2  Brokers and Finders............................  A-32
                        -------------------
          SECTION 10.3  Entire Agreement; Assignment...................  A-32
                        ----------------------------
          SECTION 10.4  Further Assurances.............................  A-32
                        ------------------
          SECTION 10.5  Enforcement of the Agreement...................  A-32
                        ----------------------------
          SECTION 10.6  Severability...................................  A-32
                        ------------
          SECTION 10.7  Notices........................................  A-32
                        -------
          SECTION 10.8  Governing Law..................................  A-33
                        -------------
          SECTION 10.9  Descriptive Headings...........................  A-33
                        --------------------
          SECTION 10.10 Parties in Interest............................  A-34
                        -------------------
          SECTION 10.11 Counterparts...................................  A-34
                        ------------
          SECTION 10.12 Incorporation by Reference.....................  A-34
                        --------------------------
          SECTION 10.13 Obligations of Compass and the Company.........  A-34
                        --------------------------------------
          SECTION 10.14 Fiduciary Duty.................................  A-34
                        --------------
          SECTION 10.15 Certain Definitions............................  A-34
                        -------------------
ATTACHMENTS


     EXHIBITS

          A.  Pooling Transfer Restrictions Agreement

          B.   Exchange Agent Agreement

          C.   Pooling of Interest Criteria

          D.   Voting Agreement and Irrevocable Proxy

          E.   Opinion of Counsel for the Company and the Bank

          F.   Opinion of Counsel for Compass and Compass Florida

          G.   Compass Florida Representations Certificate

          H.   Noncompetition Agreement

          I.   Release

          J.   Release

          K.   Shareholder Representation

          L.   Agreement Regarding Convertible Securities

LIST OF SCHEDULES


Schedule 1.8(b)  List of Company Affiliates

Schedule 3.1     List of Company Affiliates

Schedule 3.2     Terms of the Undesignated Preferred Stock; Company
                 Capitalization

Schedule 3.3     Subsidiary Capitalization; List of Equity Ownership

Schedule 3.5 Violations of Law; Conflicts of Interest; Share Litigation; Termination of Existence

Schedule 3.6     Company Prior Consents

Schedule 3.7     Regulatory Reports

Schedule 3.10    Absence of Material Changes or Adverse Effects

Schedule 3.12    Company Legal Proceedings

Schedule 3.13    Tax Liabilities

Schedule 3.14(a) Employee Welfare Benefit Plans

Schedule 3.14(b) Employee Pension Benefit Plans

Schedule 3.14(c) Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(d) Pension Benefit Plans and Welfare Benefit Plans

Schedule 3.14(e) Welfare Benefit Plans, Pension Benefit Plans and Other
                 Programs

Schedule 3.14(h) Welfare Benefit Plans, Pension Benefit Plans and Other
                 Programs

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus,
                 Employee Welfare Benefit Plans and Employee Pension Benefit
                 Plans

Schedule 3.15    Employment Contracts and Collective Bargaining Agreements

Schedule 3.16 Leases, Subleases, Licenses, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

Schedule 3.17    Related Company Transactions

Schedule 3.18    Compliance with Laws

Schedule 3.19    Insurance Policies

Schedule 3.20    Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22    Patents, Trademarks and Copyrights

Schedule 3.23    Environmental Compliance

Schedule 3.24    Regulatory Actions; Agreements

Schedule 3.25    Title to Properties; Title Policies; Property

Schedule 3.29    Company Shareholders Disposing of Stock

Schedule 3.30    Stock Option Plans

Schedule 4.2     Compass Prior Consents; Pending Proceedings

Schedule 5.1(i)  List of Accounts and Safe Deposit Boxes

Schedule 5.1(j)  List of Liabilities and Obligations of the Company and the Bank

Schedule 6.14    List of Officer Releases

Schedule 7.2(l)  List of Persons Executing Noncompetition Agreements

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 8, 1997, by and between Compass Bancshares, Inc. a Delaware corporation ("Compass"), and G.S.B. Investments, Inc., a Florida corporation ("Company").

     WHEREAS, Compass desires to affiliate with the Company and its wholly owned subsidiary, Gainesville State Bank, a Florida banking corporation (the "Bank"), and the Company and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

     WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Florida") of Compass incorporated under the laws of the State of Florida to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders; and

     WHEREAS, the respective boards of directors of the Company and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1  The Merger.  Upon the terms and subject to the conditions
                  ----------
hereof, and in accordance with the Florida Business Corporation Act (the "FBCA"), the Company shall be merged with and into Compass Florida (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof but not prior to January 1, 1998. Following the Merger, Compass Florida shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Section 607.1106(i)(a) of the FBCA.

     SECTION 1.2  Effective Time.  The Merger shall be consummated by the filing
                  --------------
by the Florida Department of State, of Articles of Merger in the form required by and executed in accordance with the relevant provisions of the FBCA, and by the issuance of a Certificate of Merger by the Florida Department of State.
(The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger, shall be the "Effective Time").

     SECTION 1.3  Certain Effects of the Merger.  The Merger shall have the
                  -----------------------------
effects set forth in Section 607.1106 of the FBCA.

     SECTION 1.4  Certificate of Incorporation and By-Laws.  The Articles of
                  ----------------------------------------
Incorporation and the By-Laws of Compass Florida, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

     SECTION 1.5  Directors and Officers.  The directors and officers of Compass
                  ----------------------
Florida at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.6  Conversion of Shares.
                  --------------------

          (a) Each share of the Company's common stock, par value $.10 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purpose of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon the exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time. At the Closing (as defined in Section 1.9), the Company shall calculate and certify to Compass the Common Shares Outstanding.

          (b) (i) Each holder of Company Common Stock for each share of Company Common Stock so held shall receive Merger Consideration equal to the quotient of 1,650,000 shares of Compass common stock, $2.00 par value per share ("Compass Common Stock") less such number of shares of Compass Common Stock ("Option Shares") issued to the holders of Convertible Securities (as defined in Section 6.13) pursuant to Section 6.13 and the Agreements Regarding Convertible Securities, divided by the Common Shares Outstanding.

               (ii) The aggregate number of shares of Compass Common Stock to be exchanged for each Share shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass Common Stock, when the record date or payment occurs prior to the Effective Time.

              (iii) If prior to the Effective Time, Compass (A) is acquired, (B) executes a definitive agreement to be acquired, or (C) is the subject of a formal tender offer pursuant to the filing of a Form 14D-1 with the Securities and Exchange Commission, then in such event, subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties agree that completion of the Merger and the transactions contemplated herein will be assured.

          (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the average closing sale price of Compass Common Stock as reported by the National Association of Securities Dealers, Inc. National Market System for the 20 days of trading immediately prior to the 10th trading day prior to the Closing.

          (d) Each share of capital stock of Compass Florida issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the Surviving Corporation.

     SECTION 1.7  Shareholders' Meeting.  Unless the Agreement is terminated in
                  ---------------------
accordance with Article VIII prior to the date thereof, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement;

          (b) require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

          (c) include in the Proxy Statement (defined in paragraph (d) below) the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement; and

          (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law, and (iii) to obtain the ratification by shareholders holding at least a majority of the Shares entitled to vote at the Shareholders' Meeting of all amendments to the Company's Articles of Incorporation increasing the authorized capital stock, the issuance of the Company's outstanding Shares and all acts of the Company's Board of Directors and officers related thereto. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass, and are collectively referred to herein as the "Proxy Statement."

     SECTION 1.8  Registration of the Compass Common Stock.
                  ----------------------------------------

          (a) Compass shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger.

          (b) Within 30 days after the date hereof, the Company shall enter into and shall use its best efforts to cause each Company shareholder identified on
Schedule 1.8(b) who is an "affiliate" (as defined in SEC Rule 405) of the Company to enter into with Compass a written agreement in substantially the form of Exhibit A attached hereto.

     SECTION 1.9  Closing.  Upon the terms and subject to the conditions hereof,
                  -------
as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, the Company and Compass Florida shall execute and deliver the Articles of Merger as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Balch & Bingham LLP in Birmingham, Alabama (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.


                                  ARTICLE II.

                     DISSENTING SHARES; EXCHANGE OF SHARES

     SECTION 2.1  Dissenting Shares.  Notwithstanding anything in this Agreement
                  -----------------
to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Section 607.302 of the FBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.6 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

     SECTION 2.2  Exchange of Shares.
                  ------------------

          (a) Compass shall deliver to Continental Stock Transfer & Trust Company, New York, New York (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to Section 1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Company agrees to execute and deliver the Exchange Agreement. The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Payments to dissenting shareholders shall be made as required by Section 607.1302 of the FBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. No dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

          (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

          (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.


                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Florida with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

     SECTION 3.1  Organization and Qualification.  The Company is a Florida
                  ------------------------------
corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and whose status is active under the laws of the State of Florida and all laws, rules, and regulations applicable to bank holding companies. The Bank is a Florida banking corporation, duly organized, validly existing and whose status is active under the laws of the State of Florida. Each of the Company and its Subsidiaries (as defined in Section 10.15(a)) has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.1, the Company does not own or control any Affiliate (as defined in Section 3.17) other than the Bank. True and correct copies of the Articles of Incorporation or Association and Bylaws of the Company and its Subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Company's Subsidiaries are duly qualified or licensed to do business and are in good standing in the State of Florida. The nature of the business of the Company and its Subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Florida.

     SECTION 3.2  Company Capitalization.  As of the date hereof, the authorized
                  ----------------------
capital stock of the Company consists solely of (a) 4,000,000 shares of Company Common Stock, of which 598,771 shares are issued and outstanding, and none of which are held in treasury. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the FBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

     SECTION 3.3  Subsidiary Capitalization; Other Securities.  All of the
                  -------------------------------------------
issued and outstanding shares of the capital stock of the Company's Subsidiaries
(i) are duly authorized, validly issued, fully paid and nonassessable, (ii) except as referred to in Schedule 3.3 are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, directly, all of the issued and outstanding capital stock of its Subsidiaries. Set forth on Schedule 3.3 hereto is a list of all equity ownership by the Company or its Subsidiaries for the account of the Company or its Subsidiaries in any other person other than the Bank (the "Other Securities"). The Company or its Subsidiaries own each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person.

     SECTION 3.4  Authority Relative to the Agreement.  The Company has all
                  -----------------------------------
requisite corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary to consummate the actions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or By-Laws of the Company or its Subsidiaries.

     SECTION 3.5  No Violation.  Except as set forth on Schedule 3.5, neither
                  ------------
the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Federal

Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and Florida Department of Banking and Finance ("Department") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding (involving payments by the Company in excess of $25,000) or any other material restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company, its Subsidiaries or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Florida upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, none of the corporate existence, business organization, assets, licenses, permits, authorizations or contracts (involving payments by the Company in excess of $25,000) of the Company and its Subsidiaries will be terminated or materially impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

     SECTION 3.6  Consents and Approvals.  The Company's Board of Directors (at
                  ----------------------
a meeting called and duly held) has unanimously determined that the Merger is fair to the Company's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except the filing of the Articles of Merger under the FBCA, and such approvals as may be required from the SEC, the FRB, the FDIC and the Department and holders of Shares under the FBCA and except for consents under agreements where the failure to obtain the same will not involve payments by the Company in excess of $25,000.

     SECTION 3.7  Regulatory Reports.  Except as set forth on Schedule 3.7, the
                  ------------------
Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the Department, the FDIC, or any other regulatory authority having jurisdiction over any such persons, other than plans, reports or information listed on Schedule 3.7.

     SECTION 3.8  SEC Status; Securities Issuances.  The Company is not subject
                  --------------------------------
to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and its Subsidiaries have been registered under the Securities Act, the Florida Securities Investor Protection Act, the National Bank Act, the Florida Banking Act, and all other applicable laws or were exempt from any such registration requirements.

     SECTION 3.9  Financial Statements.  The Company has provided Compass with a
                  --------------------
true and complete copy of the audited consolidated statement of financial position of the Company and its Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 1996 and 1995 of the Company's Subsidiaries, and the consolidated statements of financial position of the Company and its Subsidiaries as of March 31, 1997, and the related consolidated statements of income, shareholders' equity and changes in cash flows for the three-month period ended March 31, 1997, and promptly following their availability the Company will provide Compass with consolidated statements of financial position of the Company and its Subsidiaries as of June 30 and September 30, 1997 and the related consolidated statements of income, shareholders' equity and changes in cash flow for the six- and nine-month period ended June 30 and September 30, 1997 (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements"), (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements, the Consolidated Financial Statements, including the consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company and its Subsidiaries, fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements fairly reflect in all material respects the transactions of the Company and its Subsidiaries. As of their dates, the Consolidated Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the Department, and the FDIC. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the Reports of Condition and Statements of Income ("Call Reports") of its Subsidiaries for all periods ending after April 30, 1997. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

     SECTION 3.10  Absence of Certain Changes.  Except as and to the extent set
                   --------------------------
forth on Schedule 3.10, since March 31, 1997 (the "Balance Sheet Date") neither the Company nor any of its Subsidiaries has:

          (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

          (b) suffered any Material Adverse Effect (as defined in Section 10.15(b));

          (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

          (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

          (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

          (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

          (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

          (h) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' 1997 budgets and consistent with prior practices, and except for the pro rata payment as of the Effective Time of any bonus earned by any employee of the Company or the Bank pursuant to bonus plans in place as of the date hereof and which are described on Schedule 3.10, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries ("Employee Benefit Plan");

          (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

          (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person);

          (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

          (l) made any or acquiesced with any change in any accounting methods, principles or practices;

          (m) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

          (n) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

     SECTION 3.11  Company Indebtedness.  The Company has delivered to Compass
                   --------------------
true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries, other than deposits and federal funds advances ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

     SECTION 3.12  Litigation.  Except as set forth on Schedule 3.12, there are
                   ----------
no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company or its Subsidiaries.

     SECTION 3.13  Tax Matters.  The Company and its Subsidiaries have duly
                   -----------
filed all tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. Neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on
Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

     SECTION 3.14  Employee Benefit Plans.  With respect to all employee benefit
                   ----------------------
plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

          (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or its Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and Sections 601-608 of ERISA;

          (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or its Subsidiaries or to which the Company or its Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

          (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or its Subsidiaries (referred to as "Other Programs");

          (d) Except as set forth on Schedule 3.14(d), all of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past in all material respects, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

          (e) Except as set forth on Schedule 3.14(e), each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance in all material respects with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

          (f) On and after January 1, 1975, neither the Company, any Company Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

          (g) Neither the Company, its Subsidiaries nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, any Company Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor any Company Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement,
(ii) has maintained or contributed to, or has participated in or agreed to participate in, a multi-employer plan (as defined in Section 3(37) of ERISA), or
(iii) has made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

          (h) Except as set forth on Schedule 3.14(h), true and complete copies of each written, and a written description of each unwritten, Welfare Benefit Plan, Pension Benefit Plan and Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

          (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

          (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

          (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

          (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any Company Subsidiary (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

     SECTION 3.15  Employment Matters.  Except as disclosed on Schedules 3.14
                   ------------------
and 3.15, neither the Company nor any Company Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative) thereof or employee group to organize any employees of the Company or any Company Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

     SECTION 3.16  Leases, Contracts and Agreements.  Except as set forth on
                   --------------------------------
Schedule 3.16 there are no leases, subleases, licenses, contracts and agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound which obligate or may obligate the Company or any Company Subsidiary in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or any of its Subsidiaries in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or its Subsidiaries, but does include unfunded loan commitments (as of the end of the most recent month preceding the date of this Agreement, and which will be updated as of the end of the month preceding the Effective
Time) and letters of credit issued by the Company or its Subsidiaries where the borrowers' total direct and indirect indebtedness to its Subsidiaries is in excess of $25,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. All of the Contracts are legal, valid and binding obligations of the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company and its Subsidiaries, the other parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and, to the knowledge of the Company and its Subsidiaries, no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

     SECTION 3.17  Related Company Transactions.  Except as set forth on
                   ----------------------------
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including its Subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     SECTION 3.18  Compliance with Laws.  To the knowledge of the Company and
                   --------------------
its Subsidiaries, except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the FDIC or the Department; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries. To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

     SECTION 3.19  Insurance.  The Company and its Subsidiaries have in effect
                   ---------
the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

     SECTION 3.20  Loans.  Each loan reflected as an asset in the Financial
                   -----
Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed on Schedule 3.20, the Company's Subsidiaries have no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans as those terms are defined by regulatory agencies with jurisdiction over the Bank or by the Bank's written policies to the extent such written policies are consistent with all applicable laws and regulations.

     SECTION 3.21  Fiduciary Responsibilities.  The Company and its Subsidiaries
                   --------------------------
have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     SECTION 3.22  Patents, Trademarks and Copyrights.  Except as set forth in
                   ----------------------------------
Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

     SECTION 3.23  Environmental Compliance.  Except as set forth in Schedule
                   ------------------------
3.23:

          (a) To the knowledge of the Company and its Subsidiaries, the Company, its Subsidiaries and any property owned or operated by any of them are in compliance in all material respects with all applicable Environmental Laws (as defined in Section 10.15(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could reasonably be expected to
(1) interfere with the conduct of the business of the Company or its Subsidiaries in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a material violation of any Environmental Law or (3) have a Material Adverse Effect upon the Company or any Company Subsidiary;

          (b) Neither the Company nor any Subsidiary currently leases, operates, owns or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that, to the knowledge of the Company or any Company Subsidiary, is subject to any actual, potential or threatened Proceeding under any Environmental Law;

          (c) There are no Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and neither the Company nor any Company Subsidiary has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

          (d) To the knowledge of the Company and its Subsidiaries, there are no actions or Proceedings pending or, to the knowledge of the Company or any Company Subsidiary, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by the Company or any Company Subsidiary have been disposed, treated or stored;

          (e) There is no Property for which the Company or any Company Subsidiary is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

          (f) Neither the Company nor any Company Subsidiary has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

          (g) To the knowledge of the Company and its Subsidiaries, there has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification (other than annual reports of routine, non-incident specific, where such annual reports are required by applicable Environmental Laws) to any governmental or regulatory authority;

          (h) To the knowledge of the Company and its Subsidiaries, there are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

          (i) To the knowledge of the Company and its Subsidiaries, there is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below);

          (j) The Company and its Subsidiaries have complied in all material respects with the guidelines issued by the FDIC on February 25, 1993 and the rules and regulations of any other governmental authority with jurisdiction over the Company and its Subsidiaries that directs banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws; and

          (k) For purposes of this Section 3.23, Section 3.25 and Section 6.10, "Property" includes (1) any property (whether real or personal) which the Company or any Company Subsidiary currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by the Company or any Company Subsidiary or property currently proposed as security for loans or other credit the Company or any Company Subsidiary is currently evaluating whether to extend or has committed to extend ("Collateral Property").

     SECTION 3.24  Regulatory Actions.  Except as set forth on Schedule 3.24,
                   ------------------
there are no actions or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or its Subsidiaries by or before the FRB, the FDIC, the Department, the Environmental Protection Agency, the Florida Department of Environmental Protection, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither the Company nor any of its Subsidiaries are subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor any of its Subsidiaries have taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and its Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

     SECTION 3.25  Title to Properties; Encumbrances.  Except as set forth on
                   ---------------------------------
Schedule 3.25, the Company and each of its Subsidiaries has unencumbered, good, legal, and marketable title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and marketable title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company owns or leases all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule
3.25 and to the knowledge of the Company with respect to Collateral Property, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

     SECTION 3.26  Shareholder List.  The Company has provided to Compass prior
                   ----------------
to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of June 15, 1997 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

     SECTION 3.27  Proxy Statement.  None of the information supplied or to be
                   ---------------
supplied by the Company or its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers, employees or agents for inclusion in:

          (a)  the Proxy Statement; or

          (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or any of its Subsidiaries is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 3.28  Dissenting Shareholders.  The Company and its Subsidiaries,
                   -----------------------
and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Section 607.1302 of the FBCA.

     SECTION 3.29  Section 368 Representations.
                   ---------------------------

          (a) To the knowledge of the Company and its Subsidiaries, there is no plan or intention by any Company shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Company, its Subsidiaries, and their respective directors, there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.29, shares of the Company's capital stock surrendered by dissenting shareholders and shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

          (b) The Company will use its best efforts to obtain from the holders of the Company's capital stock who will receive 50% or more of the shares of the Compass Common Stock to be received pursuant to the Merger, a representation in the form of Exhibit K as of the date thereof that they have no plan or intention to sell or otherwise dispose of the shares of Compass Common Stock to be received pursuant to the Merger. The Company has set forth on Schedule 3.29 all knowledge of the Company and its Subsidiaries and their respective directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger.

          (c) Neither Compass nor Compass Florida will assume any debts or obligations of the holders of the Shares as part of the Merger.

          (d) To the knowledge of the Company and its Subsidiaries, except as set forth on Schedule 3.29, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger. Schedule 3.29 sets forth all transactions of record in the capital stock of the Company since December 31, 1996.

          (e) The liabilities of the Company assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

          (f) The Company will pay its own expenses (which shall not include any filing fees or printing expenses related to the Registration Statement and Proxy Statement), and the Company will not pay the individual expenses of any shareholders, which are incurred in connection with the Merger.

          (g) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

          (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     SECTION 3.30  Employee Stock Options.  Except as set forth on Schedule
                   ----------------------
3.30, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary.

     SECTION 3.31  Accounting Matters.  Neither the Company nor any of its
                   ------------------
affiliates has knowingly taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of the Pooling of Interest Criteria set forth on Exhibit C hereto.

     SECTION 3.32  Representations Not Misleading.  No representation or
                   ------------------------------
warranty by the Company in this Agreement, nor any exhibit or schedule furnished to, or other information required to be provided to, Compass or Compass Florida by the Company or its Subsidiaries under and pursuant to, this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company.

     SECTION 4.1  Organization and Authority.
                  --------------------------

          (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

          (b) Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

          (c) Compass Bank, as defined in Section 6.2 hereof, is a Florida banking corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Compass Bank has all requisite corporate power and authority to conduct its business as now conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Compass Bank is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

     SECTION 4.2  Authority Relative to Agreement.  Compass has full corporate
                  -------------------------------
power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass and its Subsidiaries, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

     (b) Compass Florida has full corporate power and authority and no further corporate proceedings on the part of Compass Florida are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass Florida's Board of Directors. This Agreement has been duly executed and delivered by Compass Florida and is a duly authorized, valid, legally binding and enforceable obligation of Compass Florida, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Florida as may be required by statute or regulation. Compass Florida is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement document or instrument under which Compass Florida is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass Florida, the violation or breach of which could have a Material Adverse Effect on Compass Florida. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Florida, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass Florida pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass Florida is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass Florida, threatened, against Compass Florida, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass Florida will not be terminated or impaired by reason of the execution, delivery or performance by Compass Florida of this Agreement or consummation by Compass Florida of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

     SECTION 4.3  Financial Reports.  Compass has previously furnished the
                  -----------------
Company a true and complete copy of (i) the 1996 Annual Report to Shareholders, which report (the "Compass 1996 Annual Report") which includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994 and (ii) Compass' quarterly report on Form 10-Q for the quarter ended March 31, 1997 (the "Quarterly Report") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31, 1997 and December 31, 1996, and the related unaudited consolidated statements of income and cash flows for the three month period ending March 31, 1997 and 1996. The financial statements contained in the Compass 1996 Annual Report and such Quarterly Report have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its subsidiaries as of December 31, 1996 and 1995 contained in the Compass 1996 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31, 1997 and 1996, contained in Compass' Quarterly Report, fairly present the financial condition, the results of the operations and changes in cash flows thereof as at such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. For a period of thirty-six months immediately preceding the filing of the Registration Statement, Compass has filed all of the material required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act (the "Compass SEC Filings"). None of the information contained in the Compass SEC Filings is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.4  Capitalization.  The shares of Compass Common Stock to be
                  --------------
issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of June 15, 1997, Compass had 64,152,295 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby. All such shares issued as part of the Merger Consideration will be qualified for inclusion in the NASDAQ National Market System as of the Effective Time except as otherwise contemplated herein.

     SECTION 4.5  Consents and Approvals.  No prior consent, approval or
                  ----------------------
authorization of or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and its Subsidiaries, except the filing of Articles of Merger under the FBCA, and such approvals as may be required from the SEC, the FRB, the Department and the FDIC.

     SECTION 4.6  Proxy Statement.  None of the information supplied or to be
                  ---------------
supplied by Compass, or, to the best knowledge of Compass, any of its directors, officers, employees or agents for inclusion in:

          (a)  the Proxy Statement; or

          (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing prior to the Effective Time under Sections 13(a), 14 and 15(d) of the Exchange Act will be filed in a timely fashion and comply in all material respects with the provisions of applicable law.

     SECTION 4.7  Availability of Compass Common Stock.  Compass has available a
                  ------------------------------------
sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

     SECTION 4.8  Representations Not Misleading.  No representation or warranty
                  ------------------------------
by Compass in this Agreement, nor any statement or exhibit furnished to the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

     SECTION 5.1  Affirmative Covenants of the Company.  For so long as this
                  ------------------------------------
Agreement is in effect, the Company shall, and shall use its best efforts to cause its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

          (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

          (b) preserve intact the Acquired Companies' corporate existence, business organization, and its material assets, licenses, permits, authorizations, and business opportunities;

          (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

          (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

          (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Florida in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Florida in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Florida and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

          (f) timely file with the FRB, the Department, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

          (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

          (h) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact, or series of events or facts, that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

          (i) deliver to Compass a list (Schedule 5.1(i)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

          (j) deliver to Compass a list certified by an officer of the Company and dated as of the Effective Time (Schedule 5.1(j)), showing all liabilities and obligations of the Acquired Companies incurred since the Balance Sheet Date, except those arising in the ordinary course of their respective businesses;

          (k) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Florida pursuant to this Agreement;

          (l) provide access, to the extent that the Company or its Subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses;

          (m) if technologically possible, by no later than December 31, 1997, change its account numbering system to be compatible with Compass' account numbering system and replace all checks in the possession of its customers only with checks which comply with Compass' standards; provided, that if the Merger is not consummated for any reason except for termination pursuant to subsections 8.1(b)(ii), 8.1(f) or 8.1(g), Compass will reimburse the Company for the direct costs of complying with this subsection 5.1(m); and

          (n) by no later than August 1, 1997, file any IRS Form 5500 annual returns which are currently delinquent and by no later than December 31, 1997, pay all taxes, fees or penalties related thereto as to which the Company has been notified prior to such date, or as to which it currently has knowledge that it owes.

The Company's compliance with subsections 5.1(m) and (n) shall not by itself constitute a breach of any other covenant or condition to this Agreement.

     SECTION 5.2  Negative Covenants of the Company.  Except with the prior
                  ---------------------------------
written consent of Compass or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing:

          (a) make any amendment to its articles of incorporation or association or bylaws;

          (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

          (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock, except as may be required pursuant to outstanding options, subject to the provisions of the Agreements Regarding Convertible Securities (defined in Section 6.13);

          (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

          (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

          (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

          (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

          (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

          (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company or its Subsidiaries' 1997 budgets and consistent with prior practices, and except for the pro rata payment as of the Effective Time of any bonus plans in place as of the date hereof which are described on Schedule 3.10, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

          (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

          (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

          (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $50,000 in the aggregate;

          (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

          (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

          (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

          (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

          (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

          (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

          (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

          (t) sell or contract to sell any part of the Company's or its Subsidiaries' premises;

          (u) change any fiscal year or the length thereof;

          (v) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto;

          (w) except with respect to Federal Reserve Funds, prepay in whole or in part the Company Indebtedness; or

          (x) except as otherwise permitted by this Agreement enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement. Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.


                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.1  Access To, and Information Concerning, Properties and Records.
                  ------------------------------------------------------------
During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its Subsidiaries and their affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and which is not in the public domain shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the Company, Compass agrees to destroy (and certify to the Company such destruction) or return to the Company all copies of such confidential information.

     SECTION 6.2  Filing of Regulatory Approvals.  As soon as reasonably
                  ------------------------------
practicable, Compass shall file all notices and applications to the FRB, the Department and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank, Jacksonville, Florida ("Compass Bank"). Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications.

     SECTION 6.3  Miscellaneous Agreements and Consents.  Subject to the terms
                  -------------------------------------
and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

     SECTION 6.4  Company Indebtedness.  Prior to the Effective Time, the
                  --------------------
Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

     SECTION 6.5  Best Good Faith Efforts.  All parties hereto agree that the
                  -----------------------
parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

     SECTION 6.6  Acquisition Proposals.  The Company and the Bank will not, and
                  ---------------------
will use their best efforts to cause their respective directors, officers and agents (for purposes of this Section 6.6 only, being referred to as "affiliates") not to, directly or indirectly, solicit or take any other action to facilitate any inquiries or proposals with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any Subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the preceding sentence, to the extent its Board of Directors determines it is required to do so in the exercise of its fiduciary duties to the Company's shareholders under applicable law as so advised in writing by independent counsel, the Company and the Bank, and their affiliates, may engage and participate in negotiations concerning, provide nonpublic information or data to and have discussions with any person or their affiliates relating to a written Acquisition Proposal. The Company and the Bank will promptly notify Compass orally and in writing if any such Acquisition Proposal (including the terms thereof and identify of the persons making such proposal) is received and furnish to Compass a copy of any written proposal.

     SECTION 6.7  Public Announcement.  Subject to written advice of counsel
                  -------------------
with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

     SECTION 6.8  Employee Benefit Plans.  Compass presently intends that, after
                  ----------------------
the Merger, Compass, the Company and its Subsidiaries will not make additional contributions to the employee benefit plans that were sponsored by the Company or its Subsidiaries immediately prior to the Merger. Compass agrees that the employees of the Company and its Subsidiaries who are retained as employees of Compass or Compass Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and its Subsidiaries' employees in such plans and programs from and after the Effective Time, subject to the following:

               (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and its Subsidiaries will be entitled to credit for prior service with the Company and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or any of its Subsidiaries sponsored a similar type of plan which the Company or Company Subsidiary employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Company or Company Subsidiary employee. For purposes of determining each Company or Company Subsidiary employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Company Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or its Subsidiaries vacation policies in effect as of January 1, 1997.

               (ii) Employee Pension Benefit Plans: Each Company and Company Subsidiary employee shall be entitled to credit for past service with the Company and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and its Subsidiaries with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Company Subsidiary employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     On or before, but effective as of the Effective Time, the Company and its Subsidiaries may take such actions as may be necessary to cause each individual employed by the Company and its Subsidiaries immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

     SECTION 6.9  Merger of Bank.  Compass presently intends to cause the Bank
                  --------------
to merge into Compass Bank or another banking affiliate of Compass immediately after the Merger, and the Company agrees to cause the Bank to execute documents and take actions (conditioned on the Merger being effective), including any amendment to this Agreement as may be necessary for such purpose, and otherwise cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of the Bank into Compass Bank or such other affiliate immediately after the Closing.

     SECTION 6.10  Environmental Investigation.
                   ---------------------------

          (a) Compass and its consultants, agents and representatives, shall have the right, at Compass' expense, to the same extent that the Company and its Subsidiaries have such right, but not the obligation or responsibility, to inspect any Controlled Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). Compass' right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that the Company or its Subsidiaries have such right. Compass may conduct such Environmental Inspections at any time prior to termination of the Escrow Agreement dated as of July ___, 1997 among Compass, the Company and Fowler, White, Gillen, Boggs, Villareal, as Escrow Agent.

          (b) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by the Company or its Subsidiaries between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion.

          (c) The Company and its Subsidiaries shall cause to be performed by an environmental consulting firm acceptable to Compass an environmental investigation of any Property in which the Company or its Subsidiaries acquires a security interest between the date hereof and the Closing Date, the scope and results of which shall be acceptable to Compass in its sole discretion and the scope and results of which are equivalent to the policies of Compass with respect to acquiring security interests on real or personal property.

          (d) Compass shall notify the Company of any physical inspections of Property which it intends to conduct, and the Company may place reasonable restrictions on the time of such inspections. Upon Compass' notification to the Company of the Property upon which it intends to conduct such physical inspections, the Company and its Subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for Compass.

          (e) Each party hereto agrees to indemnify and hold harmless the other party for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party.
Compass shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, Compass shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of the Company. Compass shall have no liability to the Company or its Subsidiaries for making any report of such results to any governmental authority.

          (f) The Company agrees to make available to Compass and its consultants, agents and representatives all documents and other material relating to environmental conditions to the Property including, without limitation, the results of all other environmental inspections and surveys. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Compass and shall be entitled to certify the same in favor of Compass and its consultants, agents and representatives in such a manner which will entitle Compass to rely upon such reports and make all other data available to Compass and its consultants, agents and representatives. At the written request of the Company, Compass agrees to provide the Company with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections. Compass shall keep confidential the reports, surveys and results relating to and of the Environmental Inspections, unless otherwise required by law.

     SECTION 6.11  Proxies.  The Company agrees to provide to Compass, within 30
                   -------
days of the date of this Agreement, agreements executed by persons holding at least 51% of the Compass Common Stock that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, in substantially the form of the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit D.

     SECTION 6.12  Exchange Agreement.  Immediately prior to the Effective Time,
                   ------------------
the Company and Compass agree to enter into, and Compass agrees to cause Compass Florida to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

     SECTION 6.13  Exercise of Convertible Securities.  The Company will use its
                   ----------------------------------
best efforts to cause each holder of outstanding warrants, options, rights, convertible debentures, phantom shares or other securities entitling the holder thereof to acquire Shares or compensation in respect of Shares (collectively, the "Convertible Securities") listed on Schedule 3.2 to deliver to Compass and the Company, within 30 days of the date of this Agreement, such holder's agreement in the form of Exhibit L attached hereto ("Agreement Regarding Convertible Securities").

     SECTION 6.14  Releases of Officers.  The Company shall use its best efforts
                   --------------------
to deliver to Compass an instrument in the form of Exhibit I attached hereto dated the Effective Time signed by the officers listed on Schedule 6.14 hereto releasing the Company and its Subsidiaries from any and all claims of such officers (except as to deposits, accounts and accrued compensation permitted by their respective written agreements with the Company or its Subsidiaries);

     SECTION 6.15  Indemnification and D&O Insurance.  (a) With respect to all
                   ---------------------------------
persons who are currently covered by the Company's or any of its Subsidiaries' directors' and officers' liability insurance, Compass agrees to permit the Company and its Subsidiaries to obtain an extended reporting period of the current directors' and officers' liability insurance maintained by the Company or any of its Subsidiaries (otherwise know as "Tail Coverage") for a period of not less than three years from the Effective Time (provided that Compass or the Surviving Corporation may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that the aggregate cost thereof does not exceed $38,000.

     (b) Compass shall, and shall cause the Surviving Corporation (and its successors and assigns) to indemnify each person who was or is a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries ("Indemnified Party") against liability incurred in connection with such proceeding pursuant to the provisions of Section 607.0850 of the FBCA, or any amendment thereof. Compass agrees to advance expenses incurred by any Indemnified Party as permitted by paragraphs 6 and 7 of Section 607.0850 of the FBCA, as such provisions may be amended from time to time. Notwithstanding the foregoing, no claim shall be made under this paragraph (b) until all coverage has been exhausted under the policy described in paragraph (a) above.

     (c) The provisions of this Section 6.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and shall survive the consummation of the Merger and be binding on all successors and assigns of Compass and the Surviving Corporation.


                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

          (a) the receipt of required regulatory approvals and the expiration of any applicable waiting period with respect thereto;

          (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

          (c) the approval of the Merger by a majority of the Company's shareholders entitled to vote at the Shareholders' Meeting;

          (d) a registration statement and any required state securities law filings covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities; and

          (e) receipt by Compass and the Surviving Corporation of an opinion from Balch & Bingham LLP in form and substance reasonably satisfactory to each party hereto, dated as of the Effective Time, that the Merger will qualify as a reorganization under Section 368(a) of the Code and that accordingly: (i) no gain or loss will be recognized by the Parties as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Stock solely for Compass Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Compass Common Stock); and (iii) the tax basis of the Compass Common Stock received by shareholders who exchange all of their Company Common Stock solely for Compass Common Stock in the Merger will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, Balch & Bingham LLP shall require and rely upon representations contained in certificates of officers of Compass and of the Company.

     SECTION 7.2  Conditions to the Obligations of Compass and Compass Florida
                  ------------------------------------------------------------
to Effect the Merger.
--------------------

     The obligations of Compass and Compass Florida to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time or such earlier date as may be specified:

          (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

          (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

          (c) there shall not have occurred a Material Adverse Effect with respect to the Company and its Subsidiaries;

          (d) the directors of the Company and its Subsidiaries shall have delivered to Compass an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposits, accounts and contractual liabilities) and shall have delivered to Compass their resignations as directors of the Company and its Subsidiaries;

          (e) Compass shall have received the opinions of counsel to the Company acceptable to it substantially in the form of Exhibit E attached hereto;

          (f) the holders of no more than 5% of the Shares shall have demanded payment of the fair value of their shares as dissenting shareholders;

          (g) Compass shall have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

          (h) the Company shall have no Company Indebtedness other than Federal Funds borrowing;

          (i) Compass shall have received from holders of the Company's capital stock receiving at least 45% of the total Merger Consideration a representation in the form of Exhibit K that as of the date thereof they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

          (j) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

          (k) Compass shall have received, within 30 days of the date of this Agreement, duly executed Agreements Regarding Convertible Securities in the form of Exhibit L attached hereto and the transactions contemplated by the Agreements Regarding Convertible Securities shall have been, or shall simultaneously with Closing be, consummated;

          (l) the persons whose names are listed on Schedule 7.2(l) shall have entered into noncompetition agreements with Compass or one of its Affiliates, in the form of Exhibit H attached hereto which shall be in full force and effect at the Effective Time;

          (m) there shall be no reasonable basis for any Proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on the Company or any of its Subsidiaries of, any liability relating to Polluting Substances or arising pursuant to Environmental Laws, which when considered individually or aggregately, has or could reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole;

          (n) the persons listed on Schedule 1.8(b) shall have entered into the Pooling Transfer Restrictions Agreements within 30 days of the date of this Agreement and such Agreements shall be in full force and effect at the Effective Time;

          (o) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would be so burdensome as to render inadvisable the consummation of the Merger;

          (p) the shareholder ratification described in subsection 1.7(d)(iii);

          (q) the Company and the Exchange Agent shall have executed and delivered the Exchange Agent Agreement; provided that Compass shall be permitted to substitute a successor Exchange Agent selected by Compass which shall also be Compass' transfer agent;

          (r) the executed copies of the Voting Agreement and Irrevocable Proxy delivered pursuant to Section 6.11 shall be in full force and effect for purposes of voting at the Shareholder's Meeting;

          (s) Carl Walls shall have entered into the Noncompetition and Employment Agreement in the form of Exhibit H-1 attached hereto which shall be in full force and effect at the Effective Time; and

          (t) Compass shall have received certificates dated the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of its Subsidiaries, and the Secretary or Cashier of the Company and its Subsidiaries, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (f),
(h) and (m).

     SECTION 7.3  Conditions to the Obligations of the Company to Effect the
                  ----------------------------------------------------------
Merger.  The obligations of the Company to effect the Merger are subject to the
------
satisfaction or waiver of the following conditions prior to the Effective Time:

          (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

          (b) Compass and Compass Florida shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time;

          (c) the Company shall have received the opinion of counsel to Compass and Compass Florida acceptable to it, as to the matters set forth on Exhibit F attached hereto;

          (d) the Company and its Subsidiaries shall have delivered to the directors of the Company and its Subsidiaries an instrument in the form of Exhibit J attached hereto dated the Effective Time releasing such directors from any and all claims of the Company and its Subsidiaries (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action for fraud against such directors by Compass or Compass Florida in connection with the transactions contemplated by this Agreement;

          (e) the Company shall have received certificates dated the Closing, executed by appropriate officers of Compass and Compass Florida, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a), (b) and (f);

          (f) there shall not have occurred a Material Adverse Effect with respect to Compass and its Subsidiaries; and

          (g) Compass and the Exchange Agent shall have executed and delivered the Exchange Agent Agreement; provided that Compass shall be permitted to substitute a successor Exchange Agent selected by Compass which shall also be Compass' transfer agent.

                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1  Termination.  This Agreement may be terminated and the Merger
                  -----------
contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

          (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect, (ii) if there shall be a breach of Section 6.6, (iii) if there shall be a breach of
Section 6.10(b) or (c), or (iv) if any of the conditions to Closing contained in
Section 7.1 or 7.2 are not satisfied or waived in writing by Compass on or prior to the Termination Date;

          (c) by the Company if the conditions to Closing contained in Section
7.1 or 7.3 are not satisfied or waived in writing by the Company on or prior to the Termination Date;

          (d) by Compass or the Company if the Effective Time shall not have occurred on or before the expiration of nine months from the date of this Agreement (the "Termination Date") or such later date agreed to in writing by Compass and the Company;

          (e) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

          (f) by Compass if (i) the Board of Directors of the Company shall have withdrawn or modified in any manner its approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same; or (ii) following the receipt of an Acquisition Proposal, the Company or any of its officers, directors or agents shall (A) fail to provide information regarding the Company or execute any documents which are necessary to file the Registration Statement or any regulatory applications necessary to obtain the requisite approvals of the Merger or the merger of the Bank (described in Section 6.9) or take such other action as may be necessary to timely consummate the Merger and the transactions contemplated hereby consistent with Section 6.5 hereof or (B) postpone, adjourn or delay the Shareholders' meeting; or

          (g) by the Company if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of the Company shall have received a written opinion from independent legal counsel to the effect that, and the Board of Directors shall have determined in good faith in the exercise of its fiduciary duties that, the Company is required to pursue such Acquisition Proposal; provided, however that the Company may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to Compass the termination fee provided for in Section 8.5 hereof.

     SECTION 8.2  Effect of Termination.  In the event of the termination and
                  ---------------------
abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.10, 8.2, 10.1, 10.8 and Article IX. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 8.3  Amendment.
                  ---------

          (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Florida at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Compass Florida as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Florida shall deliver to the Company a certificate in substantially the form of Exhibit G attached hereto.

     SECTION 8.4  Extension; Waiver.  At any time prior to the Effective Time,
                  -----------------
the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 8.5  Termination Fee.  If the Company either (a) violates its
                  ---------------
obligations set forth in Section 6.6 hereof and this Agreement is thereafter terminated pursuant to Section 8.1(b)(ii), or (b) receives any Acquisition Proposal and this Agreement is thereafter terminated pursuant to Sections 8.1(f) or 8.1(g) as a result of receipt of such Acquisition Proposal, then the Company shall pay to Compass a fee of $2,500,000 in cash at the time of such termination.


                                  ARTICLE IX.

           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     The parties hereto agree that all of their respective representations, warranties and covenants contained in this Agreement shall not survive after the Effective Time, except that the provisions of Sections 6.8, 6.10(f), 6.15, 10.1 and 10.8 and Articles I, II and IX of this Agreement and the provisions of the Exchange Agent Agreement shall survive the Effective Time.


                                   ARTICLE X.

                                 MISCELLANEOUS

     SECTION 10.1  Expenses.  All costs and expenses incurred in connection with
                   --------
the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses incurred by the Company and its Subsidiaries shall not exceed $125,000 exclusive of the fairness opinion of Alex Sheshunoff & Co. obtained by the Company prior to the date of this Agreement. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

     SECTION 10.2  Brokers and Finders.  All negotiations on behalf of Compass
                   -------------------
and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Florida, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     SECTION 10.3  Entire Agreement; Assignment.  This Agreement (a) constitutes
                   ----------------------------
the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Florida to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 10.4  Further Assurances.  From time to time as and when requested
                   ------------------
by Compass or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     SECTION 10.5  Enforcement of the Agreement.  The parties hereto agree that
                   ----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.6  Severability.  The invalidity or unenforceability of any
                   ------------
provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 10.7  Notices.  All notices, requests, claims, demands and other
                   -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to Compass or Compass Florida:

               D.  Paul Jones, Jr.
               Chairman and Chief Executive Officer
               Compass Bancshares, Inc.
               15 South 20th Street
               Birmingham, Alabama 35233
               Telecopy No.:  (205) 933-3043
          with copies to:

               Daniel B. Graves
               Associate General Counsel
               Compass Bancshares, Inc.
               15 South 20th Street
               Birmingham, Alabama 35233
               Telecopy No.: (205) 933-3043

               and

               Suzanne Ashe
               Balch & Bingham LLP
               Suite 2600
               1901 Sixth Avenue North
               Birmingham, Alabama  35203
               Telecopy No.:  (205) 226-8799

          if to the Company:

               S. Clark Butler and Carl Walls
               GSB Investments, Inc.
               2814 SW 34th Street
               Gainesville, Florida  32608

          with copies to:

               Michael E. Warren
               AMJ Inc. of Gainesville
               502 N.W. 16th Avenue
               Gainesville, Florida  32601

               and

               David C. Shobe
               Fowler, White, Gillen, Boggs, Villareal and Barker, P.A.
               Suite 1700
               501 East Kennedy Boulevard
               Tampa, Florida  33601

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.8  Governing Law.  This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.9  Descriptive Headings.  The descriptive headings are inserted
                   --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.10  Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.11  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.12  Incorporation by Reference.  Any and all schedules,
                    --------------------------
exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 10.13  Obligations of Compass and the Company.  Whenever this
                    --------------------------------------
Agreement requires Compass (including the Surviving Corporation) and the Company to take any action, such requirement shall be deemed to include an undertaking by Compass or the Company, as the case may be, to cause their respective Subsidiaries to take such action.

     SECTION 10.14  Fiduciary Duty.  Subject to Sections 6.6, 8.1(f) and (g) and
                    --------------
8.5, no provision of this Agreement shall be construed to prevent the exercise by any director of the Company or any of its Subsidiaries (or the actions of the Company or any of its Subsidiaries thereon) of his or her fiduciary duty.

     SECTION 10.15  Certain Definitions.
                    -------------------

          (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

          (b) "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on the financial position, business, or results of operations of such party and its Subsidiaries, taken as a whole; provided that, the Company's compliance with subsections 5.1(m) and (n) and the written executed plan contemplated by Section 5(ii) of the Escrow Agreement entered into between the parties hereto as of June [27], 1997 shall not be considered in determining whether a Material Adverse Effect has occurred, but the Company's noncompliance with any of subsections 5.1(m) or (n) of this Agreement or such written plan shall be deemed to constitute a Material Adverse Effect on the Company and its Subsidiaries.

          (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

          (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Florida establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

          (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

          (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual should have known such fact or other matter in the course of performing the responsibilities of his or her job position. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. Whenever reference herein is made to the knowledge of the Company or its Subsidiaries, such knowledge shall be limited to the knowledge of certain designated officers of the Company or its Subsidiaries. For this purpose, the designated officers of the Company and its Subsidiaries shall be deemed to be the following persons:

               Carl Walls
               Sheri Higginbotham
               Patricia Stark
               John Januszewski
               Debra Gray
               Alice Colson
               John Martin


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


ATTEST:                       COMPASS BANCSHARES, INC.



By /s/ Daniel B. Graves               By /s/ Garret R. Hegel
   --------------------------            ----------------------------
   Its: Assistant Secretary              Its: Chief Financial Officer



ATTEST:                                G.S.B. INVESTMENTS, INC.



By /s/John A. Januszewski              By /s/ S. Clark Butler
   --------------------------             ---------------------------
   Its: Secretary                         Its: Chairman

                                   EXHIBIT A

                    POOLING TRANSFER RESTRICTIONS AGREEMENT


     This Pooling Transfer Restrictions Agreement (this "Agreement") is executed and delivered this ____ day of _________, 1997 by and between Compass Bancshares, Inc. ("Compass"), G.S.B. Investments, Inc. (the "Company"), and the undersigned shareholder of the Company (the "Shareholder").

     WHEREAS, Compass and the Company entered into an Agreement and Plan of Merger dated ________, 1997 ("Merger Agreement") pursuant to which the Company will be merged with an existing or to-be-formed subsidiary of Compass (the "Merger"); and

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Company and the Shareholder and each other affiliate of the Company deliver to Compass an agreement in substantially the form hereof;

     NOW, THEREFORE, in consideration of Compass' agreement to enter into the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

     1. Provided that the Merger Agreement is not amended in any manner which decreases the Merger Consideration to be received by the Shareholders in the Merger, the Shareholder agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Company's common stock, par value $.10 per share ("Company Common Stock"), within 30 days prior to the Effective Time (as defined in the Merger Agreement). The Shareholder further agrees that until the publication of financial results covering at least 30 days of post-Merger combined operations of the Company and Compass, he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger, except for pledges by the Shareholder of all or part of such Shareholder's Compass Common Stock acquired in the Merger to secure loans, provided the lender accepts any pledge of such Compass Common Stock subject to the terms of this Agreement. The Shareholder further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of the Compass Common Stock to be acquired by him in the Merger except in a manner which is consistent with Rule 145, as amended or superseded, promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act") and any new requirements imposed by the SEC or the Financial Accounting Standard's Board for Compass' accounting for the Merger as a pooling of interests which are not materially adverse to the Shareholder. For purposes of the foregoing sentence, any extension of the period during which a Shareholder is restricted from selling Compass Common Stock by more than 180 days under the pooling rules, which extension becomes effective prior to the Effective Time, shall be considered materially adverse. Any extension of such period or other change in the pooling rules to which the Shareholder is subject which becomes effective following the Effective Time shall not be considered materially adverse. In the event of an extension which is materially adverse to the Shareholder as provided in this Section 1, the Shareholder shall have the right to terminate this Agreement by written notice to Compass prior to the Effective Time. If such notice is not received by Compass prior to the Effective Time, the Shareholder agrees to comply with any changes or extensions under the pooling rules and this Agreement shall remain in full force and effect. In addition, if the Shareholder terminates this Agreement as provided herein, any Shareholder Representation of such Shareholder in the form of Exhibit K to the Merger Agreement shall be unaffected by such termination.

     2. The Shareholder further acknowledges and agrees that provided that the Merger Agreement is not amended in any manner which decreases the Merger Consideration to be received by the Shareholders in the Merger, he will be subject to Rule 145 promulgated by the SEC under the Securities Act, and agrees not to transfer any Compass Common Stock received by him in the Merger except in compliance with the applicable provisions of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder or pursuant to exemptions therefrom.

     3. The Shareholder agrees that the shares of Compass Common Stock to be issued to him in the Merger will bear a restrictive transfer legend in substantially the following form:

     The shares represented by this certificate are subject to a Pooling Transfer Restrictions Agreement dated _______ __, 1997 which restricts any sale or other transfer of such shares prior to the public release by Compass Bancshares, Inc. of 30 days of post-merger combined operations of G.S.B. Investments, Inc. and Compass Bancshares, Inc. The issuer will furnish to the record holder of this certificate, without charge, upon written request to the issuer at its principal place of business, a copy of the Pooling Transfer Restrictions Agreement.

Following a written request from the Shareholder addressed to the Corporate Secretary of Compass, Compass agrees to instruct its transfer agent to remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in
Section 1.

     4. The Company agrees and the Shareholder acknowledges and agrees that the Company will not permit the transfer of any shares of Company Common Stock by the Shareholder or any other Company affiliate within 30 days prior to the Effective Time.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6. Any defined terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

     7. Any notice required under this Agreement shall be deemed given if made in writing and sent via pre-paid first class mail, or by nationally recognized overnight courier, to:

          If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35223
          Attention:  Daniel B. Graves
                      Associate General Counsel

          If to the Shareholder:

          -------------------------

          -------------------------

          -------------------------


                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned set his hand effective as of the day first written above.

                              COMPASS BANCSHARES, INC.


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------

                              G.S.B. INVESTMENTS, INC.


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------


                              --------------------------------
                              Signature of Shareholder


                              --------------------------------
                              Printed Name of Shareholder

                                   EXHIBIT B


                            EXCHANGE AGENT AGREEMENT


     This Exchange Agent Agreement, dated as of ________, 1997, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), G.S.B. Investments, Inc., a _______ corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of __________________, 1997 ("Merger Agreement") among Compass and the Company, the Company shall, at the Effective Time, be merged with Compass or a designated affiliate of Compass (the "Surviving Corporation").

     After the Effective Time, the outstanding shares of the common stock, par value $______ per share (including for this purpose any shares of common stock which can be acquired upon the exercise of any warrant, option, right, convertible debt instrument or other security pursuant to which shares of Common Stock may be obtained (collectively, "Derivative Securities")), of the Company ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of __________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has requested Compass to designate the Exchange Agent in connection with the exchange (the "Exchange") of shares of Company Common Stock for shares of Compass Common Stock, subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent. Continental Stock Transfer & Trust Company is hereby appointed as the Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Company's stock transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

          (a) Distribution of Letters of Transmittal. The Exchange Agent shall mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.


          (b)  Acceptance of Certificates.

               (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority, (ii) Certificates correspond to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept the executed Letters of Transmittal accompanied by Certificates which are surrendered in accordance with the provisions of the Merger Agreement. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and, subject to the following sentence, if the person or persons surrendering such Certificates and Letters of Transmittal appear as a holder of record of the number of shares surrendered on the list of shareholders ("Shareholder List") supplied and certified to the Exchange Agent by the Company attached as Exhibit B hereto. In the event the holder does not appear as a record holder of the Certificate, the holder shall provide evidence of his or her ownership of the shares represented by the Certificate which evidence is satisfactory to the Exchange Agent and Compass. In the event the Exchange Agent shall have any questions as to whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

               (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

               (iii) Tenders may be made only as set forth in the Letters of Transmittal;

               (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

               (v) From time to time as requested by Compass, the Exchange Agent shall provide Compass with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:


                         Compass Bancshares, Inc.
                         15 South 20th Street
                         Birmingham, Alabama 35233

                         Attn: Daniel B. Graves
                         Telephone No. (205) 933-3880

          (c) Exchange Fund. In order to provide for payment of the Merger Consideration in accordance with the terms of the Merger Agreement, Compass, on or prior to the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an estimate of the amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund") based upon the shareholder list provided by the Company prior to the Effective Time. This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d) Compass Common Stock. Compass and the Company shall jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass and the Company as follows:

                    (i) Company Common Stock. Each holder of Company Common Stock shall receive Merger Consideration equal to ____________ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

                    (ii) Fractional Shares. For each fractional share of Compass Common Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_____.

                    As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent acting in its capacity as Transfer Agent shall issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)  Other Duties of Exchange Agent.

               (i) Promptly following the Effective Time, Compass shall issue sufficient Compass Common Stock or cause such stock to be issued and shall deposit or cause to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares; provided, this paragraph does not limit Compass' obligation to issue Compass Common Stock pursuant to the Merger Agreement. The Exchange Agent shall be obligated to make payment for surrendered Certificates from the issuance of such Common Stock and amounts deposited of the Exchange Fund.

               (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

               (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

               (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

               (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

          4. Alteration of Instructions. The Exchange Agent shall follow and act upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

          5. Indemnification of Exchange Agent. Compass and the Surviving Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

          6. Compensation for Services. Compass shall compensate the Exchange Agent for its services hereunder.

          7. Payment of Amounts Due Dissenting Shareholders. In the event that qualified dissenting shareholders of the Company exercise the rights afforded them under the Florida Business Corporation Act, such shareholders may be entitled to payment of an amount other than the Merger Consideration. Any payment for shares other than the Merger Consideration will be paid only upon the written instructions of the Surviving Corporation. The Exchange Agent may request and shall be provided additional funds from the Surviving Corporation in order to make any required payment to dissenting shareholders, and the Exchange Agent shall return to Compass any Merger Consideration which would have otherwise been payable to such persons. The Exchange Agent shall rely on the instructions of the Surviving Corporation as to all matters covered by this paragraph, including, without limitation, the time and amount of payment to dissenting shareholders.

          8. Unclaimed Funds. Any moneys or certificates deposited hereunder which shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

          9. Investment of Exchange Fund. The Exchange Agent shall deposit portions of the Exchange Fund only as directed or consented to in writing by the Surviving Corporation.

          10. Amendment. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, modified, waived, discharged, supplemented or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass, the Exchange Agent and Michael E. Warren, as representative of the Company shareholders, after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

          11. Section Headings. The section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement.

          12. GOVERNING LAW. THIS AGREEMENT AND THE APPOINTMENT OF THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL INURE TO THE BENEFIT OF AND BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE PARTIES HERETO.

          13. Notices. Notices under this Agreement shall be deemed given if made in writing and sent via prepaid first-class United States mail, or by nationally recognized overnight courier, to:

          If to Compass:

               Compass Bancshares, Inc.
               15 South 20th Street
               Birmingham, Alabama 35233
               Attn: Daniel B. Graves
                     Associate General Counsel

          If to the Exchange Agent:

               Continental Stock Transfer & Trust Company
               2 Broadway, 19th Floor
               New York, New York 10004
               Attn: Steven G. Nelson
                     Chairman of the Board

          If to the Company prior
          to the Effective Time:

               G.S.B. Investments, Inc.
               2814 SW 34th Street
               Gainesville, Florida  32608

               Attn:
                    ------------------------------------
                    Chairman and Chief Executive Officer

          If to Compass, the Surviving Corporation, following the Effective
          Time:

               c/o Compass Bancshares, Inc.
               15 South 20th Street
               Birmingham, Alabama 35233
               Attn:  Daniel B. Graves

          If to the representative of the Company shareholders after the Effective Time:

               Michael E. Warren
               AMJ Inc. of Gainesville
               502 N.W. 16th Avenue
               Gainesville, Florida  32601

          14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          15. Conflict. In the event the terms of this Agreement conflict with the terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

          16. Defined Terms. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.



             [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                              COMPASS BANCSHARES, INC.


                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------


                              G.S.B. INVESTMENTS, INC.

                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------




                              CONTINENTAL STOCK TRANSFER & TRUST COMPANY


                              By:
                                 ------------------------------
                              Name:
                                   ----------------------------
                              Title:
                                    ---------------------------





Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                                  EXHIBIT "A"

                             LETTER OF TRANSMITTAL


                         For Shares of Common Stock of

                            G.S.B. INVESTMENTS, INC.

             Delivered Pursuant to the Agreement and Plan of Merger
                         dated as of ___________, 1997

                     By Mail or Overnight Delivery Service:

                   Continental Stock Transfer & Trust Company
                             2 Broadway, 19th Floor
                            New York, New York 10004
                       Attention: ______________________

                              DO NOT HAND DELIVER

                       DESCRIPTION OF SHARES SURRENDERED

     Based on its stock transfer records, G.S.B. Investments, Inc. (the"Company") has listed below your name, address and the certificate numbers representing your shares of Common Stock, par value $.10 per share ("Shares"), of the Company. If any of the listed information appears to be incorrect,
please notify _____________________ at (    ) ___-____ at once.

================================================================================
Name, Address and Social Security
Number of Registered Holders                          Certificate(s) Surrendered
-----------------------------------------

                                                                 Total Number of
                         Certificate                          Shares Represented
                         Number(s)                             by Certificate(s)

---------------     -------------------------------     ------------------------
Name
                    -------------------------------     ------------------------

                    -------------------------------     ------------------------
---------------
---------------
Address
                                   Total Shares
---------------                                 -------------------------------
Social Security Number

================================================================================
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Gentlemen:

     I, as the registered holder of the above described Shares of the Company, hereby tender to Compass Bancshares, Inc. ("Compass"), such Shares pursuant to the Agreement and Plan of Merger dated as of __________, 1997, as amended ("the Merger Agreement"), by and between Compass and the Company. I hereby acknowledge receipt of the Proxy Statement dated ________ 1997, which described the merger ("Merger") provided by the Merger Agreement.

     I represent and warrant to Compass that I am the true and lawful owner of the Shares, and have full capacity, power and authority to exchange the Shares, free and clear of all liens, restrictions and encumbrances of any kind whatsoever, and the Shares will not be subject to any adverse claim. I understand that Continental Stock Transfer & Trust Company, as Exchange Agent for this exchange, may require additional documentation, and I agree, upon request, to execute and deliver any additional documents or instruments deemed by the Exchange Agent or Compass reasonably necessary to complete the exchange of the Shares.

     The authority conferred in this Letter of Transmittal shall not be affected by, and shall survive, my death or incapacity, and any obligation I may have hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and personal and legal representatives. I acknowledge that the tender of my Shares is irrevocable.

                   INSTRUCTIONS REGARDING ISSUANCE OF SHARES

     If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in the name and at the address set forth above, please sign and date this letter on page 3. If you wish to have the shares of Compass Common Stock to be issued pursuant to the Merger Agreement in a name or to an address other than the name and address specified above, please complete the following section. You will be required to pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to such other person.


                         NEW CERTIFICATES TO BE ISSUED
                 IN A DIFFERENT NAME OR TO A DIFFERENT ADDRESS

     If you are entitled to receive shares of Compass Common Stock and wish to have certificates representing Compass Common Stock issued in a name or to an address other than the name or address shown on your Company stock certificates, please indicate the name and address of your assignee below:

                          Name and Address of Assignee
                         ------------------------------

Name: _________________________             Taxpayer I.D. No. or
      (Type or print full name)                Social Security No.: ____________

Address:
        ------------------------------------------------------------------------

City, State, Zip Code:
                      ----------------------------------------------------------

                    PLEASE SIGN AND DATE BELOW AS INDICATED
                    THEN PLEASE COMPLETE SUBSTITUTE FORM W-9

Signatures
           ----------------------------

           ----------------------------
Dated                                  , 1997
      ---------------------------------


Name(s)
        -----------------------------------------------------------------------
          (Please Print)

Capacity
        -----------------------------------------------------------------------
          (Full Title)

Address
        -----------------------------------------------------------------------
          (Include Zip Code)

Area Code and Telephone Number
                              -------------------------------------------------

Tax Identification or Social Security Number
                                             ----------------------------------

================================================================================
                            GUARANTEE OF SIGNATURES

(Must be signed by registered holder(s) as name(s) appear on the certificate(s) or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted. If signing is by an officer or a corporation, or by an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 1.)

Authorized Signature
                    -----------------------------------------------------------
Name
    ---------------------------------------------------------------------------
        (Please Print)

Title
     --------------------------------------------------------------------------

Name of Firm
            -------------------------------------------------------------------

Address
       ------------------------------------------------------------------------

       ------------------------------------------------------------------------
               (Include Zip Code)

Area Code and Telephone Number
                              -------------------------------------------------

Dated
     --------------------------------------------------------------------------

================================================================================
                      PLEASE COMPLETE SUBSTITUTE FORM W-9
                      IT IS THE LAST FORM IN THIS PACKAGE
================================================================================

                          DO NOT WRITE IN SPACE BELOW



Date Received:           By:               Date:                         , 19
              ----------    --------------      -------------------------    --

==================================================================================================
                                    Company           Compass      No. of
Shares         Shares Accepted      Stock             Certificate  Fractional  Cash     Check
Surrendered    for Exchange         Certificate Nos.  No. issued   Shares      Paid     No.
==================================================================================================
Accepted by: ________________    Checked By: ______________    Date:______________, 1997

                             LETTER OF TRANSMITTAL
                                  INSTRUCTIONS

     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; SIGNATURE GUARANTEES. Please send all certificates for Shares to Continental Stock Transfer & Trust Company, as Exchange Agent (the "Exchange Agent"), with the Letter of Transmittal, or a facsimile thereof, fully completed and signed by you, the registered holder(s). Compass retains the right to require that a signature on the Letter of Transmittal and the Share certificates be guaranteed by an Eligible Institution. An Eligible Institution is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office, branch or agency located in the United States. If Compass wishes to have your signature guaranteed by an Eligible Institution, you will be notified by separate letter.

     If certificates are registered in the name of a person other than you, the certificate(s) must be duly endorsed or accompanied by stock powers signed by the registered holder and the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the Exchange Agent reserves the right to require that proper documentary evidence of the authority of the person executing the Letter of Transmittal. If the tendered certificates are owned of record by two or more joint owners, each of you must sign the Letter of Transmittal. Questions regarding such evidence of authority may be referred to ___________________ a representative of the Exchange Agent, at (___) ___-____.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS STRONGLY RECOMMENDED.

     2. ISSUANCE OF COMPASS COMMON STOCK. You will receive the Compass Common Stock for your Shares only after receipt and acceptance by the Exchange Agent and Compass of all of the certificates representing your Shares, a properly completed and executed Letter of Transmittal, and any other required documents and upon processing of the documents by the Exchange Agent.

     3. PAYMENT FOR FRACTIONAL SHARES. As provided in Section 1.6(c) of the Merger Agreement, Compass will not issue any certificates of Compass Common Stock for fractional shares. In lieu of issuing fractional shares, Compass will pay to any Company shareholder entitled to receive a fractional share of Compass Common Stock, a cash payment based on a price of $______ per share.

     4. NO CONDITIONAL TENDERS; WAIVER OF NOTICE. No alternative, conditional, irregular or contingent deliveries of Shares will be accepted. By execution of the Letter of Transmittal or any manually signed facsimile thereof, you waive any rights to receive any notice of the acceptance of your Shares for exchange.

     5. SIGNATURES ON LETTER OF TRANSMITTAL. In order for the Letter of Transmittal to be properly signed by you, the signature must correspond exactly with the name(s) as written on the face of the certificate(s).

     If the Shares tendered hereby are owned of record by two or more joint owners, all of you must sign the Letter of Transmittal.

     If your Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If the certificate(s) representing the Shares transmitted hereby are registered in your name and the Letter of Transmittal is properly signed by you, no endorsements of certificates or separate stock powers are required. In all other cases, the certificate(s) representing the Shares transmitted hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate(s), and if required, signature(s) on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other acting in a fiduciary or representative capacity, such person should so indicate when signing, and the Exchange Agent reserves the right to require proper evidence of their authority to so act.

     6. IRREGULARITIES. All questions as to the validity, form, eligibility, acceptance of and delivery of Shares and the issuance of Compass Common Stock and the payment of cash in lieu of fractional shares will be determined by Compass, which determination shall be final and binding. Compass reserves the absolute right to reject any or all tenders determined by Compass not to be in appropriate form or which would, in the opinion of Compass' counsel, be unlawful. Compass also reserves the absolute right in its sole discretion, to waive any of the conditions hereof, or any defect in any tender with respect to any particular Shares of any particular shareholder, and Compass' interpretations of the terms and conditions of the Merger Agreement and these instructions shall be final and binding. The Exchange Agent and Compass shall not be obligated to give notice of defects or irregularities in tenders, nor shall they incur any liability for failure to give any such notice. Tenders will be deemed not to have been made until all defects and irregularities have been cured or waived.

     7. 31% BACKUP WITHHOLDING. Under the Federal income tax law, you must provide Compass with a correct taxpayer identification number ("TIN") unless an exemption applies. If the correct TIN is not provided, a $50 penalty may be imposed upon you by the Internal Revenue Service and you will be subject to backup withholding of 31% of the payments to be received by you.

     8. REQUEST FOR ASSISTANCE OF ADDITIONAL COPIES. Questions and requests for assistance or additional copies of the Letter of Transmittal may be directed to the Exchange Agent at the address set forth at the top of page 1.

                           IMPORTANT TAX INFORMATION

     Under the Federal income tax law, you are to provide Compass (as payer) with a correct taxpayer identification number on Substitute Form W-9 below. If Compass is not provided with the correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, all payments that are made to you with respect to Shares (including any cash payable to you under the Merger Agreement in lieu of fractional shares) may be subject to backup withholding.

     Exempt shareholders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Nonetheless, exempt shareholders should complete the Substitute Form W-9 below and so indicate their exempt status by writing "exempt" across the face of the Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

     If backup withholding applies, Compass is required to withhold 31% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

Purpose of Substitute Form W-9

     To prevent backup withholding on payments that are made to you with respect to shares of Compass Common Stock acquired as a result of the Merger or with respect to cash payments, if any, receivable in lieu of fractional shares pursuant to the Merger Agreement, you are required to notify Compass of your correct taxpayer identification number by completing the form below certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number).

What Number to Give

     As the record owner of the Shares, you are required to give Compass your Social Security Number or Employer Identification Number. If the Shares are in more than one name or are not in the name of the actual owners, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidelines on which number to report.

                              SUBSTITUTE FORM W-9
                           Department of the Treasury
                            Internal Revenue Service

                         Taxpayer Identification Number

PART 1  - PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER       ------------------------------
          IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND
          DATING BELOW                                             ------------------------------
                                                                   Social Security Number or
                                                                   Employer Identification Number

PART 2 -  Check the following box if you are NOT subject to backup withholding     --------------
          under the provisions of Section 3406(a)(1)(C) of the Internal Revenue
          Code because (1) you have not been notified that you are subject to      --------------
          backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.


PART 3 -  Check the following box if you are awaiting a Taxpayer Identification    --------------
          Number.
                                                                                   --------------

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

By checking the box in Part 3, I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

CERTIFICATION: UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.

Signature:
           -----------------------------------------
Date:
      ----------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

_______________________________________________________________________________

                                 GUIDELINES FOR CERTIFICATION OF TAXPAYER
IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.-- Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

----------------------------------------------------------------      -----------------------------------------------------------
                                    GIVE THE SOCIAL                                                     GIVE THE EMPLOYER
                                    SECURITY NUMBER                                                     IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:           OF ----                           FOR THIS TYPE OF ACCOUNT:         NUMBER OF ----
----------------------------------------------------------------      -----------------------------------------------------------
1.  An individual's account         The individual                    9.  A valid trust, estate, or     The legal entity (Do not
                                                                           pension trust                furnish the identifying
2.  Two or more individuals         The actual owner of the                                             number of the personal
     (joint account)                account or, if combined                                             representative or trustee
                                    funds, any one of the                                               unless the legal entity
                                    individuals (1)                                                     itself is not designated in
                                                                                                        the account title.) (5)

3.  Husband and wife (joint         The actual owner of the           10.  Corporate account            The corporation
     account)                       account or, if joint funds,
                                    either person(1)
                                                                      11.  Religious, charitable, or    The organization
4.  Custodian account of a minor    The minor(2)                            educational organization
    (Uniform Gift to Minors Act)                                            account

5.  Adult and minor (joint          The adult or, if the minor        12.  Partnership account          The partnership
     account)                       is the only contributor,               held in the name of
                                    the minor(1)                           the business

6.  Account in the name of          The ward, minor, or               13.  Association, club,           The organization
     guardian or committee for      incompetent person (3)                 or other tax-exempt
     a designated ward, minor,                                             organization
     or incompetent person

7.  a  The usual revocable          The grantor-trustee(1)            14.  A broker or registered       The broker or nominee
        savings trust account                                               nominee
        (grantor is also
        trustee)
    b  So-called trust account      The actual owner(1)               15.  Account with the             The public entity
        that is not a legal                                                 Department of Agriculture
        valid trust under                                                   in the name of a public
        State law                                                           entity (such as a State or
                                                                            local government, school
8.  Sole proprietorship account     The owner(4)                            district, or prison) that
                                                                            receives agricultural
                                                                            program payments
----------------------------------------------------------------      -----------------------------------------------------------

(1)  List first and circle the name of the person whose number you furnish.
(2)  Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4)  Show the name of the owner, but you may also enter your business or "doing
     business as" name.  You may use either your social security      number or
     employer identification number.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                     PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
 .  A corporation.
 .  A financial institution.
 .  An organization exempt from tax under section 501(a), or an individual retirement plan.
 .  The United States or any agency or instrumentality thereof.
 .  A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
 .  A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
 .  An international organization or any agency, or instrumentality thereof.
 .  A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
 .  A real estate investment trust.
 .  A common trust fund operated by a bank under section 584(a).
 .  An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
 .  An entity registered at all times under the Investment Company Act of 1940.
 .  A foreign central bank of issue.
Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
 .  Payments to nonresident aliens subject to withholding under section 1441.
 .  Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
 .  Payments of patronage dividends where the amount received is not paid in money.
 .  Payments made by certain foreign organizations.
 .  Payments made to a nominee.
Payments of interest not generally subject to backup withholding include the following:
 . Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
 .  Payments of tax-exempt interest (including exempt-interest dividends under section 852).
 .  Payments described in section 6049(b)(5) to nonresident aliens.
 .  Payments on tax-free covenant bonds under section 1451.
 .  Payments made by certain foreign organizations.
 .  Payments made to a nominee.
Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

  Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure is strong evidence of negligence and may subject you to an accuracy-related penalty of 20% on any portion of an under-payment attributable to that failure unless you show that there was reasonable cause and that you acted in good faith.

(3) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDINGS.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                   EXHIBIT C

                          POOLING OF INTEREST CRITERIA

ATTRIBUTES OF COMBINING ENTERPRISES

(a) Autonomy Condition. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another enterprise within two years before the plan of combination is initiated.

(b) Independence Condition. Each of the combining enterprises is independent of the other combining enterprises.

MANNER OF COMBINING INTERESTS

(c) One-Year Rule. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan is initiated.

(d) Common-Stock-for-Common-Stock-Condition. An enterprise offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all of the voting common stock interest of another enterprise at the date the plan of combination is consummated.

(e) Change-in-Equity-Interests Condition. None of the combining enterprises changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges, and retirements of securities.

(f) Treasury-Stock Condition. Each of the combining enterprises reacquires shares of voting common stock only for purposes other than business combinations, and no enterprise reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

(g) Proportionate-Interest Condition. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining enterprise remains the same as a result of the exchange of stock to effect the combination.

(h) Voting-Rights Condition. The voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

(i) Contingency Condition. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

ABSENCE OF PLANNED TRANSACTIONS

(j) The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

(k) The combined enterprise does not enter into other financial arrangements for the benefit of the former stockholders of a combining enterprise, such as a guaranty of loans secured by stock issued in the combination, that in effect negates the exchange of equity securities.

(l) The combined enterprise does not intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the combination other than disposals in the ordinary course of business of the formerly separate enterprise and to eliminate duplicate facilities or excess capacity.

                                   EXHIBIT D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY


     This Voting Agreement and Irrevocable Proxy (this "Agreement") dated as of _______, 1997 is executed by and among G.S.B. Investments, Inc., a Florida corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

     WHEREAS, the Company and Compass have executed that certain Agreement and Plan of Merger dated as of ______ ___, 1997 (the "Merger Agreement") whereby the Company will merge with Compass or an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger"); and

     WHEREAS, Section 6.11 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of the Shareholders; and

     WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

     NOW THEREFORE, the parties hereto agree as follows:

     1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of capital stock ("Stock") of the Company set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

     2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

     3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

     4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

     5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section ____ of the Florida Business Corporation Act. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

     6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the amendment of the Merger Agreement in any manner which would decrease the Merger Consideration (as defined therein) to be received by the Shareholders upon consummation of the Merger, (ii) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (iii) the first business day after the Meeting or any adjournment thereof. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

     7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

     8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

     9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

     11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

     12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.


                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                              G.S.B. INVESTMENTS, INC.


                              By:
                                 -----------------------------------

                              Name:
                                   ---------------------------------

                              Title:
                                    --------------------------------

                              Address:

                              2814 SW 34th Street
                              Gainesville, Florida  32608


                              COMPASS BANCSHARES, INC.


                              By:
                                 -----------------------------------

                              Name:
                                   ---------------------------------

                              Title:
                                    --------------------------------


                              Address:

                              15 South 20th Street
                              Birmingham, Alabama 35233
                              Attention:  Mr. Daniel B. Graves
                                          Associate General Counsel

                              SHAREHOLDERS:

                              -------------------------------------

                              -------------------------------------



                              Address:

                                      -----------------------------

                                      -----------------------------

                              ____________ shares of Common Stock


                              Pledgee:
                                      -----------------------------

                              Address:
                                      -----------------------------

                                      -----------------------------


                              Loan No.:
                                       ----------------------------

                                   EXHIBIT E

                         OPINIONS REQUIRED FROM COUNSEL
                          TO THE COMPANY AND THE BANK

                                June ____, 1997



Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233

          RE:  Agreement and Plan of Merger Dated as of June    , 1997
               -------------------------------------------------------

Gentlemen:

     We have acted as counsel to G.S.B. Investments, Inc., Florida corporation ("the Company"), and Gainesville State Bank, a Florida banking corporation (the "Bank"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of June ____, 1997 (the "Merger Agreement") among the Company, the Bank, Compass Bancshares, Inc., a Delaware corporation ("Compass"), and Compass Florida, Inc., a Delaware corporation ("Compass Florida"). This opinion is being delivered to you pursuant to Section
7.2 of the Merger Agreement. All capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

     In connection with the opinions rendered herein, we have reviewed originals or copies of the following documents:

     (a)  the Merger Agreement;

     (b) the other agreements contemplated by the Merger Agreement (the "Other Agreements");

     (c)  the Articles of Incorporation and Bylaws of each of Company and Bank;
          and

     (d) such other documents, contracts and records as we deemed necessary to render this opinion.

The documents described in paragraphs (a) through (d) above are referred to herein collectively as the "Merger Documents".

     This Opinion Letter is subject to, and shall be interpreted in accordance with, the General Qualifications contained in Sections 11, 12, 13 and 14 and the Limitations contained in Section 18, 19 and 20 of the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), which sections are incorporated by reference herein. They are hereinafter referred to as the "Accord General Qualifications and Limitations." As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations (the "Accord Qualifications"), all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

     In rendering this opinion, with respect to factual matters, we have with your permission relied, without independent inquiry or investigation, upon statements, factual representations and certificates of officers, directors, employees and agents of the Company and the Bank and have assumed the accuracy and continued accuracy of such factual matters at the date hereof, including, but not limited to, the matters set forth in the Certificate of the President and Secretary of the Bank and the Company attached hereto as Exhibit 1;
                                                             ---------
provided, however, that nothing to the contrary has come to our attention. In addition, with your permission, we have relied, without independent inquiry or investigation, upon certificates of public officials with respect to matters of public record and have assumed the accuracy and continued accuracy of such matters at the date hereof. With respect to our reliance upon the above-referenced sources, we take no responsibility and assume no obligation whatsoever with regard to any inaccuracies in any opinion herein which is based upon such sources as a result of any inaccuracies contained in such sources; provided, however, that nothing to the contrary has come to our attention.

     In our examination of the foregoing specified documents and other certificates, records and documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, telecopies, photostatic, conformed or reproduced copies, and the accuracy and completeness of all corporate records and documents and of all certificates and statements of facts, in each case given or made available to us by the Company and the Bank and their respective officers, directors, employees and agents. We have also, with your permission, assumed the authorization, execution, delivery, accuracy, authenticity and completeness of all certificates and documents provided to us by public officials and all other persons or entities, other than the Bank or the Company.

     In all instances where the opinion expressed herein is qualified to the extent of our knowledge or to matters known to us or of which we are aware, we have, with your permission and without independent inquiry or investigation, relied solely upon our actual knowledge, the certificate of the President and Secretary of the Bank and the Company attached hereto as Exhibit 1 and the
                                                         ---------
representations, warranties and schedules set forth in the Merger Agreement.

     We have not been asked to express any opinion with respect to your power and authority to enter into, execute, deliver and perform the Merger Agreement or any other documents contemplated thereby or to effect the transactions therein contemplated, or with respect to the application of any law or regulation to such power and authority, and, for purposes of the opinions set forth below, we assume that you have all requisite power and authority under all applicable laws, regulations and governing documents, and have taken all necessary corporate action required to be taken by you.

     We call your attention to the fact that this firm requires only that lawyers be qualified and admitted to practice law in the State of Florida. Accordingly, in rendering the opinions herein, we express no opinion with respect to any laws other than the laws of the State of Florida and the United States.

     Subject to the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that as of the date hereof:

     1. The Company is a Florida corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and with an active status under the laws of the State of Florida. The Bank is a Florida state banking corporation, duly organized, validly existing and with an active status under the laws of the State of Florida. The Bank holds a valid certificate to transact the business of banking under the laws of the State of Florida. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as we know them to be now owned, leased or operated.

     2. The Company has all requisite corporate power and authority to execute and deliver the Merger Agreement and any of the Other Agreements executed by the Company and to consummate the transactions contemplated thereby; all corporate acts and other corporate proceedings required to be taken by or on the part of the Company to execute and deliver the Merger Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Merger Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Accord General Qualifications and Limitations attached hereto and the other limitations and exceptions set forth herein.

     3. To our knowledge, after review of the Company's stock records provided to us by the Company, the authorized capital stock of the Company consists of ______ shares of Company Common Stock (as defined in the Merger Agreement) of which _______ shares are issued and outstanding (none of which are held in the treasury) and ________ shares of Undesignated Preferred Stock, none of which are outstanding. The Company is the record holder of all of the issued and outstanding capital stock of the Bank. All of the outstanding shares of the Company Common Stock are validly issued and to our knowledge are nonassessable and fully paid, and all of the capital stock of the Bank is validly issued and to our knowledge fully paid and, except as provided in the Federal Deposit Insurance Act, nonassessable. To our knowledge, none of such stock was issued in violation of the preemptive rights of any person.

     4. To our knowledge, and except as set forth in the Schedules to the Merger Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments to which the Company or the Bank is a party obligating the Company or the Bank to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class.

     5. The execution and delivery by the Company of the Merger Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default, the violation of which could have a Material Adverse Effect under (a) the articles of incorporation or association or bylaws of the Company or the Bank, (b) to our knowledge, and except as disclosed in the Merger Agreement and Schedules, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character known to us to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective assets or properties is bound, and (c) to our knowledge and except as disclosed in the Merger Agreement and Schedules, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or the Bank, or their respective assets or properties.

     6. Except as disclosed in the Merger Agreement and Schedules and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Florida, to our knowledge, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Merger Agreement.

     7. To our knowledge, except as set forth in the Schedules to the Merger Agreement, neither the Company nor the Bank is a party to any material Proceeding (as defined in the Merger Agreement). To our knowledge, there are no Proceedings threatened against or affecting the Company or the Bank, which by the terms of the Merger Agreement would be required to be set forth in the Schedules.

     8. To our knowledge and except as set forth in the Schedules to the Merger Agreement, neither the Company nor the Bank is in material default under any law or regulation, or under any order of any court, commission, board, bureau, agency or instrumentality wherever located.

     In connection with our representation, we have assisted the Company in connection with its preparation of information contained in the Proxy Statement. In this connection, no facts have come to our attention which cause us to believe that the information contained in the proxy material of the Company or the Bank, relating to and supplied by the Company or the Bank, fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that we express no belief with respect to the financial statements, schedules and other financial and statistical data included in the proxy material or incorporated therein.

     In addition to and not by way of limitation of the Accord General Qualifications and Limitations, each of the foregoing opinions is subject to the following qualifications:

     (a) the legality, validity and enforceability of any rights and remedies provided in the Merger Documents are subject to exceptions provided by bankruptcy, insolvency, reorganization, receivership, moratorium, assignment of the benefit of creditors' laws or similar laws now or hereafter in effect affecting the validity, legality and binding effect and enforceability effect and enforceability of creditors' rights generally, including, without limitation, statutory or other laws regarding fraudulent transfers and conveyances or preferential transfers;

     (b) we express no opinion as to (i) the enforceability of any provisions purporting to restrict competition or prevent disclosure or use of proprietary information or (ii) application of or compliance with any federal or state securities laws or the effect thereof on the opinions expressed herein;

     (c) specific performance, injunctive relief or other traditional equitable remedies may not be available as they are subject to the discretion of the court before which any proceeding with respect thereto may be brought;

     (d) rights to indemnification may be limited by federal or state securities law: accordingly, we express no opinion as to the enforceability of any indemnity provisions contained in the Merger Documents;

     (e) we express no opinion as to the enforceability of any provisions in the Merger Documents providing for the recovery of attorneys' fees or other costs of collection or any waiver of trial by jury which may be contained in any of the Merger Documents.

     We do not render any opinion as to any matter except as specifically set forth herein. Our opinions are based upon the law as currently in effect and existing interpretations thereof. Insofar as our opinions relate to future events or circumstances, our opinion expressed herein are based upon our assumption that such laws and prevailing interpretations thereof will remain unchanged. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use and may not be relied upon by other person or entity, or used for any other purpose without our prior written consent.

                                   Very truly yours,

                                   FOWLER WHITE GILLEN BOGGS
                                    VILLAREAL & BANKER, P.A.



                                   By:
                                      ---------------------------

                                   EXHIBIT F

                         OPINIONS REQUIRED FROM COUNSEL
                         TO COMPASS AND COMPASS FLORIDA


     (i) Compass and Compass Florida are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Florida have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Florida are duly qualified and in good standing in the respective states where such qualification is required;

     (ii) Compass and Compass Florida each have all requisite power and authority to execute and deliver the Agreement and any other agreements contemplated by the Agreement (collectively, the "Other Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Florida (or either of them) to execute and deliver the Agreement and the Other Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement and the Other Agreements have been duly executed and delivered by, and constitute the valid and binding obligation of each of Compass and Compass Florida enforceable against Compass and Compass Florida in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are authorized under the Certificate of Incorporation of Compass, validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person; and, to the best of our knowledge and except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares and are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares;

     (iv) the execution and delivery by Compass and Compass Florida of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Compass Florida,
(b) to the best of our knowledge and except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Florida is a party or by which Compass or Compass Florida or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) to the best of our knowledge and except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Florida or their respective assets or properties;

     (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Florida of the Agreement;

     (vi) to the best of our knowledge, neither Compass nor Compass Florida is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Florida or any agreement, document or instrument under which Compass or Compass Florida is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Florida or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

     (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended, and are listed for inclusion the NASDAQ National Market System.

                                   EXHIBIT G

                  COMPASS FLORIDA REPRESENTATIONS CERTIFICATE

     ___________ ("Compass Florida") hereby represents and warrants to the Company as follows. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger dated ________________ 1997 by and between Compass Bancshares, Inc. and G.S.B. Investments, Inc. (the "Agreement").

     1. Compass Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets, as now owned, leased or operated and to enter into and carry out its obligations under the Agreement.

     2. Compass Florida has full corporate power and authority and no further corporate proceedings on the part of Compass Florida are necessary to execute and deliver the Amendment to Agreement and Plan of Merger dated ___________, 1997 ("Amendment") and to consummate the transactions contemplated thereby, all of which have been duly and validly authorized by Compass Florida's Board of Directors. The Amendment has been duly executed and delivered by Compass Florida and is a duly authorized, valid, legally binding and enforceable obligation of Compass Florida, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass Florida as may be required by statute or regulation. Except as set forth on the Schedule attached hereto, neither the execution, delivery nor performance of the Amendment in its entirety, nor the consummation of all the transactions contemplated thereby, following the receipt of such approvals as may be required from the SEC, the OCC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass Florida.

     3. No representation or warranty by Compass Florida in the Amendment, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of the Amendment, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     IN WITNESS WHEREOF, Compass Florida has executed this Certificate this ____ day of ___________, 1997.



                                 -----------------------------
                                 By:
                                    --------------------------
                                 Its:
                                     -------------------------

                                   EXHIBIT H

                            NONCOMPETITION AGREEMENT

     NONCOMPETITION AGREEMENT, dated _________________, 1997, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass") and
________________________________________________________ ("Director").

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of ________________, 1997 (the "Merger Agreement"), among Compass and G.S.B. Investments, Inc., a Florida corporation (the "Company"), such parties have agreed to the Merger as defined therein;

     WHEREAS, Director is a director and shareholder of the Company and a director of Gainesville State Bank ("Bank");

     WHEREAS, the Merger Agreement requires, as a condition to the closing, that Director execute and deliver this Agreement to Compass; and

     WHEREAS, Director acknowledges that the restrictions against competition and the other agreements set forth in this Agreement have constituted a substantial inducement to Compass to enter into the Merger Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome on Director.

     NOW, THEREFORE, in consideration of the sum of $10.00, and of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

          1.   Definitions.  Terms used but not defined in this Agreement shall
               -----------
have the meanings ascribed to them in the Merger Agreement.

          2.   Noncompetition.
               --------------

          (a) Noncompetition.  Provided that the Merger Agreement is not amended
              --------------
in any manner which decreases the Merger Consideration to be received by the Shareholders, Director agrees that, for a period of twelve months following the Closing, he will not, directly or indirectly as a partner, stockholder, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in Alachua, Clay or Putnam Counties, Florida, which at the Effective Time is conducted by the Bank in such counties, except that this prohibition shall not apply to the ownership of up to 5 percent of the equity of any other entity; or (ii) solicit any person (natural or otherwise) who is a customer of the Bank to do business with any person other than Compass or its affiliates. Director further agrees that, for a period of twelve months following the Closing, he will not, directly or indirectly, in any capacity whatsoever, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in the State of Florida that operates under or uses or identifies itself with the name "GSB," "Gainesville State" or a name substantially similar thereto.

          (b) Restrictions Reasonable.  The restrictions against competition set
              -----------------------
forth above are considered by the parties to be reasonable for the purposes of protecting the value intended to be received by Compass in connection with the transactions contemplated by the Merger Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) Specific Performance.  Director acknowledges that Compass would be
              --------------------
irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Section 2. Accordingly, Director agrees that, in addition to any other remedies available to Compass, Compass shall be entitled to specifically enforce the provisions of this Section. In the event of such a breach, in addition to any other remedies available to Compass, Compass shall be entitled to receive reimbursement for Compass's reasonable attorney's fees and disbursements incurred in enforcing any such provision.

          3.   Miscellaneous.
               -------------

          (a) Entire Agreement.  This Agreement contains every obligation and
              ----------------
understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understanding, warranties or representations other than as expressly provided or referred to herein.

          (b) Governing Law.  This Agreement has been entered into and shall be
              -------------
construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

          (c) Waiver and Amendment.  Any representation, warranty, covenant,
              --------------------
term or condition of this Agreement which may be legally waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by Director and by Compass (by its Chairman and Chief Executive Officer or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extension or amendments on its behalf). No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provision at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

          (d) Assignment.  This Agreement shall inure to the benefit of
                   ----------
Compass and its successors and assigns.

          (e) Notices.  All notices, requests, claims, demands and other
              -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows (or at such other address as a party may specify by notice to the others):

               If to Director, to:

                             -----------------------------------

                             -----------------------------------

                             -----------------------------------

               If to Compass, to:

                    Compass Bancshares, Inc.
                    15 South 20th Street
                    Birmingham, Alabama  35233
                    Attention:  Daniel B. Graves
                                Associate General Counsel

          (f) Severability.  In the event that any one or more of the provisions
              ------------
contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

          (g) Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (h) Section Headings.  The section headings in this Agreement are for
              ----------------
convenience of reference only and shall not be deemed to alter or affect any provision hereof.



     IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.



------------------------------     ----------------------------------
Witness                            ----------------------------------


ATTEST                             COMPASS BANCSHARES, INC.



By:                                By:
   ---------------------------        --------------------------------
Its:                               Its:
    --------------------------         -------------------------------

                                  EXHIBIT H-1



                    NONCOMPETITION AND EMPLOYMENT AGREEMENT

     NONCOMPETITION AND EMPLOYMENT AGREEMENT, dated July ____, 1997, ("Agreement") by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Bank, a Florida banking corporation, ("Compass Bank"), and Carl Walls ("Walls").

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July ___, 1997 (the "Merger Agreement"), among Compass and G.S.B. Investments, Inc., a Florida corporation (the "Company"), such parties have agreed to the Merger as defined therein;

     WHEREAS, Walls is a director and shareholder of the Company and a director and employee of Gainesville State Bank ("Bank");

     WHEREAS, the Merger Agreement requires, as a condition to the closing, that Walls execute and deliver this Agreement to Compass; and

     WHEREAS, Walls acknowledges that the restrictions against competition and the other agreements set forth in this Agreement have constituted a substantial inducement to Compass to enter into the Merger Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome on Walls.

     NOW, THEREFORE, in consideration of the sum of $10.00, and of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

          1.   Definitions.  Terms used but not defined in this Agreement shall
               -----------
have the meanings ascribed to them in the Merger Agreement.

          2.   Noncompetition.
               --------------

          (a) Noncompetition.  Provided the Merger Agreement is not amended in
              --------------
any manner which decreases the Merger Consideration to be received by the Shareholders of the Company, Walls agrees that, from the effective date of the Merger until November 30, 1998, he will not, directly or indirectly, as a partner, stockholder, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others (i) compete for or solicit banking, lending, deposit taking or any other banking or trust services business for or on behalf of any bank or financial institution with a place of business in Alachua, Putnam or Clay County, Florida ("Covered Countries") or own, manage, operate, control or participate in the ownership, management, operation or control of, or work for any bank or other financial institution with a place of business in the Covered Counties, except that this prohibition shall not apply to the ownership of up to 5 percent of the equity of any other entity located in the Covered Counties; (ii) solicit any person (natural or otherwise) who is a customer of the Bank to do business with any bank or financial institution other than Compass or its affiliates or (iii) hire, employ or engage any present or future employee of Compass, it affiliates, the Company or the Bank, without the prior written permission of the Chief Executive Officer of Compass. Walls further agrees that, from the effective date of the Merger until November 30, 1998, he will not, directly or indirectly, in any capacity whatsoever, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in the State of Florida that operates under or uses or identifies itself with the name "GSB," "Gainesville State" or a name substantially similar thereto.

          (b) Restrictions Reasonable.  The restrictions against competition set
              -----------------------
forth above are considered by the parties to be reasonable for the purposes of protecting the value intended to be received by Compass in connection with the transactions contemplated by the Merger Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) Specific Performance.  Walls acknowledges that Compass would be
              --------------------
irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Section 2. Accordingly, Walls agrees that, in addition to any other remedies available to Compass, Compass shall be entitled to specifically enforce the provisions of this Section.

          3.   Employment.
               ----------

          (a) From the effective date of the Merger until November 30, 1998 ("Term"), Compass Bank agrees to employ Walls and Walls agrees to act as City President-Gainesville, under the terms and conditions set forth in this Agreement.

          (b) Compass Bank shall pay Walls an annual base salary of $150,000 per year with merit increases in accordance with Compass Bank's salary administration program based upon performance, which shall be payable in accordance with Compass Bank's customary payroll practices with respect to time and manner of payment. Walls shall also be entitled to participate in Compass Bank's Executive Incentive Plan available to similar employees to the extent of up to 40% of Walls' base annual salary. A representative of Compass Bank has described Compass Bank's Executive Incentive Plan to Walls and Walls has been provided with an outline of its terms.

          (c) Walls will be engaged by Compass Bank in the capacity of City President-Gainesville and will provide such services consistent with such position as may be determined by the Chief Executive Officer and Board of Directors of Compass Bank. Walls will be involved in management decisions regarding the retention and assignment of employees of Compass Bank in Gainesville, Florida. Walls shall devote his full business time and efforts to the performance of his duties hereunder. During the Term, Walls will not serve as an officer or director of any business enterprise other than Compass Bank without the prior approval of the Chief Executive Officer of Compass Bank (except as a director of Atris Technology Services). It is understood that the preceding sentence shall not prohibit Walls from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with his duties as City President-Gainesville. It is further understood that Walls' primary duties will be limited to the Covered Counties and any travel outside of the Covered Counties will entitle Walls to reimbursement in accordance with Compass' or Compass Bank's policy for business related travel.

          (d) During the term, Compass Bank will provide Walls the following additional benefits and privileges:

          (i) continued use of an automobile comparable to the automobile currently leased and provided by the Bank to Walls.

          (ii) payment of dues to the Gainesville Country Club, including the Men's Golf Association dues.

          (iii) participation in Compass Bank's health insurance plan, life insurance plan comparable to that provided to executive officers of Compass Bank, and other benefits as are made generally available to employees of equal title and salary on the same basis as Compass makes such benefits available to Compass Bank's other employees.

          (iv) reimbursement of entertainment expenses consistent with Walls' employment activities.

          (v) support of Walls' continued participation in the Gainesville Area Chamber of Commerce and Council of Economic Outreach.

          (e) If Walls' employment under this Agreement is terminated by Compass Bank for other than death or "good cause", as defined in Section 3(f)(i) hereof, Compass Bank shall within 30 days after such termination, pay (or cause to be paid) the remaining unpaid compensation provided by this Agreement. In the event of the termination of Walls' employment under this Agreement because of Walls' disability, as defined in Section 3(f)(iii) hereof, any payments of disability benefits to Walls under any disability insurance policy or disability benefit plan covering Walls maintained by Compass Bank or its affiliates, as it may exist from time to time, shall be treated as payments by Compass Bank toward satisfaction of its obligations under this Agreement. Such payments shall be paid in accordance with Compass Bank's customary payroll practices with respect to the time and manner of payment. Payments received under medical insurance policies are not counted toward this obligation. If Walls dies, resigns or is terminated for "good cause", Compass Bank shall have no further obligation to Walls under this Agreement or otherwise.

          (f) Walls' employment with Compass Bank shall be terminated upon the occurrence of any one or more of the following events:

          (i) Compass Bank gives written notice of termination for good cause to Walls. For the purposes of this Agreement, "good cause" shall include, without limitation, a willful and material violation of applicable banking laws and regulations; dishonesty; theft; fraud; embezzlement; the commission of a felony or a crime involving moral turpitude; violation of Compass Bank's or the Bank's drug and alcohol policy; willful disregard of lawful instructions of Walls' Compass Bank supervising officers relating to a material matter; or any other material breach of this Agreement or a violation of a Compass policy that applies generally to all employees of Compass and its affiliates which violation would be a basis for termination of an employee by Compass.

          (ii) The death of Walls.

          (iii) The disability of Walls. For purposes of this Agreement, "disability" shall mean a mental or physical condition resulting from an injury or illness which shall render Walls incapable of performing the essential functions of his position with reasonable accommodations from Compass Bank which would trigger payment pursuant to a disability policy or disability benefit plan maintained by Compass Bank.

          (iv) The resignation of Walls, who agrees to provide not less than 60 days prior written notice of his resignation to Compass Bank.

          (g) This Agreement shall terminate upon the announced merger/acquisition of Compass or Compass Bank with any other bank or bank holding company wherein Compass or an affiliate of Compass will not be the surviving company.

          4.   Miscellaneous.
               -------------

          (a) Entire Agreement.  This Agreement contains every obligation and
              ----------------
understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understanding, warranties or representations other than as expressly provided or referred to herein.

          (b) Governing Law; Arbitration.  This Agreement has been entered into
              --------------------------
and shall be construed and enforced in accordance with the laws of the State of Florida. Any and all disputes arising out of or in connection with this Agreement shall be submitted to arbitration, and finally settled, under the Rules of the American Arbitration Association ("AAA") by one arbitrator appointed in accordance with the said Rules. Any such arbitration shall be conducted in Alachua County, Florida. Each party to this Agreement shall be bound by the result of such arbitration. Each party shall bear its own expenses relating to such disputes or disagreements so arbitrated, and the parties hereto shall share equally the fees and charges of the arbitrators for conducting such arbitration. Such arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S) 1 et seq; provided, however, that the substantive law of the State of Florida shall govern any and all such disputes. The parties agree that any action to confirm an arbitration award shall be brought in any competent court in Alachua County, Florida, and that such court may enforce or compel compliance with such award.

          (c) Waiver and Amendment.  Any representation, warranty, covenant,
              --------------------
term or condition of this Agreement which may be legally waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by Walls and by Compass (by its Chairman and Chief Executive Officer or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extension or amendments on its behalf). No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provision at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

          (d) Assignment.  This Agreement shall inure to the benefit of Compass
              ----------
and its affiliates is not subject to assignment (except to an affiliate of Compass) without the written consent of the parties.

          (e) Notices.  All notices, requests, claims, demands and other
              -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows (or at such other address as a party may specify by notice to the others):


               If to Walls, to:

                    Carl Walls
                    6401 Southwest 35th Way
                    Gainesville, Florida  32608

               If to Compass or Compass Bank, to:

                    Compass Bancshares, Inc.
                    15 South 20th Street
                    Birmingham, Alabama  35233
                    Attention:  Daniel B. Graves
                                Associate General Counsel

          (f) Severability.  In the event that any one or more of the provisions
              ------------
contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

          (g) Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (h) Section Headings.  The section headings in this Agreement are for
              ----------------
convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.




                                   -------------------------------------
                                   Carl Walls


                                   COMPASS BANCSHARES, INC.



                                   By:
                                      ----------------------------------
                                   Its:
                                       ---------------------------------
                                   COMPASS BANK



                                   By:
                                      ----------------------------------
                                   Its:
                                       ---------------------------------

                                   EXHIBIT I

                               RELEASE OF CLAIMS

     THIS RELEASE OF CLAIMS ("Release") dated the __ day of ______, 1997, is executed and delivered by the person executing below to G.S.B. Investments, Inc., a ____________ corporation (the "Company"), and Gainesville State Bank, a Florida state bank (the "Bank").

     WHEREAS, Compass Bancshares, Inc. ("Compass") is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of ______________ 1997, by and between Compass and the Company, as amended (the "Agreement"), whereby the Company will be merged with Compass or a wholly-owned subsidiary of Compass; and

     WHEREAS, Compass has required as a condition to such acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against the Company or its subsidiaries, including the Bank ("Subsidiaries");

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

     Section 1. Release. The undersigned hereby RELEASES and FOREVER DISCHARGES the Company and its Subsidiaries from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against the Company or its Subsidiaries, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that the Company and its Subsidiaries shall not be released from any of their respective obligations or liabilities to the undersigned (i) in respect of accrued compensation for wages or salary earned or as otherwise permitted by any written agreement with the Company or its Subsidiaries which is attached hereto as Exhibit A or which has been scheduled and made part of the Agreement; (ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof; and (iii) as to rights of indemnification pursuant to the Articles of Incorporation or Association or Bylaws of the Company and its Subsidiaries or under the Agreement.

     Section 2. Successors. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Company and its Subsidiaries and their respective successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to Florida principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified only by a written instrument executed by the undersigned and the Company and its Subsidiaries.

     IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                              ----------------------------------------------
                              Signature


                              ----------------------------------------------
                              Printed Name



STATE OF FLORIDA          (S)
                                 (S)
COUNTY OF ______________  (S)

     This instrument was acknowledged before me on ________, 1997 by
___________________.


                              ----------------------------------------------
                              Notary Public in and for the State of Florida


                              ----------------------------------------------
                              Notary's Name Typed or Printed

                              My Commission Expires:
                                                    ------------------------

                                   EXHIBIT J

                               RELEASE OF CLAIMS


     THIS RELEASE OF CLAIMS ("Release") dated the ___ day of ____, 1997, is executed and delivered by G.S.B. Investments, Inc., a ________ corporation (the "Company") and Gainesville State Bank, a Florida state bank (the "Bank").

     WHEREAS, the persons listed on Exhibit A attached hereto and made a part hereof constitute the duly elected directors ("Directors") of the Company and the Bank on the date hereof;

     WHEREAS, Compass Bancshares, Inc., a Delaware corporation ("Compass"), is to acquire the Company pursuant to that certain Agreement and Plan of Merger dated as of ______________, 1997 by and between Compass and the Company, as amended ("Agreement"), whereby the Company will be merged with Compass or a wholly-owned subsidiary of Compass; and

     WHEREAS, the Company has required as a condition to such acquisition that the Directors be released of any claims by the Company or the Bank against the Directors;

     NOW, THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bank hereby agree as follows:

     Section 1. Release. The Company and the Bank hereby RELEASE and FOREVER DISCHARGE the Directors from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the Company or the Bank ever had, now have, or hereafter can, shall or may have against the Directors, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that no Director shall be released from (i) any action arising from fraud in connection with the transactions contemplated by the Agreement or otherwise, or (ii) his or her obligations or liabilities to the Company or the Bank in connection with any indebtedness or any contractual obligation or liability of such Director to the Company or the Bank existing on the date hereof.

     Section 2. Successors. This Release shall be binding upon the Company, and the Bank and their respective successors and assigns and shall inure to the benefit of the Directors and their respective heirs, devisees, administrators, executors, successors and assigns.

     Section 3. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to Florida principles of conflicts of law.

     Section 4. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     Section 5. Modification. This Release may be modified as to any Director only by a written instrument executed by the undersigned and such Director.

     IN WITNESS WHEREOF, the Company and the Bank have executed this Release effective as of the date first above written.


                         G.S.B. INVESTMENTS, INC.


                         By:
                            ---------------------------------------

                         Name:
                              -------------------------------------

                         Title:
                               ------------------------------------


                         GAINESVILLE STATE BANK


                         By:
                            ---------------------------------------

                         Name:
                              -------------------------------------

                         Title:
                               ------------------------------------


STATE OF FLORIDA         (S)
                               (S)
COUNTY OF _____________  (S)

     This instrument was acknowledged before me on ____________, 1997 by ____________________, the ________________ of G.S.B. Investments, Inc.


                              ----------------------------------------------
                              Notary Public in and for the State of Florida


                              ----------------------------------------------
                              Notary's Name Typed or Printed

                              My Commission Expires:
                                                    ------------------------

STATE OF FLORIDA            (S)
                                  (S)
COUNTY OF ________________  (S)

     This instrument was acknowledged before me on ____________, 1997 by ____________________, the ________________ of Gainesville State Bank, a Florida
state bank.


                              ------------------------------------------------
                              Notary Public in and for the State of Florida


                              ------------------------------------------------
                              Notary's Name Typed or Printed

                              My Commission Expires:
                                                    -------------------------

                                   Exhibit A

                                   Directors

                                   EXHIBIT K

              G.S.B. INVESTMENTS, INC. SHAREHOLDER REPRESENTATION

    THIS REPRESENTATION, made on the ____ day of ____________________, 1997 by
_____________________________________.

    WHEREAS, G.S.B Investments, Inc. (the "Company") has entered into an Agreement and Plan of Merger by and among Compass Bancshares, Inc. (collectively, "Compass"), and the Company dated _____________________, 1997 ("Agreement");

    WHEREAS, Pursuant to Section 3.29(b) of the Agreement, the Company is required to use its best efforts to obtain from holders of the Company's capital stock who receive 50% or more of the shares of Compass Common Stock to be received pursuant to the Merger ("Compass Shares"), a representation that they have no plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger, and Section 7.2(i) of the Agreement includes a condition to the consummation of the Merger that Compass shall have received such representation from holders receiving at least 45% of the Merger Consideration; and

    WHEREAS, the undersigned owns shares of Company Common Stock and will be entitled to receive shares of Compass Common Stock as Merger Consideration as determined pursuant to Section 1.6 of the Agreement.

    NOW, THEREFORE, the undersigned hereby represents and certifies that:

    1.   He/she/they own(s) ________ shares of Company Common Stock; and

    2. He/she/they has/have no plan or intention to sell or otherwise dispose of the shares of Compass Common Stock to be received as Merger Consideration pursuant to the Merger.

NOTE: The capitalized terms used herein shall have the similar meaning as defined in the Agreement, unless otherwise defined herein to the contrary. Please be advised, if shares are held jointly, the signature of both shareholders is required.


------------------------------        ----------------------------------
Signature of Individual               Corporation or Other Entity

                                      By
------------------------------          --------------------------------
Type or Print Name
                                      Its
                                         -------------------------------
------------------------------
Joint Owner (if applicable)           ----------------------------------
                                      Type or Print Name
------------------------------
Type or Print Name                    ----------------------------------
                                      Type or Print Title

                                   EXHIBIT L

                   AGREEMENT REGARDING CONVERTIBLE SECURITIES


     This Agreement Regarding Convertible Securities (this "Agreement") is entered into as of this ____ day of ___________, 1997 between Compass Bancshares, Inc. ("Compass") and _______ ("Holder").

     WHEREAS, Compass and G.S.B. Investments, Inc. (the "Company") entered into an Agreement and Plan of Merger dated as of _______________, 1997 ("Merger Agreement") pursuant to which the Company will be merged with and into Compass or an existing or to-be-formed subsidiary of Compass;

     WHEREAS, the Holder and the Company entered into that certain Incentive Stock Option Agreement for shares of common stock, par value ___ per share of the Company ("Company Common Stock") dated _____________, 19___ (the "Option Agreement");

     WHEREAS, Compass has required as a condition to entering into the Merger Agreement that the Holder enter into this Agreement within 30 days of the date of the Merger Agreement;

     WHEREAS, Compass desires to purchase and the Holder desires to sell, assign and transfer to Compass the Option Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Purchase. The Holder agrees to refrain from exercising any rights
          --------
under the Option Agreement until the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement, or (iii) the expiration of the Option Agreement. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in the Merger Agreement) Compass shall purchase and the Holder shall sell, assign, and transfer to Compass the Option Agreement, including without limitation, all rights to purchase shares of Company Common Stock he or she may have under the Option Agreement (the "Purchase").

     2.   Purchase Price.  At the Effective Time, Compass shall pay to the
          --------------
Holder a number of shares of Compass Common Stock determined by subtracting the Exercise Price Per Share from the Selling Price Per Share and dividing that difference by the Share Determination Market Value per share of Compass Common Stock and multiplied by the number of Option Shares ("Purchase Price"). In lieu of issuing any fractional share, the Holder shall be paid an amount in cash equal to the fractional share times the Share Determination Market Value.

     3.   Representation and Warranties.   The Holder hereby makes the following
          -----------------------------
representations and warranties to Compass:

          (a) Ownership.  The Holder is and will be at the Effective Time the
              ---------
record and beneficial owner and holder of, and have, and at the Effective Time will have, good, valid and indefeasible record and beneficial title to, the Option Agreement and the rights and benefits thereunder, free and clear of any adverse claim of any other person, including without limitation any Encumbrance.

          (b) Authority.  The Holder has the absolute and unrestricted right,
              ---------
power, authority and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of his obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Holder, and no other proceedings on the part of the Holder are necessary to authorize the execution and delivery of this Agreement, the performance of his obligations hereunder, or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Holder, and this Agreement constitutes the legal, valid and binding agreement of the Holder enforceable against the Holder in accordance with its terms.

          (c) Consents and Approvals; No Violation.  No filing or registration
              ------------------------------------
with, no notices to and no governmental authorization, consent or approval of any governmental authority, creditor or other person in a contractual relationship with the Holder, is necessary in connection with the Holder's execution and delivery of this Agreement, the performance of his obligations hereunder, or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Holder with any of the provisions hereof will, as of the Effective Time, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Holder is a party or by which the Holder or any of his respective properties or assets may be bound, or (ii) violate or conflict with any provision of any legal requirement binding upon the Holder.

     4.   Conditions to the Purchase.
          --------------------------

          (a) The respective obligations of each party to effect the Purchase are subject to the satisfaction or waiver of the following conditions:

               (i) the receipt of regulatory approvals and the expiration of any applicable waiting period with respect thereto;

               (ii) the Purchase will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction; and

               (iii) the consummation of the Merger occurring simultaneously with the Purchase.

          (b) The obligations of Compass to effect the Purchase are subject to the satisfaction or waiver of the following conditions:

               (i) the receipt or regulatory approvals which approvals shall not have imposed any condition or requirement which would adversely impact the economic or business benefits of the transactions contemplated by this Agreement and the Merger Agreement or otherwise would be so burdensome as to render inadvisable the consummation of the Purchase and the Merger;

               (ii) all representations and warranties of the Holder shall be true and correct in all respects as of the date hereof and at as of the Effective Time, with the same force and effect as though made on and as of the Effective Time;

               (iii) the Holder shall have performed in all respects all obligations and agreements and in all respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by him prior to the Effective Time;

               (iv) the Holder shall, pursuant to an instrument of assignment, have transferred all of his rights to exercise the option granted by the Option Agreement for shares of Company Common Stock of any class he may have under the Option Agreement, free and clear of all Encumbrances. No claim shall have been filed, made or threatened by any person asserting that he or it is entitled to any part of the Purchase Price; and

          (v) the Holder shall have delivered to Compass a certificate dated the Effective Time certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 4(b)(ii) and (iii).

          (c) The obligations of the Holder to effect the Purchase are subject to the satisfaction or waiver of the condition that Compass shall have delivered the Purchase Price to the Holder at the Effective Time.

     5.   Indemnification.  The Holder unconditionally, absolutely and
          ---------------
irrevocably agrees to and shall defend, indemnify and hold harmless the Company, Compass, and each of the Company's and Compass' subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (the Company, Compass and such persons are collectively referred to as "Compass' Indemnified Persons") from and against, and shall reimburse Compass' Indemnified Persons for, each and every Loss, directly or indirectly, relating to, resulting from or arising out of, any inaccuracy in any representation or warranty of the Holder under this Agreement, or any agreement, certificate or other document delivered or to be delivered by the Holder pursuant to this Agreement, whether or not Compass' Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Holders under this Agreement or any agreement or document delivered pursuant hereto.

     6.   Definitions.  For purposes of this Agreement, the terms set forth
          -----------
below have the following definitions:

          (a) "Option Shares" means the ______ shares of Company Common Stock that, at the Effective Time, but for this Agreement, could be acquired upon the exercise of the Option Agreement, less those Options exercised prior to the Effective Time.

          (b) "Aggregate Dollar Value" is a number equal to (i) the aggregate number of shares of Compass Common Stock issuable to the shareholders of the Company pursuant to Section 1.6 of the Merger Agreement (inclusive of the shares of Compass Common Stock issuable to the Holder and the Other Holders) times (ii) the Share Determination Market Value.

          (c) "Selling Price Per Share" is a number equal to the sum of (i) the Exercise Price Per Share times the Option Shares plus the Other Option Shares, plus (ii) the Aggregate Dollar Value, and divide that sum by the Fully Diluted Shares Outstanding.

          (d) "Fully Diluted Shares Outstanding" means a number equal to the number of shares of Company Common Stock issued and outstanding plus the number and class of shares of Company Common Stock that may be acquired upon exercise or conversion of any warrant, option, convertible debenture, phantom stock share, or other security entitling the holder thereof to acquire shares of Company Common Stock or compensation in respect of shares of Company Common Stock which is in effect or outstanding prior to the Effective Time, including the Option Shares and the Other Option Shares.

          (e) "Exercise Price Per Share" means $_____.

          (f) "Other Option Shares" means the _______ shares of Company Common Stock that, at the Effective Time, but for the agreements comparable to this Agreement could be acquired by the other parties to (collectively the "Other Holders") those certain Incentive Stock Option Agreements dated __________, 199____ between such individuals and the Company ("Other Option Agreements").

          (g) "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

          (h) "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

          (i) "Loss" means any loss, damage, injury, harm, detriment, decline in value, lost opportunity, Liability, exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

          (j) "Proceeding" means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or any arbitrator.

          (k) "Share Determination Market Value" means the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the 20 days of trading preceding the 10th business day prior to the Effective Time.

Other defined terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     7.   Termination.  In the event that the Merger Agreement is terminated,
          -----------
this Agreement shall automatically terminate and shall no longer have any force or effect.

     8.   Miscellaneous.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Florida This Agreement may not be amended or modified except in a writing executed by all of the parties hereto. This Agreement may be executed in multiple counterparts, each of which when delivered shall constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned set their hands effective as of the day first written above.


                              COMPASS BANCSHARES, INC.


                              By:
                                 ---------------------------------
                              Name:
                                   -------------------------------
                              Title:
                                    ------------------------------


                              "HOLDER"



                              ------------------------------------

                              ------------------------------------
                              Printed Name


     G.S.B. Investments, Inc. hereby joins in this Agreement for the purpose of consenting to the proposed assignment of the Option Agreement to Compass.

                              G.S.B. INVESTMENTS, INC.


                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------

                                                                      APPENDIX B

                        FLORIDA BUSINESS CORPORATION ACT


607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302  RIGHT OF SHAREHOLDERS TO DISSENT. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)  Consummation of a plan of merger to which the corporation is a party:

     1.   If the shareholder is entitled to vote on the merger, or

     2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

     1. Altering or abolishing any preemptive rights attached to any of his shares;

     2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

     3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

     4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

     5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

     6. Reducing the stated dividend preference of any of his preferred shares; or

     7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


607.1320  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. --

(1)(a)  If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

     2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
     (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a)  Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after the final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefore or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX C

           [Letterhead of Alex Sheshunoff & Co., Investment Banking]



                                 June 26, 1997


Board of Directors
G.S.B. Investments, Inc.
2814 South West 34th Street
Gainesville, Florida 32608


Members of the Board:


We understand that G.S.B. Investments, Inc., ( "GSBI" ), Gainesville, Florida, a Florida corporation and Compass Bancshares, Inc., ( "Compass"), Birmingham, Alabama, a Delaware corporation have entered into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for the merger (the "Merger") of GSBI with and into an existing or to be formed subsidiary ("Compass Florida") of Compass and to cause GSBI's wholly owned subsidiary the Gainesville State Bank ( the "Bank") to merge into Compass Bank, a Florida banking corporation and wholly owned subsidiary of Compass.

Pursuant to the Agreement at the Effective Time (as defined in the "Agreement"), each share of GSBI Common Stock, $.10 par value per share ("Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in the Agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the "Merger Consideration" equal to the quotient of 1,650,000 shares of Compass common stock, $2.00 par value per share ("Compass Common Stock") less such number of shares of Compass Common Stock ("Option Shares") issued to the holders of outstanding GSBI warrants, options, rights, convertible debentures, phantom shares or other securities entitling the holder thereof to acquire Shares or compensation in respect of Shares (collectively "Convertible Securities") divided by the Common Shares Outstanding.

You have requested our opinion, as an independent financial advisor, as to whether the consideration to be received by GSBI's Common Shareholders is fair from a financial point of view to the holders of GSBI's RCB's Common Stock as of the date hereof.

In connection with our opinion, we have: (i) reviewed a draft copy of the Agreement and exhibits thereto; (ii) reviewed certain publicly available financial statements including audited financial statements as of December 31, 1996 and 1995, and unaudited interim financial statements as of March 31, 1997 filed with the Securities and Exchange Commission by Compass; (iii) reviewed certain financial statements including audited financial statements as of December 31, 1996 and 1995, and unaudited interim financial statements as of May 31, 1997 for GSBI; (iv) reviewed certain unaudited internal financial statements and other financial and operating data concerning GSBI; (v) analyzed certain financial projections of GSBI prepared by the management of GSBI; (vi) discussed certain aspects of the past and current business operations, financial condition and future prospects of GSBI with certain members of its management; (vii) compared Compass and GSBI from a financial point of view with certain other companies which we deemed to be relevant; (viii) compared the trading prices and activity of Compass' and GSBI's common stock with that of other publicly trading companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (x) reviewed the market prices and historical trading activity of Compass; and (xi) performed such other analyses and examinations as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of GSBI, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of management of GSBI as to the future financial performance of GSBI. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to Compass, we relied solely upon publicly available data regarding Compass' financial condition and performance. We did not meet with or discuss this publicly available information with the
management of Compass.   We did not conduct any independent evaluation or
appraisal of the assets, liabilities or business prospects of Compass, we were not furnished with any evaluations or appraisals, and we did not review any individual credit files of Compass. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness, from a financial point of view, to the holders of GSBI common stock of the Merger Consideration received as stated in the Merger Agreement and does not address GSBI's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of GSBI and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by GSBI with the Securities and Exchange Commission with respect to the Merger.

Based on the foregoing and such other matters we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of GSBI common stock.



                              Very truly yours,


                              /s/ Alex Sheshunoff & Co.
                              Investment Banking


                              ALEX SHESHUNOFF & CO.
                              INVESTMENT BANKING

                                  PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:   Indemnification of Directors and Officers.
--------   -----------------------------------------

Section 17 of Article V of Compass' By-Laws provides in part as follows:

          Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to become a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Board of Directors in accordance with the provisions of said General Corporation Law, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Under Section 145 of the Delaware General Corporation Law (the "DGCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

In addition, Article 8 of Compass' Restated Certificate of Incorporation, as amended, provides:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty of such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this
     Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This provision is identical to, and is authorized by, 1986 amendments to the DGCL, Section 102(b)(7).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Compass pursuant to the foregoing provisions, or otherwise, Compass has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Compass of expenses incurred or paid by a director, officer or controlling person of Compass in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Compass will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21:  Exhibits and Financial Statement Schedules.
--------  -------------------------------------------

  An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22:  Undertakings.
--------  ------------


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned Registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 17, 1997.


                               COMPASS BANCSHARES, INC.



                               By:       *
                                  ----------------------------------
                               D. Paul Jones, Jr.
                               Chairman, Chief Executive Officer and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 17, 1997.



          SIGNATURE                      TITLE
          ---------                      -----


           *               Chairman, Chief Executive Officer (Principal
----------------------     Executive Officer), Treasurer & Director
(D. Paul Jones, Jr.)


          *                Chief Financial Officer (Principal Financial
----------------------     Officer)
(Garrett R. Hegel)

          *                Chief Accounting Officer (Principal Accounting
----------------------     Officer)
(Michael A. Bean)

          *                Director
----------------------
(Charles W. Daniel)

          *                Director
----------------------
(W. Eugene Davenport)


                           Director
----------------------
(Jack C. Demetree)

          *                Director
----------------------
(Marshall Durbin, Jr.)

          *                Director
----------------------
(Tranum Fitzpatrick)

          SIGNATURE                     TITLE
          ---------                     -----


              *                 Director
---------------------------
(George W. Hansberry, M.D.)

              *                 Director
---------------------------
(John S. Stein)

                                Director
---------------------------
(Robert J. Wright)


______________

* Daniel B. Graves hereby signs this Registration Statement on Form S-4 on October 17, 1997 behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herein.



/s/ Daniel B. Graves
---------------------------------
Daniel B. Graves, Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT NUMBER      DESCRIPTION OF EXHIBIT
--------------      ----------------------


2 Agreement and Plan of Merger by and between Compass Bancshares, Inc. and G.S.B. Investments, Inc., dated as of July 8, 1997 (included as Appendix A to the Proxy Statement/Prospectus in Part I of this Registration Statement)

*3(a) Restated Certificate of Incorporation of the Registrant dated May 17, 1982 (Filed with the December 31, 1982 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*3(b) Certificate of Amendment dated May 20, 1986 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to Registration Statement on Form S-4 Registration No. 33-46086, and incorporated herein by reference) (File No. 0-6032)

*3(c) Certificate of Amendment dated May 15, 1987 to Restated Certificate of Incorporation of the Registrant (filed as
                    Exhibit 3.1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33-10797 and incorporated herein by reference) (File No. 0-
                    6032)

*3(d) Certificate of Amendment dated November 8, 1993 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3(d) to Registration Statement on Form S-4 Registration No. 33-51919 and incorporated herein by reference) (File No. 0-6032)

*3(e) Certificate of Amendment, dated September 19, 1994, to the Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.5 to Registration Statement on Form S-4 Registration No. 33-55899, and incorporated herein by reference) (File No. 0-6032)

*3(f) Bylaws of the Registrant (Amended and Restated as of March 15, 1982) (Filed with the December 31, 1982 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

5 Opinion and consent of Jerry W. Powell, Esquire, as to the legality of the securities being registered

8 Opinion and consent of Balch & Bingham LLP regarding tax matters

*10(a) Compass Bancshares, Inc., 1982 Long Term Incentive Plan (filed as Exhibit 1 to the Company's Registration Statement on Form S-8 filed June 15, 1983, with the Commission).

*10(b) Compass Bancshares, Inc. 1989 Long Term Incentive Plan (filed as Exhibit 28 to Registration Statement on Form S-8 filed February 21, 1991 and incorporated herein by reference) (File No. 0-6032)

*10(c) Compass Bancshares, Inc. 1996 Long Term Incentive Plan (filed as Exhibit 4(g) to the Registration Statement on Form S-8, Registration No. 333-15117, filed October 30, 1996 and incorporated herein by reference) (File No. 0-6032)

*10(d) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and D. Paul Jones, Jr. (filed as
                    Exhibit 10(d) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032).

*10(e) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Jerry W. Powell (filed as
                    Exhibit 10(e) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(f) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Garrett R. Hegel (filed as
                    Exhibit 10(f) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(g) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Byrd Williams (filed as Exhibit 10(g) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(h) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Charles E. McMahen (filed as
                    Exhibit 10(h) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(i) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and G. Ray Stone (filed as Exhibit 10(i) to the Registration Statement on Form S-4, Registration No. 333-15373, filed November 1, 1996 and incorporated herein by reference) (File No. 0-6032)

*13(a) The Registrant's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6032)

*13(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 06032)

*13(c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 06032)

21                  List of Subsidiaries of Compass Bancshares, Inc.

23(a)               Consent of KPMG Peat Marwick LLP, Independent Certified
                    Public Accountants

23(b)               Consent of KPMG Peat Marwick LLP, Independent Certified
                    Public Accountants

23(c)               Consent of Balch & Bingham (included in the opinion in
                    Exhibit 8)

24(a)               Power of Attorney

24(b)               Compass Board of Directors Resolutions

99(a)               Notice of Special Meeting of Shareholders of G.S.B.
                    Investments, Inc.

99(b)               President's letter to Shareholders of G.S.B. Investments,
                    Inc.

99(c)               Form of Proxy


___________________________
*Incorporated by reference